AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1997
                                                      REGISTRATION NO. 333-31617

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                      INNOVATIVE VALVE TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               5085, 7699                            76-0530346
      (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBERS)             IDENTIFICATION NUMBER)

                        14900 WOODHAM DRIVE, SUITE A-125
                              HOUSTON, TEXAS 77073
                                 (281) 821-9407
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               WILLIAM E. HAYNES
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      INNOVATIVE VALVE TECHNOLOGIES, INC.
                        14900 WOODHAM DRIVE, SUITE A-125
                              HOUSTON, TEXAS 77073
                                 (281) 821-9407
                              FAX: (281) 821-1123
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:
         JAMES L. LEADER, ESQ.                    STEPHEN P. FARRELL, ESQ.
         BAKER & BOTTS, L.L.P.                   MORGAN, LEWIS & BOCKIUS LLP
          3000 ONE SHELL PLAZA                         101 PARK AVENUE
       HOUSTON, TEXAS 77002-4995                NEW YORK, NEW YORK 10178-0060
             (713) 229-1234                            (212) 309-6000
          FAX: (713) 229-1522                        FAX: (212) 309-6273

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                 SUBJECT TO COMPLETION, DATED OCTOBER 17, 1997

                                3,350,000 SHARES

                               [LOGO] INVATEC(TM)
                      Innovative Valve Technologies, Inc.

                                  COMMON STOCK
                               ------------------
     ALL OF THE SHARES OF COMMON STOCK, $.001 PAR VALUE PER SHARE ("COMMON STOCK"), OFFERED HEREBY ARE BEING SOLD BY INNOVATIVE VALVE TECHNOLOGIES, INC. ("INVATEC").

     PRIOR TO THIS OFFERING (THIS "OFFERING"), THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $11.00 AND $13.00 PER SHARE. SEE "UNDERWRITING" FOR A DISCUSSION OF THE FACTORS INVATEC AND THE UNDERWRITERS WILL CONSIDER IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "IVTC."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A
DISCUSSION OF CERTAIN FACTORS PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

================================================================================
                               PRICE TO        UNDERWRITING       PROCEEDS TO
                                PUBLIC          DISCOUNT(1)       COMPANY(2)
--------------------------------------------------------------------------------
PER SHARE..............          $                 $                 $
TOTAL(3)...............       $                 $                 $
================================================================================
(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) BEFORE DEDUCTING OFFERING EXPENSES PAYABLE BY INVATEC, ESTIMATED AT $2,000,000.

(3) INVATEC HAS GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 502,500 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNT AND PROCEEDS TO COMPANY WILL BE
     $         , $         AND $         , RESPECTIVELY. SEE "UNDERWRITING."

                            ------------------------

     THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT
THE OFFICE OF NATIONSBANC MONTGOMERY SECURITIES, INC. ON OR ABOUT              ,
1997.

NATIONSBANC MONTGOMERY SECURITIES, INC.                              FURMAN SELZ

                                           , 1997

                               [LOGO] INVATEC(TM)
                      Innovative Valve Technologies, Inc.

     Invatec was formed in 1997 to create the leading single-source provider of comprehensive maintenance, repair, replacement and value-added distribution services for industrial valves and related process-system components throughout North America. The Company intends to be a leader in the consolidation of the highly fragmented repair and distribution sectors of the North American industrial valve industry by continuing to execute its aggressive acquisition strategy and to implement its national operating program designed to increase internal growth, market share and profitability. Immediately after this Offering closes, Invatec will have combined seven businesses with 32 locations whose revenues totaled approximately $76.2 million on a pro forma combined basis during fiscal 1996.

            [Graphic: Photograph of numerous installed gate valves.]

     Certain persons participating in this Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

ON-SITE REPAIR SERVICES

          [Graphic: Photograph of a process-system unit in operation.]

Invatec's trained crews are available to perform emergency and scheduled on-site repair of valves and process-system components. For large-scale plant turnarounds, Invatec uses its fleet of twenty-eight mobile machine shops to perform work at customers' facilities.

NEW PRODUCT AND VALUE-ADDED DISTRIBUTION

    [Graphic: Photograph of assorted valves and related parts in inventory.

Invatec's facilities maintain inventories of new valves and process-system components. Many of these products are assembled, tested and certified by Invatec technicians and can be customized to meet individual customer needs and application requirements.

ON-LINE REPAIR SERVICES

[Graphic: Photograph of technician using hand-held tools in on-line valve repair operations with the SafeSeal system.]

Invatec uses proprietary technology to repair leaking valve packings and performs other repairs while a process system is on-line, thereby eliminating the costs associated with product leakage and plant downtime.

IN-SHOP REPAIR SERVICES

   [Graphic: Photograph of Invatec technician performing in-shop repair on a valve.]

Invatec's seventeen repair centers are fully equipped to assemble, repair and customize valves and related process-system components.

Invatec serves customers in the United States and Canada through 32 sales and service offices. Its broad geographic presence, along with a comprehensive offering of repair and value-added distribution services, enables Invatec to serve large regional and national customers effectively.

     [Graphic: Map of North America showing the locations of the Company's facilities.]

* INVATEC CORPORATE OFFICE
  Houston, Texas

* The Safe Seal Company, Inc.
  Houston, Texas
  Founded in 1991

* Plant Specialties, Inc.
  Sulphur, Louisiana
  Founded in 1972

* Harley Industries, Inc.
  Tulsa, Oklahoma
  Founded in 1937

* ICE/VARCO
  Pittsburgh, Pennsylvania
  Founded in 1981

* GSV, Inc.
  Tampa, Florida
  Founded in 1921

* Steam Supply/Flickinger Company
  Seattle, Washington
  Founded in 1915

* Southern Valve Service, Inc.
  Mobile, Alabama
  Founded in 1984

                               PROSPECTUS SUMMARY

     THE OFFERING MADE HEREBY (THIS "OFFERING") WILL CLOSE CONCURRENTLY WITH, AND IS CONDITIONED ON, INVATEC ACQUIRING SOUTHERN VALVE SERVICE, INC. (TOGETHER WITH A RELATED ENTITY, "SVS") AND INDUSTRIAL CONTROLS & EQUIPMENT, INC. (TOGETHER WITH THREE RELATED ENTITIES, "ICE/VARCO") AND COMPLETING A MERGER IN WHICH THE SAFE SEAL COMPANY, INC. ("SSI") WILL BECOME ITS SUBSIDIARY (THE
"SSI MERGER"). DURING 1997, INVATEC HAS PURCHASED STEAM SUPPLY & RUBBER CO., INC. (TOGETHER WITH THREE RELATED ENTITIES, "STEAM SUPPLY") (JULY) AND SSI HAS PURCHASED HARLEY INDUSTRIES, INC. ("HARLEY") (JANUARY), GSV, INC. ("GSV") (MARCH) AND PLANT SPECIALTIES INC. ("PLANT SPECIALTIES") (JUNE) (COLLECTIVELY THESE SEVEN ACQUIRED BUSINESSES ARE SOMETIMES REFERRED TO AS THE "ACQUIRED BUSINESSES"). SSI AND ITS SUBSIDIARIES ARE AFFILIATES OF INVATEC. UNLESS OTHERWISE INDICATED BY THE CONTEXT, REFERENCES HEREIN TO (i) "INVATEC" MEAN INNOVATIVE VALVE TECHNOLOGIES, INC., (ii) THE "COMPANY" MEAN INVATEC AND THE ACQUIRED BUSINESSES AND (iii) A "FISCAL YEAR" MEAN A YEAR ENDED DECEMBER 31
FOR THE COMPANY AND TWO ACQUIRED BUSINESSES, A YEAR ENDED OCTOBER 31 FOR FOUR ACQUIRED BUSINESSES AND A YEAR ENDED SEPTEMBER 30 FOR ONE ACQUIRED BUSINESS. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED BY THE CONTEXT, THE INFORMATION IN THIS PROSPECTUS (i) GIVES EFFECT TO (a) THE TRANSACTIONS REFERRED TO ABOVE (THE "ACQUISITIONS") AND (b) REVERSE STOCK SPLITS OF THE OUTSTANDING COMMON STOCK
AND THE OUTSTANDING SSI COMMON STOCK EFFECTED IN CONNECTION WITH THIS OFFERING AND (ii) ASSUMES THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION. THE NUMBER OF SHARES OF COMMON STOCK INVATEC WILL ISSUE IN THE ACQUISITION OF SVS AND THE SSI MERGER AND IN THE REPAYMENT OF CERTAIN INDEBTEDNESS AND FEES WILL DEPEND ON THE INITIAL PUBLIC OFFERING PRICE OF THE COMMON STOCK IN THIS OFFERING. ACCORDINGLY, THE DISCLOSURES HEREIN RELATING TO THOSE SHARES ARE ESTIMATED ON THE BASIS OF AN ASSUMED INITIAL PUBLIC OFFERING PRICE OF $12.00 PER SHARE (THE MIDPOINT OF THE ESTIMATED INITIAL PUBLIC OFFERING PRICE RANGE).

                                  THE COMPANY

     Invatec was formed in March 1997 to create the leading single-source provider of comprehensive maintenance, repair, replacement and value-added distribution services for industrial valves and related process-system components (collectively, "repair and distribution services") throughout North America. Industrial valves are used in petrochemical and chemical plants, petroleum refineries, pulp and paper mills, electric and other utilities and other industrial process facilities to direct and regulate the flow of feedstocks, intermediates, products and fuels in process systems. The Company intends to be a leader in the consolidation of the highly fragmented repair and distribution sectors of the North American industrial valve industry by continuing to execute its aggressive acquisition strategy and to implement its national operating program designed to increase internal growth, market share and profitability. Based on available market data, the Company believes there are approximately 1,200 independent companies in these sectors, most of which are small businesses operating in single geographic areas in proximity to their customers. Immediately after this Offering closes, Invatec will have combined seven businesses with 32 locations whose revenues totaled approximately $76.2 million on a pro forma combined basis during fiscal 1996.

     Three broad sectors comprise the industrial valve industry: (i) manufacturing; (ii) distribution; and (iii) repair services. On the basis of available industry data and management's assessments, the Company believes that the distribution and repair sectors of the industrial valve industry represent a current worldwide annual market in excess of $20.6 billion, of which North America accounts for approximately $9.2 billion, including approximately $3.7 billion attributable to repair services and $5.5 billion attributable to distribution and related services. A recent industry study estimates that over 650 million industrial valves currently are installed in North America, including more than 140 million rising steam valves ("RSVs") in various process industries. This study also estimates that more than 370 million RSVs are in use worldwide. The Company believes substantially every RSV experiences at least one leak during its operational life and estimates that between 4 million and 7 million of the RSVs installed in North America are leaking at a rate requiring repair or replacement at any one point in time.

     Many of the Company's customers are large Fortune 500 industrial companies and large utilities, including Amoco, Chevron, Florida Power Corporation, Dow Chemical, DuPont and Union Carbide. The

Company provides both on-line and off-line repair services for valves and other process-system components. An on-line repair enables the valve and other process-system components to continue to operate under pressure while the repair is performed and an off-line repair requires the temporary removal of the damaged valve or other process-system components. The Company performs off-line repairs both at the customer's plant and in the Company's repair facilities, depending on the size and nature of the repair. In addition to its repair business, Invatec also engages in value-added distribution services, which include (i) assembly of new valves, actuators and other components into packaged systems for sale, (ii) rebuilding of previously used valves (other than safety relief valves) to their original specifications for sale and (iii) testing and certification of new and rebuilt valves and systems in accordance with the specifications of its customers and manufacturers and applicable industry standards. The Company also distributes a variety of other valves and related parts and process-system components directly to end users and to other valve service companies.

     The Company believes demand for its products and services is driven by (i) an overall increase in customer outsourcing of maintenance and repair work for industrial valves, (ii) more restrictive fugitive emissions standards mandated by recent changes in government regulations, such as the Clean Air Act, as amended in 1990, (iii) the large existing population of aged valves resulting from many industrial companies lengthening the period of time between comprehensive maintenance projects (or "turnarounds") and delaying construction of new plant facilities and other capital improvements and (iv) a general trend among industrial companies to reduce the number of distributors and service providers they utilize and are required to monitor. The Company believes it is well positioned to meet the growing demand of its customers for outsourced repair and value-added distribution services for industrial valves and other process-system components. The Company's combination of its repair and distribution services capabilities will allow it to become a single-source provider of these services. The Company believes this combination will (i) promote internal economies of scale, (ii) provide the Company with valuable information that can be used to expand its future repair services revenue base and (iii) better equip the Company to respond to problems associated with the repair and upgrading of its customers' process-system valves and other components.

     The Company believes significant opportunities are available in the repair and distribution services sectors of its industry to a well capitalized, national company employing professionally trained service technicians and machinists and providing a full complement of on-line, on-site and in-shop repair services and value-added distribution services. It also believes the fragmented nature of its industry will provide it with significant opportunities to consolidate the capabilities and resources of a large number of existing repair and distribution services businesses.

BUSINESS STRATEGY

     The Company intends to become the leading North American provider of comprehensive repair and distribution services by emphasizing growth through acquisitions of other repair and distribution services businesses and implementing a national operating strategy aimed at increasing internal growth and market share and enhancing profitability. The Company's growth strategy will focus on capitalizing on certain trends in its targeted industries, including increased outsourcing, increased focus on reducing economic losses attributable to leaking valves and increased regulatory requirements applicable to process-system facilities.

     GROWTH THROUGH ACQUISITIONS. The Company intends to continue the aggressive acquisition program initiated by SSI to enter new geographic markets. The Company also intends to pursue acquisitions within its existing markets as a primary means of expanding its repair and distribution services capabilities within those markets and as a means for gaining access to new process-industry customers, specialized services, new products or other strategic synergies.

     IMPLEMENTATION OF A NATIONAL OPERATING STRATEGY. The principal elements of the Company's operating strategy are:

      o CROSS-SELLING REPAIR AND DISTRIBUTION SERVICES. The Acquired Businesses currently provide their respective customers with differing levels of repair services and distribution services. By offering a full line of services through most of its locations, the Company believes it can capitalize on the outsourcing trend in its targeted industries and position itself as the repair services provider and valve and related parts supplier of choice for its customers.

      o INCREASING INTERNAL GROWTH THROUGH TECHNOLOGY ROLL-OUT. The Company uses its proprietary SafeSeal(TM) system to perform on-line repairs of RSVs leaking as a result of the deterioration of their stem-packing materials. The Company believes the SafeSeal(TM) system represents a significant improvement over traditional valve packing restoration methods. This technology offers customers the ability to (i) substantially reduce or eliminate lost feedstock, product and fuel costs attributable to leaking valve packing, (ii) safely bring leaking valves into compliance with applicable emission standards without having to undertake a shutdown and (iii) establish an effective, on-line means of remediating any further packing-related leaks. The Company believes the Acquired Businesses and other businesses acquired in the future will serve as a platform to roll out this technology to many of their existing and prospective process-industry customers in existing and new markets.

      o CAPITALIZING ON GEOGRAPHIC DIVERSITY. The Company believes it will enhance its relationships with customers and OEMs and generate substantial opportunities for new business by providing repair and distribution services on a comprehensive basis throughout North America.

      o ACHIEVING COST EFFICIENCIES AND STANDARDIZING AND IMPLEMENTING "BEST PRACTICES." The Company believes it should be able to reduce the total operating expenses of the Acquired Businesses and other businesses acquired in the future by eliminating certain duplicative administrative functions and operating facilities and consolidating certain functions performed separately by each business prior to its acquisition. In addition, the Company believes the standardization of "best practices" to be adopted throughout the Acquired Businesses will enable the Company to provide superior customer service at a lower cost to its customers.

                                 THIS OFFERING

Common Stock offered by Invatec......  3,350,000 shares
Common Stock to be outstanding after
  this Offering(1)...................  7,391,139 shares
Use of Proceeds......................  To fund the cash portion of the purchase price for two Acquired Businesses, to pay
                                       additional consideration in connection
                                       with the acquisition by SSI of one of the
                                       other Acquired Businesses and to repay
                                       outstanding indebtedness of Invatec and
                                       the Acquired Businesses. See "Use of
                                       Proceeds."
Nasdaq National Market symbol........  IVTC
------------
(1) The number of shares to be outstanding when this Offering closes will include (i) 242,839 shares owned by existing stockholders of Invatec on the date of this Prospectus, (ii) 1,253,962 shares to be issued to subsidiaries of Philip Services Corp. (collectively with its subsidiaries, "Philip") in repayment of $8.7 million of indebtedness the Company incurred in connection with the Acquisitions and this Offering and the redemption of $2.0 million of SSI preferred stock, (iii) 2,419,338 shares to be issued in the SSI Merger and (iv) 125,000 shares to be issued as consideration in the SVS Acquisition. This share number does not include (i) 393,793 shares reserved for issuance on the conversion of convertible notes issued as part of the purchase price in two of the Acquisitions or (ii) a total of 1,308,248 shares subject to stock options that will be outstanding when this Offering closes. See "Management -- Option Grants." The number of shares to be outstanding when this Offering closes will decrease if the initial public offering price is higher, and will increase if that price is lower, than $12.00 per share. For example, 7,317,421 shares would be outstanding if that price is $13.00, while 7,478,260 shares would be outstanding if that price is $11.00.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."
                            ------------------------

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

     The following summary unaudited pro forma combined financial information represents historical information of the Company, as adjusted to give effect to
(i) the Acquisitions on a historical basis, (ii) the other pro forma adjustments referred to below and (iii) the closing of this Offering and the application of the estimated net proceeds therefrom. See "Selected Financial Information" and the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included herein.

                                                           FIRST SIX
                                                           MONTHS OF
                                           FISCAL 1996    FISCAL 1997
                                           -----------    ------------
Statement of Operations Information(1):
     Revenues...........................     $76,234        $ 45,276
     Gross profit.......................      23,177          13,565
     Selling, general and administrative
      expenses(2)(3)....................      19,314          11,499
     Income from operations.............       3,863           2,066
     Interest expense, net..............        (332)           (161)
     Other income (expense), net........          56               8
     Income from continuing operations
      before income taxes...............       3,587           1,913
     Net income(4)......................     $ 2,041        $  1,090
                                           ===========    ============
     Net income per common share from
      continuing operations.............     $   .28        $    .15
                                           ===========    ============
     Shares used in computing pro forma
      income per share from continuing
      operations(5).....................       7,391           7,391
                                           ===========    ============

                                               AT JUNE 30, 1997(6)
                                           ----------------------------
                                             PRO
                                           FORMA(1)
                                           COMBINED      AS ADJUSTED(6)
                                           --------      --------------
Balance Sheet Information:
     Working capital (deficit)..........   $ (9,669)        $ 17,799
     Total assets.......................     68,462           67,561
     Total debt, including current
      portion(7)........................     40,600            6,143
     Stockholders' equity...............     14,027           49,083
------------
(1) The pro forma combined statement of operations information assumes the Acquisitions and related financings, the issuance of the presently outstanding Common Stock, the net incurrence of other indebtedness during 1997, the issuance of 1,253,962 shares of Common Stock in repayment of $8.7 million of indebtedness the Company owes to Philip and redemption of $2.0 million of SSI preferred stock owned by Philip and this Offering all were closed, and the estimated net proceeds from this Offering were applied, on January 1, 1996. The pro forma balance sheet information assumes all those events and transactions (other than (i) SSI's acquisitions of Harley, GSV and Plant Specialties and related financings and other borrowings prior to June 30, 1997 and (ii) the closing of this Offering and the application of the estimated net proceeds therefrom) occurred on June 30, 1997 and also assumes that the incurrence of indebtedness after that date to pay the costs and expenses of this Offering occurred on that date. The pro forma combined financial information (i) is not necessarily indicative of the results of operations the Company would have obtained had those events and transactions actually occurred when assumed or of the Company's future financial position or results of operations, (ii) is based on preliminary estimates, available information and certain assumptions that management deems appropriate and
    (iii) should be read in conjunction with the other financial statements and notes thereto included herein. The pro forma combined statement of operations information for fiscal 1996 and the first six months of fiscal 1997 includes: (i) the year ended December 31, 1996 and the six months ended June 30, 1997 for Invatec, SSI and GSV; (ii) the year ended October 31, 1996 and the six months ended June 30, 1997 for Harley and Plant Specialties;
    (iii) the year ended October 31, 1996 and the six months ended April 30, 1997 for Steam Supply and SVS; and (iv) the year ended September 30, 1996 and the six months ended March 31, 1997 for ICE/VARCO. The pro forma combined balance sheet includes: (i) the balance sheets of Invatec, SSI, and ICE/VARCO at June 30, 1997; and (ii) the balance sheets of Steam Supply and SVS at July 31, 1997.

(2) Does not include: (i) salaries and benefits of certain owners and managers of the Acquired Businesses who were not or will not be employed by the Company and will not be replaced and certain excess administrative support service fees charged by ICE/VARCO's former parent company, as follows: fiscal 1996, $1,674,000; and first six months of fiscal 1997, $937,000; or
    (ii) $5.1 million of non-cash, non-recurring special compensation expenses attributable to stock awards made by SSI in fiscal 1996 and in the first six months of fiscal 1997 and sales of Common Stock by Invatec in the first six months of fiscal 1997.

(3) Includes goodwill amortization to be recorded as a result of the acquisitions of the Acquired Businesses over a 40-year period, as follows: fiscal 1996, $602,000; and first six months of fiscal 1997, $301,000.

(4) Assumes an effective tax rate of 43%.

(5) Computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(6) Reflects the closing of this Offering and Invatec's application of the estimated net proceeds therefrom as described under "Use of Proceeds."

(7) Pro forma combined total debt includes $4.4 million payable to former owners of Acquired Businesses.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF ANY NUMBER OF FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

HISTORY OF LOSSES

     Invatec, incorporated in Delaware in March 1997, has conducted no operations to date other than in connection with this Offering and its acquisitions in separate transactions (the "Acquisitions") of seven businesses (the "Acquired Businesses"), four of which (The Safe Seal Company, Inc.
("SSI") and its three significant subsidiaries) are affiliates of Invatec. SSI did not acquire its significant subsidiaries until 1997. SSI incurred net losses of $281,000, $1,505,000 and $415,000 during fiscal 1994, 1995 and 1996, respectively, and a net loss of $1,766,000 in the six months ended June 30, 1997. The losses incurred in the six months ended June 30, 1997 reflect special non-cash, non-recurring compensation expenses totaling $2,393,000, but no assurance can be given the Company will not continue to incur losses in future periods. In the quarter ended September 30, 1997, the Company will record a special non-cash, non-recurring compensation expense (presently estimated at approximately $1.4 million) as a result of its grant to certain officers of Invatec of options to purchase 202,589 shares of Common Stock at an exercise price of $1.00 per share. When this Offering closes, the Company will pay a total of approximately $1.3 million of non-recurring financing charges to a subsidiary of Philip Services Corp. (collectively with its subsidiaries, "Philip") with shares of Common Stock, valued for this purpose at the initial per share price to the public in this Offering, and will pay an aggregate of $330,000 of cash bonuses to William E. Haynes, its chief executive officer ($300,000), and two of its other executive officers ($15,000 each).

ABSENCE OF COMBINED OPERATING HISTORY

     Because the Company is consolidating the operations of the Acquired Businesses and recording the Acquisitions in accordance with the purchase method of accounting, the pro forma information herein may not be indicative of the Company's future operating results and financial condition. Until the Company establishes centralized accounting and other administrative systems, it will rely primarily on the separate systems of the Acquired Businesses. The success of the Company will depend, in part, on the extent to which it is able to centralize these functions and otherwise integrate the Acquired Businesses and such additional businesses as it may hereafter acquire into a cohesive, efficient enterprise. The Company's executive officers have only limited experience working together, and no assurance can be given they will be able to manage the Company effectively or successfully execute the Company's acquisition and operating strategies.

DEPENDENCE ON ACQUISITIONS FOR GROWTH

     The Company's business strategy for growth focuses primarily on acquiring additional businesses providing industrial valve and other process-system component repair and distribution services. The acquisition strategy of the Company presents risks that, singly or in any combination, could materially adversely affect its business and financial performance. These risks include (i) the adverse effects on existing operations which could result from the diversion of management attention and resources to acquisitions, (ii) the possible loss of acquired customer or supplier bases and key personnel, including service technicians and machinists, and (iii) the contingent and latent risks (including environmental risks) associated with the past operations of and other unanticipated problems arising in the acquired businesses. The success of the Company's acquisition strategy will depend on the extent to which the Company is able to acquire, successfully integrate and profitably manage additional businesses, and no assurance can be given this strategy will succeed. In this connection, if competition for acquisition candidates develops, the cost of acquiring businesses could increase materially. Acquisitions accounted for as purchases may result in substantial annual non-cash amortization charges for goodwill and other intangible assets in the Company's statements of operations.

CAPITAL REQUIREMENTS

     The Company's acquisition strategy will require substantial capital. The Company intends to finance future acquisitions with future free cash flow and through issuances of shares of Common Stock or debt securities, including convertible debt securities. Using internally generated cash or debt to complete acquisitions could substantially limit the Company's operational and financial flexibility. The extent to which the Company will be able or willing to use shares of Common Stock to consummate acquisitions will depend on its market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Using shares of Common Stock for this purpose may result in significant dilution to then existing stockholders. The Company has obtained a commitment from Chase Securities Inc. ("Chase Securities") to structure, arrange and syndicate a new credit facility, which will be a secured revolving credit facility of up to $60.0 million to be used for acquisitions and general corporate purposes (the "New Credit Facility"). No assurance can be given the Company will be able to obtain the capital it would need to finance a successful acquisition program and its other cash needs. If the Company is unable to obtain additional capital on acceptable terms, it may be required to reduce the scope of its presently anticipated expansion, which could materially adversely affect its business and the value of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Supplemental Unaudited Pro Forma Combined Financial
Information -- Liquidity and Capital Resources."

FACTORS AFFECTING INTERNAL GROWTH

     The factors affecting the Company's ability to generate internal growth will include the extent to which it is able to: (i) integrate SSI's SafeSeal(TM)technology into the operations of the other Acquired Businesses and other businesses it may acquire and otherwise expand the range of repair services offered by these businesses; (ii) leverage its relationships with customers in existing markets into work for those customers in other markets where they currently use the services of competitors; and (iii) reduce overhead costs of acquired businesses. No assurance can be given the Company will be able to market its SafeSeal(TM) technology successfully as being safer, more effective and more cost-efficient than other available on-line valve repair methods. Factors affecting the Company's ability to expand services will include the extent to which it is able to attract and retain qualified operating management, service technicians and machinists in existing and new areas of operation and train its technicians to use the SafeSeal technology and other new technologies that become available.

BENEFITS OF OFFERING TO EXISTING STOCKHOLDERS

     The Company will use approximately $11.8 million of its net proceeds from this Offering to repay indebtedness guaranteed by Philip and to repay the entire $3.2 million of indebtedness it owes to Philip (after giving effect to the issuance of 1,253,962 shares of Common Stock to Philip (i) in repayment of $8.7 million of indebtedness owed by the Company to Philip and (ii) for the redemption of $2.0 million of SSI preferred stock owned by Philip, as described in "Certain Transactions -- Financing Arrangements" and "-- The SSI
Merger"), and also will pay cash bonuses totaling $330,000 to three of Invatec's executive officers, including $300,000 to be paid to William E. Haynes, its Chairman of the Board, President and Chief Executive Officer. Mr. Haynes is also a director of Philip. See "Use of Proceeds." This Offering will benefit the existing stockholders of Invatec and SSI by creating a public market for the Common Stock.

CONCENTRATION OF OWNERSHIP

     Concurrently with the closing of this Offering, The Roger L. Miller Family Trust, Roger L. Miller and Computerized Accounting & Tax Services, Inc. ("CATS"), a corporation Mr. Miller owns (collectively, the "Miller
Interests"), will sell to Philip 300,000 shares of the Common Stock they then own for a cash purchase price of $11.58 per share. When this Offering closes, Philip will own approximately 32.5% of the outstanding Common Stock.

RELIANCE ON CUSTOMERS IN HISTORICALLY CYCLICAL INDUSTRIES

     The businesses of most of the Company's industrial customers, particularly refineries and chemical, power and pulp and paper plants, tend to be cyclical. Margins in those industries are highly sensitive to demand cycles, and the Company's customers in those industries historically have tended to delay large capital projects, including expensive turnarounds, during down cycles. As a result, the Company's business and results of operations may reflect the cyclical nature of the various industries it serves.

OPERATING HAZARDS

     The Company performs a significant portion of its repair services in refineries, chemical plants and other industrial facilities that process, produce, store, transport or handle potentially hazardous substances, including highly corrosive, flammable or explosive substances kept at extremes of temperature and pressure. These services (i) include sealing leaks and repairing valves on process units operating under pressure, (ii) typically involve a combination of individuals and machinery operating in restricted work areas and
(iii) are subject to the usual hazards associated with providing on-site services in these types of facilities, such as pipeline leaks and ruptures, explosions, fires, oil and chemical spills, discharges or releases of toxic substances or gases. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage and may result in suspension of operations of all or part of the facility being serviced. If a catastrophic event occurs at a plant to which the Company provides services, the Company may have to defend itself against large claims. It maintains insurance coverage in the amounts and against the risks it believes accord with industry practice, but this insurance does not cover all types or amounts of liabilities. No assurance can be given either (i) this insurance will be adequate to cover all losses or liabilities the Company may incur in its operations or (ii) the Company will be able to maintain insurance of the types or at levels it deems necessary or adequate or at rates it considers reasonable.

COMPETITION

     The markets for the Company's repair and distribution services generally are highly competitive. The Company believes the principal competitive factors in a distributor's sale of new valves and other process-system components directly to industries in the distributor's market include price and the ability of the distributor to offer on a timely basis a wide selection of the new, better-performing valves and other components the original equipment manufacturers ("OEMs") have designed to meet the needs of these industries. Factors affecting delivery time include inventory size and whether, in the case of pressure safety, relief and safety-relief valves (collectively, "PRVs") and certain other valves, the OEM or the distributor assembles, sets, tests and seals, or otherwise customizes, the valve. In the case of repair services, the Company believes the principal competitive factors are quality and availability of service (including emergency service and documentation of valve histories), price, use of OEM-approved replacement parts, familiarity with the OEMs' products and local brand equity of the repair business.

     In its distribution operations, the Company competes with the direct sales forces and distribution networks of OEMs offering the same or comparable lines of products. It competes for repair services business with other repair services businesses, OEMs and customers' in-house maintenance crews. Some of its competitors may have lower overhead cost structures and, consequently, may be able to provide their services at lower rates than the Company. The Company's competitors for on-line leak sealing services include two national competitors and several regional competitors. See "Business -- Competition."

     The Company believes the industrial valve repair and distribution sectors of the industrial valve industry are subject to consolidation, and that a number of competitors may attempt to consolidate these sectors. Some of these competitors may have greater resources than the Company to finance acquisition and internal growth opportunities and may be willing to pay higher prices than the Company for the same opportunities. Consequently, the Company may encounter significant competition in its efforts to achieve its growth objectives, particularly through its acquisition strategy.

RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGIES

     The success of the Company will depend in part on its ability to obtain and protect patents and other intellectual property rights covering its products and services. The Company, through subsidiaries, owns three United States patents and has two United States patent applications pending which relate primarily to the SafeSeal(TM) system. The process of seeking patent protection can be long and expensive, and no assurance can be given patents will issue from the Company's currently pending applications or future applications or that, if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States. Litigation, which could demand significant financial and management resources, may be necessary to enforce patents or other intellectual property rights of the Company. One of the Company's customers has a license to certain of the Company's technology under certain of its patents pertaining to the SafeSeal(TM) system. Although, to the knowledge of the Company, that customer has not pursued the development of technology that would compete with the SafeSeal(TM) system (and instead has opted to continue outsourcing on-line valve repair service work to the Company), there can be no assurance it will not elect to do so in the future. Moreover, there can be no assurance others will not independently develop substantially equivalent or better technology that would be free of the Company's patents and other intellectual property rights. See "Business -- Intellectual Property."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's results of operations may fluctuate significantly from quarter to quarter or year to year because of a number of factors, including the timing of future acquisitions, seasonal fluctuations in the demand for repair and distribution services (particularly the demand attributable to scheduled turnarounds in the power industry, which typically are scheduled for mild-weather months) and competitive factors. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENTAL REGULATION

     A wide range of federal, state and local regulations relating to health, safety and environmental matters applies to the Company's business. The Company's in-shop reconditioning and remanufacturing of used valves frequently involves the use, handling, storage and contracting for the disposal or recycling of a variety of substances or wastes considered hazardous or toxic. Environmental laws are complex and subject to frequent change. These laws impose liability in some cases without regard to negligence or fault and expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company which complied with all applicable laws when performed. No assurance can be given the Company's compliance with amended, new or more stringent laws or regulations, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional, material expenditures by the Company. Regulations of the Occupational Safety and Health Administration ("OSHA") also apply to the Company's business, including requirements the Company's training programs must meet respecting, among other matters, release detection procedures, appropriate work practices, emergency procedures and other methods the Company's technicians can use to protect themselves and the environment. See "Business -- Governmental Regulation and Environmental Matters." Future acquisitions by the Company also may be subject to regulation, including antitrust reviews. The Company believes it substantially complies with all currently applicable laws relating to its business.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company's operations will depend on the continuing efforts of its executive officers and the senior management of the Acquired Businesses and likely will depend on the senior management of any significant businesses the Company acquires in the future. The business or prospects of the Company could be affected adversely if any of these persons do not continue in their respective management roles after joining the Company and the Company is unable to attract and retain qualified replacements. The ability of the Acquired Businesses (other than SSI) and any additional repair services companies the Company may acquire to include the SafeSeal(TM) system in their services will require the training of their service technicians in the use of the technology, and the success of the Company's growth strategy generally, as well as the Company's current operations, will depend on the extent to which it is able to retain, recruit and train qualified sales personnel, service technicians and machinists who meet the Company's standards of service to customers.

DEPENDENCE ON MANUFACTURERS

     The success of the Company as a value-added distributor of new valves and other process-system components depends on its relationships with the OEMs for which it distributes products. In these relationships, the Company acts either as a sales representative on a commission basis for direct sales by the

OEM to the end user or purchases products on a discount basis for resale, generally on a value-added basis. OEMs typically exercise a great deal of control over their distributors. An OEM may assign a territory to a distributor on an exclusive or nonexclusive basis, refuse to assign additional territories to its distributors and reserve the right to sell directly to customers in an assigned territory. The distribution agreement typically is terminable at will on relatively short prior notice and restricts the ability of the distributor to offer similar products made by another OEM. The Company's business strategy has caused concern by some OEMs and could conflict with existing or future OEM distributor policies or programs. Actions taken by OEMs to exploit their bargaining positions with the Company could materially adversely affect the Company's ability to implement its growth strategies and maintain its existing distribution services business. See "Business -- Suppliers -- Relationships
With OEMs."

     The success of the Company as a value-added distributor also depends on the extent to which its OEMs are able to create demand for their products in the markets the Company serves. Factors affecting this demand include, in addition to price, product quality and performance (including durability and safety) and delivery time, the relative strengths of the brand names and the marketing abilities of the OEMs. See "Business -- Competition."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     When this Offering closes, 7,391,139 shares of Common Stock will be outstanding (without giving effect to the potential conversion of convertible subordinated notes issued in two Acquisitions (the "Convertible Notes") into up to 393,793 shares of Common Stock). The 3,350,000 shares sold in this Offering (other than shares purchased by affiliates of the Company) will be freely tradable. The remaining shares outstanding may be resold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption from the registration requirements of the Securities Act, such as provided by Securities Act Rule 144. Under Rule 144, all those shares will be eligible for Rule 144 sales, subject to certain volume limitations and other requirements, on the day following the first anniversary of the date this Offering closes. In addition, the holders of a substantial number of those remaining shares have certain rights to cause the shares of Common Stock held by or issuable to them to be registered in connection with certain future offerings pursuant to a registration statement filed by Invatec with the Securities and Exchange Commission (the "SEC").

     When this Offering closes, Invatec also will have outstanding options to purchase up to a total of 1,308,248 shares of Common Stock, of which options to purchase 533,874 shares then will be exercisable. Invatec intends to file a registration statement on Form S-8 to register those shares and the other shares reserved or to be available for issuance pursuant to its 1997 Incentive Plan (see "Management -- 1997 Incentive Plan"). After that registration statement becomes effective, the shares registered thereby generally will become available for sale in the open market by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company.

     Invatec, its directors and executive officers, Philip, the Miller Interests and the holders of the Convertible Notes issued in connection with two of the Acquisitions have agreed not to offer or sell any shares for a period of 180 days following the date of this Prospectus (the "Lockup Period") without the prior written consent of NationsBanc Montgomery Securities, Inc.; however, Invatec may issue shares of Common Stock in connection with acquisitions, pursuant to its 1997 Incentive Plan and pursuant to the conversion of the Convertible Notes and the exercise of options outstanding when this Offering closes. For information respecting additional restrictions on sales by Philip, the Miller Interests, Invatec's management and others, see "Shares Eligible for Future Sale."

     Invatec intends to register 5,000,000 additional shares of Common Stock under the Securities Act in the fourth quarter of 1997 or the first quarter of 1998 for its use in connection with future acquisitions. Pursuant to Securities Act Rule 145, the volume limitations and certain other requirements of Rule 144 will apply to resales of these shares by affiliates of the businesses the Company acquires for a period of one year from the date of their acquisition (or such shorter period as the SEC may prescribe), but otherwise these shares will be freely tradable by persons not affiliated with Invatec unless Invatec restricts their resale by contract, and sales of these shares during the Lockup Period would require the prior written consent of NationsBanc Montgomery Securities, Inc.

     The availability for sale, or sale, of the shares of Common Stock eligible for future sale could adversely affect the market price of the Common Stock prevailing from time to time. See "Shares Eligible for Future Sale."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, no public market for the Common Stock has existed, and the initial public offering price, which Invatec and representatives of the Underwriters will negotiate, may not be indicative of the price at which the Common Stock will trade after this Offering. See "Underwriting" for the factors they will consider in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market, but no assurance can be given an active trading market for the Common Stock will develop or, if developed, will continue after this Offering. The market price of the Common Stock after this Offering may fluctuate significantly from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the Company's industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

IMMEDIATE, SUBSTANTIAL DILUTION

     Purchasers of Common Stock in this Offering (i) will experience immediate, substantial dilution in the net tangible book value of their stock of $8.62 per share (see "Dilution") and (ii) may experience further dilution in that value from issuances of shares of Common Stock in the future.

POTENTIAL ADVERSE EFFECTS OF AUTHORIZED PREFERRED STOCK

     Invatec's Certificate of Incorporation (the "Charter") authorizes Invatec to issue, without stockholder approval, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions) as the Board of Directors of Invatec may determine. The terms of one or more classes or series of preferred stock could adversely impact the rights of holders of shares of Common Stock or could have anti-takeover effects. See "-- Potential Anti-takeover Effects" and
"Description of Capital Stock."

POTENTIAL ANTI-TAKEOVER EFFECTS

     Invatec has adopted a stockholder rights plan. This plan and provisions of the Charter, Invatec's Bylaws and the Delaware General Corporation Law (the "DGCL") may delay, discourage, inhibit, prevent or render more difficult an attempt to obtain control of Invatec, whether by means of a tender offer, business combination, proxy contest or otherwise. These provisions include the authorization of "blank check" preferred stock, classification of the Board of Directors, a prohibition of stockholder action by less than unanimous written consent and DGCL restrictions on business combinations with certain interested parties. See "Description of Capital Stock."

                                  THE COMPANY

     Invatec was formed in March 1997 to create the leading single-source provider of comprehensive maintenance, repair, replacement and value-added distribution services for industrial valves and related process-system components (collectively, "repair and distribution services") throughout North America. Petrochemical and other chemical plants, petroleum refineries, pulp and paper mills, electric and other utilities and other industrial process facilities use industrial valves to direct and regulate the flow of feedstocks, intermediates, products and fuels in their process systems. The Company intends to be a leader in the consolidation of the highly fragmented repair and distribution sectors of the North American industrial valve industry by continuing to execute its aggressive acquisition strategy and to implement its national operating strategy, which is designed to increase internal growth, market share and profitability. When this Offering closes, Invatec will have combined seven businesses with 32 locations whose revenues totaled approximately $76.2 million on a pro forma combined basis during fiscal 1996. Invatec will conduct its business through its principal operating subsidiaries -- Harley Industries, Inc., Steam Supply & Rubber Co., Inc., Industrial Controls & Equipment, Inc., GSV, Inc., Plant Specialties, Inc., Southern Valve Service, Inc. and SSI.

     Harley Industries, Inc. ("Harley"), the successor to a business founded in 1937 and acquired by SSI in January 1997, provides repair and distribution services to electric utilities, petroleum refineries, petrochemical and other chemical plants, pulp and paper mills and other process industries in the markets it serves from its 13 sales and service facilities in Arkansas, Florida, Georgia, Indiana, Louisiana, Oklahoma, South Carolina, Texas, Virginia and Washington. Harley has grown both internally and through its acquisition of regional repair businesses, including the acquisition in June 1996 of five operating locations and related assets from Henze Services, Inc. Harley performs most of its repair services at on-site locations in connection with its customers' scheduled shutdowns and turnarounds, and on-line repair services have not been a material part of its business in recent years. The Company intends to use Harley's network of service locations as a platform for introducing its proprietary on-line valve restoration technology nationally. During fiscal 1996, Harley's revenues from its continuing operations totaled approximately $21.4 million.

     Steam Supply & Rubber Co., Inc. (together with three affiliated companies having common ownership and management, "Steam Supply"), the successor to a business established in 1915 and acquired by Invatec in July 1997, provides repair and distribution services to petrochemical plants, petroleum refineries, electric utilities, pulp and paper mills and oil producers in the western half of the continental United States and Alaska from its six locations in Washington, Oregon, California, Colorado and Alaska. Conducting business under the names "Steam Supply" and the "Flickinger Company," it provides a comprehensive variety of valve repair services for its customers both on-site at the customer's location during shutdowns and turnarounds and in-house at its facilities. During fiscal 1996, Steam Supply's combined revenues totaled approximately $15.1 million.

     Industrial Controls & Equipment, Inc. (together with three affiliated companies having common ownership and management, "ICE/VARCO"), founded in 1981, will be acquired by Invatec when this Offering closes. From its distribution and assembly and repair service facility near Parkersburg, West Virginia, it provides repair and distribution services in Pennsylvania and West Virginia. ICE/VARCO also provides value-added industrial valve and engineered product distribution services and in-house repair services to a customer base consisting principally of chemical plants. During fiscal 1996, its revenues totaled $12.7 million.

     GSV, Inc. ("GSV"), the successor to a business established in 1921 and acquired by SSI in March 1997, provides repair and distribution services, principally for high-pressure steam lines, valves, traps and other equipment, to electric power plants and phosphate chemical plants in the Florida peninsula. GSV markets its services and products under the names "Southern Valve Co." and "Gould Machine and Fabrication." Its Southern Valve facility in Lakeland, Florida distributes a wide variety of valves and valve packages, including actuated valve packages it assembles, tests and calibrates, and provides in-shop and on-site repair services. Its Gould Machine and Fabrication facility in Tampa, Florida fabricates large process-system equipment for its customers. During fiscal 1996, GSV's revenues totaled approximately $10.2 million.

     Plant Specialties, Inc. ("Plant Specialties"), founded in 1972 and acquired by SSI in June 1997, is located in Sulphur, Louisiana, a significant center for petroleum refining and chemical production. Plant Specialties provides comprehensive industrial valve repair services to petroleum refineries, petrochemical plants and other process industries in southwestern Louisiana and the Texas Golden Triangle (Beaumont, Orange and Port Arthur). Plant Specialties operates one of the largest valve repair facilities in its area and routinely services customer needs at customer locations throughout the southern United States. It is an innovator in shop automation and work-in-process control and documentation and quality and safety processes. Management believes the Company can use many of the quality control processes and other productivity enhancements developed by Plant Specialties throughout its operations. The revenues of Plant Specialties totaled approximately $8.5 million during fiscal 1996.

     Southern Valve Service, Inc. (together with an affiliate under common management, "SVS"), founded in 1984 and located near Mobile, Alabama, will be acquired by Invatec when this Offering closes. SVS provides comprehensive industrial valve repair services to the pulp and paper, petrochemical and electric power industries in Alabama, Mississippi and Georgia. It performs a significant portion of its repair service at on-site locations in connection with scheduled shutdowns and turnarounds of its customers. During fiscal 1996, its revenues totaled approximately $4.4 million.

     SSI, an on-line repair services company founded in 1991 and engaged in research and development of new technologies for repairing valves and other process-system equipment, will become a subsidiary of Invatec when this Offering closes. SSI provides on-line leak sealing and valve-packing restoration services for petrochemical plants, refineries and other process industries from service facilities located along the Texas Gulf Coast (Beaumont, Freeport and LaPorte) and in Baton Rouge, Louisiana, Pensacola, Florida and Sarnia, Ontario. SSI uses its proprietary SafeSeal(TM)system to repair leaking rising stem valves ("RSVs") on-line and under pressure by restoring the packing around their stems. The Company believes this technology, which has proved to be successful in its limited repair applications to date, is capable of wide commercialization through an aggressive marketing program. During fiscal 1996, SSI's revenues totaled approximately $3.9 million, of which conventional sealing of leaking pipes and flanges accounted for approximately 92%.

     SSI purchased Harley, GSV and Plant Specialties for a total consideration of $28.8 million, consisting of (i) approximately $24.6 million in cash (including $3.3 million aggregate principal amount of subordinated notes issued by Philip) and assumed debt (including $1.0 million to be paid when this Offering closes), (ii) $3.3 million aggregate principal amount of SSI's five-year 5.0% convertible subordinated notes due 2002 and (iii) $0.9 million principal amount of SSI's 9% secured note due 2002, which is secured by a mortgage on a part of Plant Specialties' plant and land. Invatec has assumed all SSI's obligations with respect to these notes, and the convertible notes will be convertible at the holder's option into shares of Common Stock at a conversion price per share equal to 130% of the initial per share price to the public in this Offering.

     Invatec purchased Steam Supply for total consideration of $10.6 million consisting of $2.7 million in cash, $2.8 million aggregate principal amount of Invatec's 5.5% convertible subordinated notes due 2004 and the assumption of $5.1 million of debt and other long-term liabilities. The convertible notes are convertible at the holder's option into shares of Common Stock at an initial conversion price per share equal to 130% of the initial per share price to the public in this Offering.

     Invatec will acquire ICE/VARCO and SVS for a total consideration of $11.1 million consisting of $5.2 million in cash, $4.4 million in assumed debt and shares of Common Stock having a calculated total value of $1.5 million using the initial price to the public in this Offering, subject in each case to an increase contingent on the operating results the Acquired Business achieves in the first 12 months after its acquisition. The contingent payment for ICE/VARCO would consist of options to acquire 40,000 shares of Common Stock at an exercise price per share equal to the initial per share price to the public in this Offering, while the contingent payment for SVS would be payable in a combination of Common Stock

(valued on the basis of then recent trading prices) and cash in the amount equal to the product of (i) four multiplied by (ii) the amount, if any, by which the earnings before interest, income taxes and extraordinary items of SVS during that 12-month period exceeds $880,000. The actual amount, if any, of this payment is not presently determinable.

     When this Offering closes, SSI will become a subsidiary of Invatec by means of a merger (the "SSI Merger") in which the outstanding SSI preferred stock will be redeemed for approximately 166,667 shares of Common Stock (based on the midpoint of the estimated initial public offering price range) and the outstanding SSI common stock will be converted into 2,419,338 shares of Common Stock. See "Certain Transactions -- The SSI Merger."

     Invatec's executive offices are located at 14900 Woodham Drive, Suite A-125, Houston, Texas 77073, and its telephone number at that address is (281) 821-9407.

                                USE OF PROCEEDS

     Invatec estimates its proceeds from this Offering, net of the underwriting discount and $1.0 million of estimated offering expenses paid and payable by Invatec (excluding approximately $1.0 million of offering expenses paid with advances by Philip constituting part of the indebtedness referred to below which will be repaid through the issuance of shares of Common Stock to Philip on the closing of this Offering), will be approximately $36.4 million (approximately $42.0 million if the Underwriters exercise their over-allotment option in full), assuming an initial public offering price of $12.00 per share (the midpoint of the estimated initial public offering price range). The Company will use these net proceeds to (i) pay the cash portion of the purchase price for ICE/VARCO and SVS and the remaining purchase price for Harley (an aggregate of $6.3 million) and (ii) repay $26.0 million of its existing indebtedness owed to third parties, including $11.8 million guaranteed by Philip, and the remaining $3.2 million owed to Philip (after giving effect to the issuance of 1,087,295 shares of Common Stock to Philip in repayment of $8.7 million of indebtedness owed by the Company to Philip, as described in "Certain Transactions -- Financing Arrangements"). When this Offering closes, Invatec also will pay cash bonuses totaling $330,000 to its chief executive officer (William E. Haynes), who is also a director of Philip, and two of its other executive officers (John L. King and Douglas R. Harrington, Jr.).

     The indebtedness to be repaid from the proceeds of this Offering, which was incurred in connection with the Acquisitions, bears interest at rates ranging from 5.0% to 18.0%. That indebtedness would otherwise mature at various dates through 2004. On a pro forma combined basis at June 30, 1997, after giving effect to this Offering and the application of the estimated net proceeds therefrom, the Company would have had approximately $6.1 million of long-term debt (consisting of the Convertible Notes) and no short-term debt outstanding. See the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included herein.

                                DIVIDEND POLICY

     Invatec currently intends to retain earnings to finance its business strategy. Any future dividends will be at the discretion of its Board of Directors after taking into account various factors, including the Company's financial condition and performance, cash needs and expansion plans, income tax consequences and the restrictions Delaware and other applicable laws and its credit facilities then impose. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Supplemental Unaudited Pro Forma Combined Financial Information -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the short-term debt and current maturities of long-term obligations and capitalization as of June 30, 1997 of: (i) the Company on a pro forma combined basis after giving effect to the Acquisitions and the financings thereof, the net incurrence of other indebtedness since June 30, 1997 and the issuance of 1,253,962 shares of Common Stock to Philip in repayment of $8.7 million of indebtedness the Company owes to Philip and redemption of $2.0 million of SSI preferred stock owned by Philip; and (ii) the Company, on that pro forma basis, as adjusted to give effect to this Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included herein.

                                                JUNE 30, 1997(1)
                                           --------------------------
                                           PRO FORMA
                                           COMBINED       AS ADJUSTED
                                           ---------      -----------
                                                 (IN THOUSANDS)
Short-term debt and current maturities
  of long-term obligations(2)...........    $26,869         $--
                                           =========      ===========
Long-term debt, net of current
  maturities............................      7,588          --
Convertible subordinated notes..........      6,143           6,143
Other long-term obligations.............        711             711
Stockholders' equity:
     Preferred stock: $0.001 par value,
      5,000,000 shares authorized; none
      issued or outstanding.............      --             --
     Common stock: $0.001 par value,
      30,000,000 shares authorized;
      4,041,139 shares issued and
      outstanding, pro forma; and
      7,391,139 shares issued and
      outstanding, pro forma, as
      adjusted(3).......................          4               7
     Additional paid-in capital.........     22,779          58,162
     Retained earnings (deficit)........     (8,756)         (9,086)
                                           ---------      -----------
          Total stockholders' equity....     14,027          49,083
                                           ---------      -----------
               Total capitalization.....    $28,469         $55,937
                                           =========      ===========
------------
(1) Reflects: (i) the balance sheets of Invatec, SSI and ICE/VARCO at June 30, 1997; and (ii) the balance sheets of Steam Supply and SVS at July 31, 1997.

(2) The pro forma combined balance includes $4.4 million of cash consideration due to former owners of Acquired Businesses.

(3) Excludes (i) an aggregate of 393,793 shares of Common Stock issuable on the conversion of convertible subordinated notes that are convertible at an initial conversion price equal to 130% of the initial per share price to the public in this Offering (a) at the option of the holder in whole at any time and (b) at the option of Invatec in whole at any time after the closing sale prices of the Common Stock for a period of 20 consecutive trading days beginning in 1999 exceed 150% of that initial per share price and (ii) an aggregate of 1,308,248 shares of Common Stock subject to stock options that will be outstanding when this Offering closes. See "Management -- Option Grants."

                                    DILUTION

     The pro forma net tangible book deficit of the Company as of June 30, 1997 was approximately $10.1 million, or approximately $2.49 per share of Common Stock, after giving effect to the following events and transactions (the "Transactions"): (i) the Acquisitions; (ii) the net indebtedness incurred by the Company since June 30, 1997; (iii) the reverse stock splits of the Common Stock and the SSI common stock effected in connection with this Offering; and
(iv) the issuance of 1,253,962 shares of Common Stock in repayment of $8.7 million of indebtedness the Company owes to Philip and redemption of $2.0 million of SSI preferred stock owned by Philip. The pro forma net tangible book deficit per share represents the amount by which the Company's pro forma total liabilities exceed the Company's pro forma tangible assets as of June 30, 1997, divided by the number of shares of Common Stock to be outstanding after giving effect to the Transactions. After giving effect to the sale of the 3,350,000 shares offered hereby and the estimated underwriting discount and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value as of June 30, 1997 would have been approximately $25.0 million, or approximately $3.38 per share of Common Stock, based on an assumed initial public offering price of $12.00 (the midpoint of the estimated initial public offering price range). This represents an immediate increase in pro forma net tangible book value of approximately $5.87 per share to existing stockholders and an immediate dilution of approximately $8.62 per share to new investors purchasing shares in this Offering. The following table illustrates this pro forma dilution:

Assumed initial public offering price
  per share..........................             $   12.00
Pro forma net tangible book value
  (deficit) per share before this
  Offering...........................  $   (2.49)
Increase in pro forma net tangible
  value per share attributable to new
  investors..........................       5.87
                                       ---------
Pro forma net tangible book value per
  share after this Offering..........                  3.38
                                                  ---------
Dilution per share to new
  investors..........................             $    8.62
                                                  =========

     The dilution to new investors purchasing shares in this Offering will increase if the initial public offering price is higher, and will decrease if that price is lower, than $12.00 per share.

     The following table sets forth, on a pro forma basis to give effect to the Transactions and the closing of this Offering and the application of the estimated net proceeds therefrom as of June 30, 1997, the number of shares of Common Stock purchased from Invatec, the total consideration to Invatec and the average price per share paid to Invatec by existing stockholders (including persons who will acquire Common Stock in the Transactions) and the new investors purchasing shares from Invatec in this Offering (before deducting the underwriting discount and estimated offering expenses):

                                          SHARES PURCHASED      TOTAL CONSIDERATION(1)        AVERAGE
                                        --------------------   -------------------------       PRICE
                                         NUMBER      PERCENT       AMOUNT        PERCENT     PER SHARE
                                        ---------    -------   ---------------   -------     ---------
Existing stockholders................   4,041,139        55%   $   (10,060,000)     (33)%     $ (2.49)
New investors........................   3,350,000        45         40,200,000      133         12.00
                                        ---------    -------   ---------------   -------
                                        7,391,139       100%   $    30,140,000      100%
                                        =========    =======   ===============   =======

------------
(1) Total consideration paid by existing stockholders represents the pro forma stockholders' equity less pro forma goodwill, in each case before giving effect to the post-merger adjustments set forth in the Unaudited Pro Forma Combined Balance Sheet of the Company and the Acquired Businesses included herein.

                         SELECTED FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

     SSI has been identified as the "accounting acquirer" for financial statement presentation purposes. The following selected historical consolidated financial information of the accounting acquirer has been derived from (i) the audited financial statements of SSI included herein for the years ended December 31, 1994, 1995 and 1996 and as of December 31, 1995 and 1996 and (ii) the unaudited financial statements of SSI for the years ended December 31, 1992 and 1993 and for the six months ended June 30, 1996 and 1997 and as of December 31, 1992, 1993 and 1994 and June 30, 1997 which have been prepared on the same basis as the audited statements and, in the opinion of SSI, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of that information. The following summary unaudited pro forma combined financial information represents historical information of the Company, as adjusted to give effect to (i) the Acquisitions on a historical basis, (ii) the other pro forma adjustments described below and (iii) the closing of this Offering and the application of the estimated net proceeds therefrom. See the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included herein.

                                                                                                   SIX MONTHS
                                                      YEAR ENDED DECEMBER 31                     ENDED JUNE 30
                                       -----------------------------------------------------  --------------------
                                         1992       1993       1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
HISTORICAL STATEMENT OF OPERATIONS
  INFORMATION FOR THE ACCOUNTING
  ACQUIRER:
    Revenues.........................  $   1,006  $   1,787  $   2,547  $   2,852  $   3,888  $   1,606  $  19,760
    Gross profit.....................        544        959      1,276      1,268      1,512        706      6,265
    Selling, general and
      administrative expenses(1).....        384      1,221      1,268      1,853      1,955        886      7,311
    Income (loss) from operations....        160       (262)         8       (585)      (443)      (180)    (1,046)
    Interest income (expense), net...     --             (1)        (7)        10         28     --           (998)
    Other income (expense), net......          2     --           (282)      (930)    --         --              2
    Income (loss) before income
      taxes..........................        162       (263)      (281)    (1,505)      (415)      (180)    (2,042)
    Net income (loss)................  $     118  $    (263) $    (281) $  (1,505) $    (415) $    (180) $  (1,766)
                                       =========  =========  =========  =========  =========  =========  =========

                                                                                                     FIRST SIX
                                                                                                     MONTHS OF
                                                                                    FISCAL 1996     FISCAL 1997
                                                                                    ------------    ------------
PRO FORMA COMBINED STATEMENT OF
  OPERATIONS INFORMATION(2):
    Revenues.........................                                                 $ 76,234        $ 45,276
    Gross profit.....................                                                   23,177          13,565
    Selling, general and
      administrative
      expenses(3)(4).................                                                   19,314          11,499
    Income from operations...........                                                    3,863           2,066
    Interest expense, net............                                                     (332)           (161)
    Other income (expense), net......                                                       56               8
    Income from continuing operations
      before income taxes............                                                    3,587           1,913
    Net income(5)....................                                                 $  2,041        $  1,090
                                                                                    ============    ============
    Net income per common share from
      continuing operations..........                                                 $    .28        $    .15
                                                                                    ============    ============
    Shares used in computing pro
      forma net income per share from
      continuing operations(6).......                                                    7,391           7,391
                                                                                    ============    ============

                                                                                                      JUNE 30, 1997
                                                                                               ----------------------------
                                                            DECEMBER 31                                          PRO
                                       -----------------------------------------------------                    FORMA
                                         1992       1993       1994       1995       1996       ACTUAL       COMBINED(2)
                                       ---------  ---------  ---------  ---------  ---------   --------    ----------------
BALANCE SHEET INFORMATION:
    Working capital (deficit)........  $     318  $     163  $    (127) $     823  $     (13)  $ (9,046)       $ (9,669)
    Total assets.....................        490        623        812      2,109      2,288     43,430          68,462
    Total debt, including current
      portion(8).....................     --             25         93     --            589     22,725          40,600
    Stockholders' equity (deficit)...        267       (121)      (348)    (1,075)    (1,394)     3,740          14,027

                                           AS
                                       ADJUSTED(7)
                                       -----------
BALANCE SHEET INFORMATION:
    Working capital (deficit)........    $17,799
    Total assets.....................     67,561
    Total debt, including current
      portion(8).....................      6,143
    Stockholders' equity (deficit)...     49,083

                                                        (FOOTNOTES ON NEXT PAGE)

------------

(1) Selling, general and administrative expenses in the first six months of fiscal 1997 reflect a non-cash, non-recurring special compensation expense of $2.4 million attributable to stock awards made by SSI as described under "Management -- Executive Compensation" and "Certain Transactions -- The
    SSI Merger."

(2) The pro forma combined statement of operations information assumes the Transactions (see "Dilution") and this Offering all were closed, and the estimated net proceeds from this Offering were applied, on January 1, 1996. The pro forma balance sheet information assumes all the Transactions (other than (i) SSI's acquisitions of Harley, GSV and Plant Specialties and related financings and other borrowings prior to June 30, 1997 and (ii) the closing of this Offering and the application of the estimated net proceeds therefrom) occurred on June 30, 1997. The pro forma combined financial information (i) is not necessarily indicative of the results of operations the Company would have obtained had the Transactions and this Offering and the application of the estimated net proceeds therefrom actually occurred when assumed or of the Company's future financial position or results of operations, (ii) is based on preliminary estimates, available information and certain assumptions that management deems appropriate and (iii) should be read in conjunction with the other financial statements and notes thereto included herein. The pro forma combined statement of operations information for fiscal 1996 and the first six months of fiscal 1997 includes: (i) the year ended December 31, 1996 and the six months ended June 30, 1997 for Invatec, SSI and GSV; (ii) the year ended October 31, 1996 and the six months ended June 30, 1997 for Harley and Plant Specialties; (iii) the year ended October 31, 1996 and the six months ended April 30, 1997 for Steam Supply and SVS; and (iv) the year ended September 30, 1996 and the six months ended March 31, 1997 for ICE/VARCO. The pro forma combined balance sheet includes: (i) the balance sheets of Invatec, SSI and ICE/VARCO at June 30, 1997; and (ii) the balance sheets of Steam Supply and SVS at July 31, 1997.

(3) Does not include: (i) salaries and benefits of certain owners and managers of the Acquired Businesses who were not or will not be employed by the Company and will not be replaced and certain excess administrative support service fees charged by ICE/VARCO's former parent company, as follows: fiscal 1996, $1,674,000; and first six months of fiscal 1997, $937,000; or
    (ii) $5.1 million of non-cash, non-recurring special compensation expenses attributable to stock awards made by SSI in fiscal 1996 and in the first six months of fiscal 1997 and sales of Common Stock by Invatec in the first six months of fiscal 1997.

(4) Includes goodwill amortization to be recorded as a result of the Acquisitions over a 40-year period, as follows: fiscal 1996, $602,000; and first six months of fiscal 1997, $301,000.

(5) Assumes an effective tax rate of 43%.

(6) Computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(7) Reflects the closing of this Offering and Invatec's application of the estimated net proceeds therefrom as described under "Use of Proceeds."

(8) Pro forma combined total debt includes $4.4 million payable to former owners of Acquired Businesses.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and the notes thereto and "Selected Financial Information" included in this Prospectus.

OVERVIEW

     The Company derives its revenues principally from (i) sales of industrial valves and other process-system components to its process-industry customers and commissions paid by the OEMs of these products in connection with their direct sales of these products and (ii) performance of comprehensive, maintenance, repair, replacement and value-added distribution services of industrial valves and process-system components for these customers. Cost of operations consists principally of direct costs of valves and components sold, coupled with labor and overhead costs connected with the performance of repair services. Selling, general and administrative expenses consist principally of compensation and benefits payable to owners and to sales, management and administrative personnel and insurance, depreciation and amortization and other related expenses.

     The pro forma combined statements of operations include pro forma adjustments to selling, general and administrative expenses to reflect (i) the decrease in salaries and benefits associated with certain owners and managers of the Acquired Businesses who were not or will not be employed by the Company after the acquisition of their Acquired Businesses and will not be replaced and
(ii) the elimination of certain excess management fees charged by ICE/VARCO's former parent company. The integration of the Acquired Businesses may present opportunities to reduce other costs through the elimination of duplicative functions and operating locations and the development of economies of scale, particularly as a result of the Company's ability to (i) consolidate insurance programs, (ii) borrow at lower interest rates than the Acquired Businesses,
(iii) obtain greater discounts from suppliers and (iv) generate savings in other general and administrative areas. The Company cannot currently quantify these anticipated savings and expects these savings will be partially offset by incremental costs that Invatec expects to incur, but also cannot currently quantify accurately. These costs include those associated with corporate management and administration, being a public company, systems integration and facilities expansions and consolidations. The pro forma combined financial information herein reflects neither unquantifiable expected savings nor unquantifiable expected incremental costs.

     In connection with certain issuances of SSI common stock and sales of Common Stock by Invatec during 1996 and the six months ended June 30, 1997, the Company recorded a non-cash, non-recurring compensation charge of $5.1 million, representing the difference between the amount paid for the shares and the fair value of the shares on the date of issuance or sale. This compensation charge is not included in the pro forma combined financial statements. In the quarter ended September 30, 1997, the Company will record a special non-cash, non-recurring compensation expense (presently estimated at approximately $2.0 million) as a result of its grant to certain executive officers of Invatec of options to purchase 202,589 shares of Common Stock at an exercise price of $1.00 per share.

     SSI has been identified as the "accounting acquirer" for financial statement presentation purposes.

SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following supplemental unaudited pro forma combined financial information gives effect to the Transactions (as defined in "Dilution") as if they had taken place on January 1, 1996 and as restated to convert the results of operations of the Acquired Businesses whose historical fiscal periods were not on a calendar year basis to a calendar year basis.

     The combined results of operations for the interim periods presented below do not purport to be comparable to and may not be indicative of the Company's post-combination results of operations because (i) SSI and the other Acquired Businesses were not under common control or management and (ii) the Company established a new basis of accounting to record the purchase of the Acquired Businesses under the purchase method of accounting. See "Selected Financial Information" and the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included herein.

                                              SIX MONTHS ENDED
                                                  JUNE 30
                                 ------------------------------------------
                                         1996                  1997
                                 --------------------  --------------------
                                        (UNAUDITED AND IN THOUSANDS)
Revenues.......................  $  36,603    100%     $  46,701      100%
Cost of operations.............     25,116     69         32,191       69
                                 ---------    ---      ---------      ---
Gross profit...................     11,487     31         14,510       31
Selling, general and
  administrative expenses......      9,334     26         11,707       25
                                 ---------    ---      ---------      ---
Income from operations.........  $   2,153      5      $   2,803        6
                                 =========    ===      =========      ===

     UNAUDITED INTERIM RESULTS

     REVENUES -- Revenues increased $10.1 million, or 28%, from $36.6 million in the six months ended June 30, 1996 to $46.7 million in the six months ended June 30, 1997. This increase was primarily attributable to the following: (i) a $4.5 million increase in the revenues of Harley resulting from its acquisition of a business in June 1996 and from strong sales of existing and new product lines,
(ii) a $1.6 million increase in ICE/VARCO's revenues associated with the acquisition of a business in August 1996 and the continued penetration of existing markets and (iii) a $1.3 million increase in Plant Specialties' revenues attributable to a shift in management's emphasis to more aggressive sales and marketing programs in 1997 and the performance of previously deferred turnaround work.

     GROSS PROFIT -- Gross profit increased $3.0 million, or 26%, from $11.5 million in the six months ended June 30, 1996 to $14.5 million in the six months ended June 30, 1997. As a percentage of revenues, gross profit remained consistent at 31% for both periods.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Selling, general and administrative expenses increased $2.4 million, or 26%, from $9.3 million in the six months ended June 30, 1996 to $11.7 million in the six months ended June 30, 1997. This increase primarily reflected expenses attributable to the business Harley acquired in June 1996 and the building of the Company's corporate management team in the first half of 1997. As a percentage of revenues, these expenses decreased from 26% in the six months ended June 30, 1996 to 25% in the six months ended June 30, 1997 as a result of being spread over a larger revenue base.

     LIQUIDITY AND CAPITAL RESOURCES

     The Company expects to enter into the New Credit Facility effective concurrently with the closing of this Offering. Chase Securities has agreed to structure, arrange and syndicate the New Credit Facility subject to the terms and conditions of a commitment letter. According to these terms, the New Credit Facility will be a three-year revolving credit facility of up to $60.0 million to be used for acquisitions and general corporate purposes. Invatec's present and future subsidiaries will guarantee the repayment of all amounts due under the facility and the facility will be secured by the capital stock of those subsidiaries and the Company's accounts receivable and inventories. The Company expects that the New Credit Facility will require the consent of the lenders for acquisitions exceeding a certain level of cash consideration, prohibit the payment of cash dividends by Invatec, restrict the ability of the Company to incur other indebtedness and require the Company to comply with certain financial covenants.

     The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs, debt service requirements and planned capital expenditures for property and equipment for at least the next several years. On a combined basis, Invatec and the Acquired

Businesses made capital expenditures of $1.9 million in fiscal 1996 and $0.5 million during the first six months of fiscal 1997. Invatec presently expects that the Company's capital expenditures during the balance of fiscal 1997 will total approximately $0.5 million (excluding acquisitions of businesses).

     The Company intends to pursue attractive acquisition opportunities after this Offering closes. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions through the issuance of additional equity as well as through a combination of cash flow from operations and borrowings, including borrowings under the New Credit Facility.

     FLUCTUATIONS IN OPERATING RESULTS

     The Company's results of operations may fluctuate significantly from quarter to quarter or year to year because of a number of factors, including the timing of future acquisitions, seasonal fluctuations in the demand for repair and distribution services (particularly the demand attributable to scheduled turnarounds in the power industry, which typically are scheduled for mild-weather months) and competitive factors. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year.

SSI

     RESULTS OF OPERATIONS

     The following table sets forth for SSI, the accounting acquirer, certain selected financial data and data as a percentage of revenues for the periods indicated (dollars in thousands):

                                                                                                           SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31                             JUNE 30
                                       ----------------------------------------------------------------  --------------------
                                               1994                  1995                  1996                  1996
                                       --------------------  --------------------  --------------------  --------------------
                                                                                                             (UNAUDITED)
Revenues.............................  $   2,547     100%    $   2,852     100%    $   3,888     100%    $   1,606     100%
Cost of operations...................      1,271      50         1,584      56         2,376      61           900      56
                                       ---------     ---     ---------     ---     ---------     ---     ---------     ---
Gross profit.........................      1,276      50         1,268      44         1,512      39           706      44
Selling, general and administrative
  expenses...........................      1,268      50         1,853      65         1,917      49           886      55
Special compensation expense on
  common stock issuance..............     --          --        --          --            38       1          --        --
                                       ---------     ---     ---------     ---     ---------     ---     ---------     ---
Income (loss) from operations........  $       8      --     $    (585)    (21)    $    (443)    (11)    $    (180)    (11)
                                       =========     ===     =========     ===     =========     ===     =========     ===

                                         SIX MONTHS ENDED
                                             JUNE 30
                                       --------------------
                                               1997
                                       --------------------
Revenues.............................  $  19,760    100%
Cost of operations...................     13,495      68
                                       ---------     ---
Gross profit.........................      6,265      32
Selling, general and administrative
  expenses...........................      4,918      25
Special compensation expense on
  common stock issuance..............      2,393      12
                                       ---------     ---
Income (loss) from operations........  $  (1,046)     (5)
                                       =========     ===

     UNAUDITED INTERIM RESULTS

     REVENUES -- Revenues increased $18.2 million, or 1,138%, from $1.6 million in the first six months of 1996 to $19.8 million in the first six months of 1997. This increase resulted from the inclusion of the results of Harley, GSV and Plant Specialties from their respective dates of acquisition, February 1, March 1, and June 1, 1997.

     GROSS PROFIT -- Gross profit increased $5.6 million, or 800%, from $0.7 million in the first six months of 1996 to $6.3 million in the first six months of 1997, principally as a result of the incremental gross margin generated by Harley, GSV and Plant Specialties. As a percentage of revenues, gross profit decreased from 44% in the first six months of 1996 to 32% in the first six months of 1997. This decrease reflects the expansion of SSI's consolidated operations to include the distribution and related services operations of Harley and the on-site and in-shop repair services operations of Harley, GSV and Plant Specialties, which historically generated lower gross margins than SSI's gross margins attributable to its on-line repair services operations.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Selling, general and administrative expenses increased $4.0 million, or 444%, from $0.9 million in the first six months of fiscal 1996 to $4.9 million in the first six months of 1997. This increase reflects the building of SSI's corporate management team and the incremental selling, general and administrative expenses of Harley, GSV and Plant Specialties. As a percentage of revenues, these expenses decreased from 55% in the first six months of 1996 to 25% in the first six months of 1997 as a result of being spread over a larger revenue base.

     SPECIAL COMPENSATION EXPENSE ON COMMON STOCK ISSUANCE -- In connection with the issuance of common stock to certain members of management and a management services provider, SSI recorded a $2.4 million non-cash, non-recurring charge in the six months ended June 30, 1997 as described under "Management -- Executive Compensation" and "Certain Transactions -- The SSI Merger."

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     REVENUES -- Revenues increased $1.0 million, or 34%, from $2.9 million in 1995 to $3.9 million in 1996. This increase resulted primarily from SSI obtaining, in early 1996, sole-source contracts to provide leak sealing and related services to two significant petrochemical companies located in the United States Gulf Coast region. An expansion of SSI's sales force during 1996 also contributed to the increase in revenues in fiscal 1996.

     GROSS PROFIT -- Gross profit increased $0.2 million, or 15%, from $1.3 million in 1995 to $1.5 million in 1996. As a percentage of revenues, gross profits decreased from 44% in 1995 to 39% in 1996, principally as a result of:
(i) aggressive pricing offered by SSI to obtain the sole-source contracts referred to above; (ii) a marginal increase in the cost of certain raw materials utilized in its leak sealing business; and (iii) increases in staffing levels in 1996 in preparation for higher future levels of business activity.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Selling, general and administrative expenses remained consistent at $1.9 million in both 1995 and 1996. As a percentage of revenues, these expenses decreased from 65% in 1995 to 49% in 1996 as a result of being spread over a larger revenue base.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUES -- Revenues increased $0.4 million, or 16%, from $2.5 million in 1994 to $2.9 million in 1995. This increase resulted primarily from increased volumes of business resulting from an expansion of SSI's customer base which was generated principally by three facilities opened in new geographic markets in 1993.

     GROSS PROFIT -- Gross profit remained flat between 1994 and 1995, but decreased as a percentage of revenues from 50% in 1994 to 44% in 1995. This decrease resulted from an increase in the cost of raw materials utilized in the leak sealing process and lower pricing offered by SSI in an effort to expand its customer base.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Selling, general and administrative expenses increased $0.6 million, or 46%, from $1.3 million in 1994 to $1.9 million in 1995. As a percentage of revenues, these expenses increased from 50% in 1994 to 65% in 1995. This increase was principally the result of significant legal costs incurred in securing various patents and related agreements related to the SafeSeal(TM) system.

     LIQUIDITY AND CAPITAL RESOURCES

     The following table sets forth selected information from SSI's statements of cash flows (in millions):

                                                                             SIX MONTHS
                                           YEAR ENDED DECEMBER 31          ENDED JUNE 30
                                       -------------------------------  --------------------
                                         1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
Net cash used in operating
  activities.........................  $  --      $    (1.1) $    (0.9) $    (0.7) $    (0.9)
Net cash used in investing
  activities.........................     --         --           (0.2)    --          (19.4)
Net cash provided by (used in)
  financing activities...............        0.1        2.5     --           (0.1)      20.3
                                       ---------  ---------  ---------  ---------  ---------
Net change in cash...................  $     0.1  $     1.4  $    (1.1) $    (0.8) $  --
                                       =========  =========  =========  =========  =========

     For the period from January 1, 1994 through June 30, 1997, SSI's operations used $2.9 million of cash primarily as a result of its losses during that period. Cash used in investing activities of $19.6 million in the same period consisted primarily of $19.1 million used to acquire Harley, GSV and Plant Specialties. Cash provided from financing activities in the same period of $22.9 million reflects net borrowings under credit facilities ($19.4 million) and sales of SSI equity securities to Philip in 1995 and the first six months of 1997 ($3.8 million), less $0.2 million of dividends paid on preferred stock.

     In the six months ended June 30, 1997, SSI utilized two credit facilities (the "Facilities") to fund the acquisitions of Harley and GSV. One of the Facilities provides for loans of approximately $17.5 million, comprised of $7.5 million of fixed-term loans, $4.8 million of which are guaranteed by Philip, and up to $10.0 million of loans keyed to a borrowing base of, and secured by, accounts receivable and inventories. The other Facility is a $7.0 million advancing line of credit guaranteed by Philip.

     FLUCTUATIONS IN OPERATING RESULTS

     SSI's results of operations may fluctuate significantly from quarter to quarter or year to year because of a number of factors, including seasonal fluctuations in the demand for repair and distribution services (particularly the demand attributable to scheduled turnarounds in the power industry, which typically are scheduled for mild-weather months) and competitive factors.

                         THE INDUSTRIAL VALVE INDUSTRY

OVERVIEW

     Petrochemical and other chemical plants, petroleum refineries, pulp and paper mills, electric and other utilities and other industrial process facilities use industrial valves to direct and regulate the flow of feedstocks, intermediates, products and fuels in their process systems. Industrial valves, ranging in diameter from less than 1/2 3/4 to over 20 feet, serve as mechanical control, blocking and pressure-relief devices in piping applications involving a myriad of liquids, gases, dry materials, slurries and other substances. The service environments for industrial valves range from relatively benign to severe, and the useful life of an industrial valve can range from several hours to 30 years or more depending on the severity of its service and other factors. These factors include the materials comprising the valve, the quality of its manufacture and the frequency and quality of its repair. Classified by how they are powered, industrial valves may be divided into two broad categories: (i) those powered manually ("standard" valves); and (ii) those operated by actuators using electric, hydraulic or pneumatic power ("actuated" valves). Actuated valves include those originally installed as such and standard valves that have been upgraded. Valves of both types include rising stem valves ("RSVs"), such as globe, gate and diaphragm valves, and pressure safety, relief and safety-relief valves ("PRVs"). Process industries use PRVs to relieve excess pressure in process equipment, pressure vessels, boilers and pipelines in order to prevent explosions or other system damage. PRVs typically are designed to contain pressure up to a predetermined level (which is individually set for each valve) and then to open and relieve excess pressure in a controlled manner. Standard PRVs are self-operating and typically are spring loaded, while actuated PRVs typically are operated by a pilot controller that actuates the valve.

     A recent industry study commissioned by the Company estimates that over 650 million industrial valves currently are installed in North America, including more than 140 million RSVs in various process industries. This study also estimates that more than 370 million RSVs are in use worldwide. The Company believes substantially every RSV experiences at least one leak during its operational life and estimates that between 4 million and 7 million of the RSVs installed in North America are leaking at a rate requiring repair or replacement at any one point in time.

     Process systems consist of discrete units or trains of units which generally operate continuously under pressure. In many process industries, these systems handle corrosive substances and are subject to high cycling rates and extremes of pressure and temperature. Leaks occur as a result, and a principal source of leaks are valves using rising stems to direct their opening and closing. OEMs use various packing materials to seal the stem area in RSVs, but these seals are vulnerable to the effects of friction and pressure and, in many cases, normal packing shrinkage and deterioration.

     The process systems in the industries the Company serves generally require emergency work and comprehensive scheduled periodic off-line repairs (called "turnarounds"). Emergency work is performed, if practicable, while the affected unit remains in operation and under pressure. On-line repairs historically have consisted of sealing leaking pipes and flanges with various enclosures and clamps and repacking leaking valves as interim measures pending the next scheduled turnaround. Turnarounds typically involve the shutdown of an entire process unit or trains of process units to permit the disassembly, repair and/or replacement and reassembly of component parts (including industrial valves), a process that can take from a few days to several months.

     Three broad sectors comprise the industrial valve industry: (i) manufacturing; (ii) distribution; and (iii) maintenance, repair and replacement services (collectively, "repair services"). On the basis of available industry data and management's assessments, the Company believes that the distribution and repair sectors of the industrial valve industry represent a current worldwide annual market in excess of $20.6 billion, of which North America accounts for approximately $9.2 billion, including approximately $3.7 billion attributable to repair services and $5.5 billion attributable to distribution and related services.

MANUFACTURING

     Because many types of industrial valves are commodity-like products, designers and OEMs of these valves generally must offer favorable pricing and a consistent selection of new, better-performing valves to gain or retain market share, and many target individual markets, product segments and speciality niches to obtain brand identity. More than 500 companies design and manufacture industrial valves in the United States, and this sector is undergoing some consolidation.

DISTRIBUTION AND REPAIR

     OEMs of industrial valves generally sell their products through various independent distribution channels. The Company believes independent distributors and independent sales representatives selling directly to small retailers or to end users account for approximately 75% of new industrial valve sales in the United States, while direct sales by OEMs account for the balance. The types of distributors include (i) wholesalers selling commodity-type valves primarily to retailers, (ii) valve and pipefitting stocking distributors selling standard RSVs and quarter-turn valves, (iii) speciality flow control distributors selling actuated valves packaged with other control products as complete systems and
(iv) full-line distributors selling all types of valves and valve-control systems. Value-added distribution services include the assembly, testing, sealing and certification of PRVs and customizing original equipment to meet the customer's specifications.

     Repair services include "on-line" repairs of valves and other process-system components that continue to operate under pressure while the repair is made and "off-line" repairs involving the repair of valves and other process-system components that have been temporarily removed from a process system. Off-line repairs are made either at the customer's facility (an "on-site" repair) or in the repair service company's facility (an "in-shop" repair).

     In the United States, end users, distributors and repair companies perform most repair and distribution services, while OEMs generally offer these services only on a limited basis. The Company believes, on the basis of available market data, that (i) the independent repair and distribution services sectors include approximately 1,200 companies, consisting predominantly of small businesses operating in single geographic areas in proximity to their customers, and (ii) most of these companies have limited access to capital for modernization and expansion and limited exit strategies for their owners. The Company also believes that, as part of an overall emphasis on reducing operating costs, many end users are increasing their outsourcing of various non-revenue-producing activities, such as plant maintenance (including outsourcing of entire valve maintenance and management programs).

     The Company believes significant opportunities are available in the repair and distribution services sectors of its industry to a well-capitalized national company employing professionally trained service technicians and machinists and providing a full complement of on-line, on-site and in-shop repair services. It also believes the fragmented nature of its industry will provide it with significant opportunities to consolidate the capabilities and resources of a large number of existing repair services businesses.

MARKET ENVIRONMENT AND TRENDS

     The Company has targeted selected groups of end users in three categories of process industries in the United States, Canada and Mexico as its initial primary market for the expansion of its repair and distribution services: (i) petrochemical and other chemical plants, petroleum refineries and pulp and paper mills (process manufacturers); (ii) conventional and nuclear electric power plants and cogenerators and water and wastewater utilities (utilities); and
(iii) crude oil and natural gas producers, gas processing plants and oil, gas and products pipelines (resource industries). The Company believes these targeted groups account for substantially all the approximately 140 million RSVs the Company believes currently are in service in North America and are heavy users of PRVs and other valves. These groups also are characterized by severe service applications in their processes which require valves that can endure corrosive substances, flammable and explosive materials, high cycling rates and extremes of pressure and temperature. The Company believes economic conditions (generally and in these targeted groups), technological developments and health, safety and environmental concerns drive the markets for repair services and value-added distribution services in these groups.

     The Company's targeted industries use industrial valves currently ranging in cost from less than $10 to more than $100,000. Historically, the demand for new industrial valves has been determined by the extent to which general and specific industry economic conditions or forecasts spurred the construction of new plants or expansions of existing plant capacities. The Company believes that
(i) for a number of years, many companies in these industries lengthened the period of time between turnarounds to minimize the economic costs associated with turnarounds and delayed construction of new plant facilities and outlays of capital expenditures for improvements of existing facilities and, as a result,
(ii) they are using a large population of aged valves which will require increasing levels of repair and replacement. In recent years, various factors have led companies in these industries to undertake capital expenditure programs to retool their existing process operations with new or improved labor-, time-and other cost-reducing devices. The Company believes this trend has strengthened both the replacement market for industrial valves and the market for independent, comprehensive repair services.

     Because the Company's targeted industries generally manufacture or produce commodities, they compete generally on the basis of price with each other and, in many cases, with overseas companies having lower-cost labor pools or raw material or other competitive advantages. The downward pressure this competition places on prices has led to the trend in these industries to attempt to achieve operating efficiencies as a means of preserving or enhancing operating margins while remaining competitive in their markets. Also contributing to this trend are various technological developments that enable these industries to reduce operating costs by modernizing existing process systems and other plant operations or replacing existing process systems with new, more efficient systems. For example, some industries have developed new process technologies requiring equipment to operate under higher pressures and thus entailing the replacement or pressure-resetting of installed PRVs. Similarly, automation of valve and other process control devices and computerized information management systems enable these industries to use a smaller work force to perform essential non-revenue-producing services, while the emergence of reliable independent service providers using new technologies in areas such as valve repair service, inventory management and turnaround planning enables these industries increasingly to outsource these services, typically at a net savings. The Company believes that many companies in these industries have eliminated or severely reduced the size of their own repair crews and engineering staffs. In addition, in order to reduce the size of their purchasing departments and the costs of contract administration, these companies are trending towards using fewer in-house administrators overseeing a reduced number of vendors performing an increasing amount of services.

     The efforts of the Company's targeted industries to reduce their costs have led OEMs to design and tool for the manufacture of more energy-efficient and reliable valves. Because valve design and manufacture is capital intensive and price is a primary competitive factor in the sale of new valves, the Company believes that valve OEMs are under pressure to reduce their own costs and increasingly will evaluate the potential cost savings from outsourcing their assembly, sales and other functions and reducing the number of distributors they utilize and are required to monitor.

     Another factor driving certain of the Company's targeted industries towards spending for new valves and related products and new valve repair service technologies is the mandate of the federal Clean Air Act, as amended in 1990, that various process industries, including most of those the Company serves, use the maximum achievable control technology ("MACT") available (i) to minimize the occurrences of fugitive emissions from their process systems of certain volatile organic compounds ("VOCs") or other hazardous air pollutants and (ii) to control the emissions that do occur. Regulations promulgated by the United States Environmental Protection Agency currently require the phase-in (first in newly constructed, reconstructed or modified process systems and then in existing unmodified systems) of MACT performance standards for all major source categories of hazardous air pollutants. Under these standards, a "leak," which formerly was a measured reading of 10,000 parts per million ("ppm") or greater, is being reduced to a measured reading of 500 ppm or greater. For certain synthetic organic chemical plants, the change to a 500 ppm leak definition became effective in 1996. Other industries have later phase-in dates. For example, existing petroleum refineries must comply with the 500 ppm threshold beginning August 18, 1999. To achieve compliance with the applicable performance standards, federal and state regulations require the process industries covered thereby to establish leak detection and repair programs incorporating specified protocols. For example, pursuant to these regulations, a process plant that contains valves in gas, vapor or light liquid service generally must use a portable VOC-monitoring instrument at specified intervals (monthly, quarterly or yearly) to test each valve subject to the regulations for fugitive VOC emissions. The regulations generally require the plant to repair any leaking valve within 15 days, and to make its first attempt at repair within five days, after the leak is detected, unless the plant can show immediate repair is technically infeasible without a "process unit shutdown" (as defined) or otherwise establish that delaying the repair is justified. Under these regulations, an unscheduled practice or procedure that stops production from a process unit or part of a process unit for less than 24 hours while a valve is removed, repaired on site and reinstalled is not a process unit shutdown. A first attempt at repair typically involves tightening various bolts or nuts. The plant also can use the monitoring instrument to determine whether a valve leak has been repaired. To encourage plants to reduce their number of leaking valves, federal and state regulations generally afford those plants that do so with longer intervals between required monitorings. If businesses fail to adhere to these requirements, they may be subject to stiff penalties. The Clean Air Act authorizes civil penalties up to $25,000 per day per violation, administrative penalties up to $200,000 and field citations up to $5,000 per violation.

     The Company believes that increasingly stringent federal and state regulations and performance standards will increase demand for the Company's products and services. For example, industries subject to these standards now can monitor valves to quantify the amount of feedstock, intermediates, products or fuel which is being lost attributable to leaking valves and quantify the costs associated with these leaks. The Company believes these industries increasingly will seek to prevent and remedy leaking valves as efficiently and expeditiously as possible. The Company believes that, with its SafeSeal(TM) system and other repair and distribution services it provides on a national basis, it is well positioned to address these needs. The SafeSeal(TM) system can provide an efficient and expeditious means to perform on-line valve restoration and is an attractive alternative to both on-line interim measures and off-line repairs because it restores valves on line in conjunction with their required monitoring, thereby reducing or eliminating shutdown time. The Company intends to market the SafeSeal(TM) system as the feasible on-line repair alternative for those leaking RSVs whose immediate repair otherwise either could be effected off line and on site within 24 hours or would be technically infeasible.

                                    BUSINESS

GENERAL

     Invatec was formed in March 1997 to create the leading single-source provider of comprehensive maintenance, repair, replacement and value-added distribution services for industrial valves and related process-system components (collectively, "repair and distribution services") throughout North America. The Company intends to be a leader in the consolidation of the highly fragmented repair and distribution sectors of the North American industrial valve industry by continuing to execute its aggressive acquisition strategy and to implement its national operating strategy, which is designed to increase internal growth, market share and profitability. When this Offering closes, Invatec will have combined seven businesses with 32 locations whose revenues totaled approximately $76.2 million on a pro forma combined basis during fiscal 1996.

     The Company believes it is positioned to meet the growing demand for outsourced management and maintenance programs for industrial valves and other process-system components because the combination of its distribution and repair services capabilities will allow it to become a single-source provider of these services for many of its targeted customers. The Company also believes this combination will (i) promote internal economies of scale, (ii) provide the Company with valuable information that can be used to expand its future repair services revenue base and (iii) better equip the Company to respond to problems associated with the repair and upgrading of its customers' process-system valves and other components.

     Many of the Company's customers are large Fortune 500 industrial companies. The Company provides them with both on-line and off-line repair services. It believes its approach to making on-line repairs of leaking RSVs that were manufactured with compressible packing material distinguishes it from other on-line repair companies and is safer, more effective and more cost-efficient than conventional on-line repair methods. An important part of the Company's business strategy will be to roll out SSI's proprietary SafeSeal(TM) system through the operations of the other Acquired Businesses and other businesses acquired in the future. The Company performs both on-site and in-shop off-line repairs. It also uses its facilities to (i) assemble, set, test, seal and certify new PRVs, (ii) assemble other new valves, actuators and other components into packaged systems for sale, rebuild previously used valves (other than PRVs) to their original specifications for sale and fabricate other process-system components for sale and (iii) test and certify new and rebuilt valves and systems as meeting the specifications of its customers and OEMs and applicable industry standards.

BUSINESS STRATEGY

     The Company intends to become the leading North American provider of comprehensive valve repair and distribution services by emphasizing growth through acquisitions of other repair and distribution services businesses and implementing a national operating strategy aimed at increasing internal growth and market share and enhancing profitability. The Company's growth strategy will focus on capitalizing on certain trends in its targeted industries, including increased outsourcing, increased focus on reducing economic losses attributable to leaking valves and increased regulatory requirements applicable to process-system facilities.

     GROWTH THROUGH ACQUISITIONS. The Company intends to implement an aggressive acquisition program targeting opportunities to enter new geographic markets and expand within its existing markets.

      o ENTERING NEW GEOGRAPHIC MARKETS. The Company currently conducts operations through 32 facilities located in 17 states in the United States and in Canada. It plans to broaden its base of operations by seeking acquisitions in new markets throughout North America in order to expand the Company's repair and distribution services capabilities. In each new market, the Company initially will target companies with historically successful operating results, superior operating management and established customer relationships and brand identities. The Company will generally seek to establish itself as a provider of both repair and distribution services in each of its new markets.

      o EXPANDING WITHIN EXISTING MARKETS. The Company intends to pursue acquisitions within its existing markets as a primary means of expanding its repair and distribution services capabilities within those markets and as a means for gaining access to new process-industry customers, specialized services, new products or other strategic synergies.

     IMPLEMENTATION OF A NATIONAL OPERATING STRATEGY. The principal elements of the Company's operating strategy are:

      o CROSS-SELLING REPAIR AND DISTRIBUTION SERVICES. The Acquired Businesses currently provide their respective customers with differing levels of repair services and distribution services. For instance, Plant Specialties provides extensive repair and remanufacturing services and limited distribution services, while ICE/VARCO provides extensive distribution services of both valves and related process equipment and a growing valve repair service. In an effort to become a single-source provider of repair and distribution services to its customers, the Company plans to offer a full line of services through most of its locations. The Company believes that this single-source capability will allow it to become the repair services provider and valve and related parts supplier of choice for its current and prospective customers.

      o INCREASING INTERNAL GROWTH THROUGH TECHNOLOGY ROLL-OUT. The Company believes the SafeSeal(TM) system represents a significant improvement over traditional valve packing restoration methods. This technology offers customers the ability to (i) substantially reduce or eliminate lost feedstock, product and fuel costs attributable to leaking valve packing, (ii) safely bring leaking valves into compliance with applicable emission standards without having to endure a shutdown and
          (iii) establish an effective, on-line means of remediating any further packing-related leaks. Because of the value-added nature of this proprietary technology, the Company, through SSI, has been able to achieve higher gross margins through the provision of this service compared to most other services it provides. The Company believes the Acquired Businesses will serve as a platform to aggressively market this technology to many of their existing process-industry customers in their respective markets. The Company's future acquisition efforts will focus on additional opportunities to expand this service into new geographic markets and to new segments of the process-industry market within its existing geographic areas.

      o CAPITALIZING ON GEOGRAPHIC DIVERSITY TO DEVELOP NATIONAL AND REGIONAL CUSTOMER AND OEM RELATIONSHIPS. The Company's customers include many large petrochemical and other chemical companies, petroleum refiners, pulp and paper companies and power and other utilities, many of which operate in numerous locations throughout North America. The Company believes its ability to provide repair and distribution services on a comprehensive basis throughout North America will enhance its relationships with these customers and with OEMs and afford it greater opportunities for new business. As the Company expands its regional and North American presence, it will seek to capitalize on its existing, and establish new, "national account," "blanket approval" and "consolidated supply" relationships and expand existing "regional" contracts with its large process-system customers.

      o ACHIEVING COST EFFICIENCIES AND STANDARDIZING AND IMPLEMENTING "BEST PRACTICES." The Company believes it should be able to reduce the total operating expenses of the Acquired Businesses and other businesses acquired in the future by eliminating certain duplicative administrative functions and operating facilities and consolidating certain functions performed separately by each business prior to its acquisition. The Company also believes that, as a large national company, it should experience reduced costs (as a percentage of revenues) in such areas as: purchasing, financing arrangements, employee benefits, information management, insurance and other risk management, and inventory control. In addition, the Acquired Businesses have significant knowledge and experience in operating industrial valve repair and distribution services businesses and providing products and services ancillary to those operations. They have continually refined their operating procedures in order to improve customer service and operating efficiency. The Company intends to formalize this approach of identifying "best practices" it will adopt as Company standards and implement throughout its operations. Management believes the standardization of best practices will enable the Company to provide superior customer service and be a low-cost operator in each of its markets.

ACQUISITION STRATEGY

     The Company intends to continue the aggressive acquisition program initiated by SSI to expand into additional markets and enhance its position in existing markets. Given the large size and fragmentation of the valve repair and distribution services industry, the Company believes there are numerous potential acquisition candidates both within the markets currently served by the Company and in new markets. The Company currently has no binding agreements to effect any such acquisition (other than the acquisitions of ICE/VARCO and SVS). The timing, size and success of the Company's acquisition efforts and the associated potential capital commitments cannot be readily predicted.

     The Company's initial strategy will be to acquire well established repair and distribution services companies in significant centers of its targeted process industries in North American markets. The Company also intends to make tuck-in acquisitions that provide access to additional customers, specialized services, new products or other strategic synergies. The Company presently does not intend to acquire any valve manufacturing operations.

     The Company plans to acquire a leading company in each new geographical market it enters. Each of the Company's acquisition candidates will be expected to demonstrate the potential for substantial revenue and earnings growth when combined with the Company's existing operations. The Company will evaluate not only the equipment and facilities of each acquisition candidate, but also certain subjective characteristics of each acquisition candidate, including its reputation, customer base, quality of operating management and technical staff.

     An important criterion for the Company's acquisition candidates (particularly candidates in new markets) will be high-quality operating management and the desire of those persons to remain in place and continue running the acquired operations for an extended period of time. The Company will employ a stock-based compensation program designed to help the Company retain its operating management personnel and develop a sense of proprietorship of those persons in the Company and align the interests of those persons with those of the Company's stockholders generally. See "Management -- 1997 Incentive Plan."

     The Company believes it will be well positioned to implement its acquisition strategy because of: (i) its ability to provide access to the SafeSeal(TM) system, which is not otherwise available in the marketplace; (ii) its decentralized operating strategy; (iii) its increased visibility and access to financial resources as a public company; and (iv) its ability to provide acquired companies and their shareholders with both liquidity and the opportunity to participate in the Company's growth and expansion.

     As consideration for future acquisitions, the Company intends to use various combinations of its Common Stock, cash and notes. The consideration for each future acquisition will vary on a case-by-case basis, with the major factors being historical operating results, the future prospects of the business to be acquired and the ability of that business to complement the services offered by the Company. The Company intends to register 5,000,000 additional shares of Common Stock under the Securities Act for use in connection with future acquisitions. See "Risk Factors -- Dependence on Acquisitions for Growth," " -- Capital Requirements" and " -- Potential Effect of Shares
Eligible for Future Sale on Price of Common Stock."

SERVICES PROVIDED

     The Company believes that, in looking at potential providers of outsourced repair services, industrial corporations and plant managers are increasingly emphasizing the ability of a service provider to implement comprehensive management and maintenance programs for their valves and other process-system components. With its recently expanded repair and distribution services capabilities and as part of its operating strategy, the Company is developing programs to meet this demand.

     REPAIR SERVICES. The Company provides a variety of on-line repair services and off-line repair services (including both on-site and in-shop repair services) for valves and other process-system components. These services vary by industry and by process applications within each industry.

     OFF-LINE SERVICES. The Company's off-line services include: diagnosis and testing of valve performance, including nondestructive examination using dye penetrants and mag-particle testing; repair, rebuilding and replacement of RSVs, PRVs and other valves; custom-designing, machining and plating of pressure-sealed gaskets; repair and upgrading of standard valves of various types; repair and replacement of actuators and positioners used with actuated valves; and cleaning of valves used in chlorine, oxygen and other service applications. Valve repair services include replacing broken stems and other components with OEMs' parts or equivalent parts that the Company machines and fabricates, blasting valve interiors with metal shot to remove process residue and corroded material, welding overlays to refinish valve seats and other worn areas, upgrading standard valves with actuators and related parts and modifying existing components to meet OEMs' specifications for repacking with new, pliable packing materials. In some locations, the Company also reconditions its customers' used valves, and remanufactures used valves (other than PRVs) it has purchased, typically at scrap metal value, to equal or exceed the original OEMs' specifications. It typically sells its remanufactured valves under a one-year warranty at a discount from the price of a comparable new valve. The Company intends to expand those services throughout its operations. As part of the repair process, the Company uses high-pressure air, steam and liquid lines and related instrumentation to test and certify the performance capabilities of the valves and other equipment it repairs.

     An important part of the Company's repair services is providing detailed documentation of the sources and types of the materials and components used to make repairs, the repair methods applied, the design specifications adhered to and test results. Customers can use this information in connection with their planning for future turnarounds and repairs. In addition, customers subject to federal and state fugitive emissions control regulations are required to maintain this information in their corrective action files.

     ON-LINE SERVICES. The Company's on-line services include (i) in the case of RSVs leaking as a result of the deterioration of their stem-packing materials, using the SafeSeal(TM) system to restore the packing materials generally to their original performance capabilities, and (ii) using conventional technologies to seal leaking pipes, flanges and valves as interim measures pending the affected system's next scheduled shutdown and turnaround.

     In SafeSeal(TM) valve restorations, the Company uses a valveless injection fitting, which is a miniaturized, permanent injection port it attaches to the leaking valve at or near an emission site, and a combination of specialized emissionless injection tools to inject the appropriate pliable (or "nonhardening") compound, usually one of the proprietary compounds the Company has developed for use in the system, through the port and into the valve's packing gland. The compound, by acting as a filler and lubricant, supplements the existing packing to stop the leak and restore the sealing capability of the packing. The injection port is left on the valve as a maintenance platform for future servicing of the valve packing. Except in severe operating conditions, a trained technician using the SafeSeal(TM) system can complete an on-line restoration in less than one hour. In certain limited cases, two fittings and injections are required to seal the leak. The Company believes the SafeSeal(TM) system is safer, more effective and more cost-efficient than conventional on-line valve-repacking methods.

     The Company believes the following chart provides a useful comparison of the SafeSeal(TM) system to other on-line valve repacking methods and conventional off-line repacking:

                                                             REPAIR
                                                           CONSIDERED    REPAIR PERFORMED   REPAIR PERFORMED   REPAIR INCORPORATED
                                           PROVIDES       "PERMANENT"    IN A CONTROLLED     ON LINE WHILE     IN LONG-TERM VALVE
                                       IMMEDIATE REPAIR   BY END USERS     ENVIRONMENT       UNDER PRESSURE    MANAGEMENT PROGRAMS
                                       ----------------   ------------   ----------------   ----------------   -------------------
SafeSeal(TM) system..................        x                 x               x                   x                   x
Other on-line methods................        x                                                     x
Off-line repacking...................                          x               x                                       x

     In performing interim on-line repairs, the Company designs line enclosures and flange clamps to meet customer-specific technical and engineering objectives and applicable industry and regulatory code requirements. SSI, which currently performs substantially all the Company's on-line repair services, has used independent contractors to fabricate its enclosures and clamps, and one element of the Company's growth strategy is to use the existing machining and fabrication facilities of the other Acquired Businesses as a platform for increasing on-line repair services on a Company-wide basis.

     DISTRIBUTION SERVICES. The Company currently sells new valves and related instrumentation and other process-system components directly to its process-industry customers from 17 of its 32 sales and service locations. In addition to purchasing valves from OEMs for resale, the Company also acts as a sales representative for a number of OEMs. In this capacity, it typically promotes the sale and distribution of the OEMs' products in designated territories for direct factory shipment to the customer and is compensated by the OEMs on a commission basis.

     At each sales location, the Company maintains inventories of valves and other equipment typically used by the process industries it serves from that location. GSV, for example, offers a complete line of high-and low-pressure valves and related equipment designed specifically for use in severe service steam-line applications and remote-controlled electric power generation. Because customers place many of their orders in connection with new construction or planned turnarounds, the Company often is able to arrange for just-in-time deliveries of the original equipment required to fill these orders.

     The Company's value-added valve distribution services primarily involve the assembly, setting, testing and sealing of spring-loaded and pilot-operated PRVs and also include: assembling other original valves with optional components supplied by the same or different manufacturers; customizing the original equipment for installation in the customer's process unit; combining two or more valves in configurations designed for specific process applications; and testing and calibrating, as applicable, individual components and accessories and complete equipment packages. As a part of its standard quality assurance program, the Company supplements the positive material identification information the manufacturers furnish to trace all materials they use in making their valves and other equipment with its own material certifications, testing certificates and full-assembly and test reports. Compiling this information (i) enables customers to comply with applicable internal and regulatory recordkeeping requirements and to demonstrate compliance with applicable industry and regulatory performance standards, (ii) facilitates the repair or replacement of component parts, and the reconditioning of entire valve assemblies, to the original design specifications and (iii) provides the initial step in a predictive valve maintenance program that uses actual operating histories to plan turnarounds and, by isolating the reasons for equipment failures, spurs the use of different or new materials and technologies.

OPERATIONS

     The Company intends to operate on a decentralized basis, giving the management of each operating company or each regional operating group (which will include "tuck-in" acquisitions) the responsibility for day-to-day operations, growth and profitability. It will centralize its accounting, auditing and internal control, cash management, employee benefits, financing, financial reporting, risk management and business acquisition activities and coordinate the sharing among its operating locations of financial resources for improved systems and expansion of services, training programs, financial controls, purchasing information and operating expertise. The Company's executive management team will direct the development of the Company's marketing strategies and programs and be responsible for key national supplier and customer relationships, and it intends to establish a management information system to enhance its ability to monitor each local or regional operation, assimilate acquired businesses through standard reporting mechanisms and implement performance-based incentive plans keyed to defined operational and productivity measurements and benchmarks. It currently is reviewing the operations of the Company and other repair and distribution services businesses in order to identify the "best practices" the Company will implement throughout its operations. In order to reduce traditional corporate headquarters expenses (as a percentage of revenues) and increase efficiencies, the Company intends to outsource various functions, including various personnel management and other human resource services, legal and tax services and management information systems design and implementation.

     The Company conducts its repair and distribution services operations through its local sales and service centers. It typically staffs its service centers with customer service and order entry personnel, repair coordinators and inventory, shipping and receiving and office personnel. The Company currently performs in-shop valve and other equipment assembly, testing and certification at 17 of its 32 operating facilities. Sixteen of these locations are authorized by various manufacturers as centers for the assembly, sale and repair of their valves and other products and maintain various professional certifications by organizations such as the American Society of Mechanical Engineers ("ASME") and the National Board of Boiler & Professional Vessel Inspectors.

     The Company performs most of its on-site repair services on a scheduled basis in response to the customer's call. The Company also offers 24-hour emergency on-line and on-site repair services from 30 of its service locations.

     The Company operates approximately 28 mobile machine shops which allow its technicians to perform repair and installation functions at the facilities of its customers. These shops typically are self-contained trucks or trailers ranging in size from 10 feet to 48 feet in length which the Company equips with various combinations of lathes, milling machines, grinders, welding equipment, drill presses, test stands, work benches and hand tools. The Company maintains its mobile shops at various locations, and from time to time it will maintain a shop indefinitely at a customer's facility if the work so warrants.

     The Company utilizes its repair and maintenance personnel to remanufacture valves for sale at times of decreased demand for repair and maintenance activities. This incremental activity enables the Company to maintain sufficient staff to meet the high level of activity associated with turnarounds and to produce a valuable product in times of decreased activity. The Company has no significant new manufacturing operations.

SALES AND MARKETING

     The Company employs approximately 110 direct salespersons to conduct its marketing and sales activities. Most product and service orders are awarded by plant maintenance managers to a small number of pre-approved vendors, with little direct bidding for each job. More recently, plant owners have begun establishing sole-source relationships with large, well-insured vendors with reputations for efficient response, safe technicians and comprehensive service. The Company's sales and marketing efforts typically focus on one-on-one relationships with plant maintenance managers and turnaround planners and include regular visits to customer plants to ensure client satisfaction. Initial visits also typically involve demonstration of the Company's technical abilities at the plant or the Company's shop facilities. The Company regularly advertises in trade journals, participates in trade shows and conducts customer appreciation functions. The Company also has an organized national accounts program which targets large multi-location industrial customers.

     Many of the Company's customers are regional and national companies in the petroleum refining, chemical, pulp and paper and power industries and utilities. The following is a list (in alphabetical order) of the Company's 10 largest customers during fiscal 1996, based on pro forma combined revenues:

Advanced Separation Technologies, Inc.    E. I. Du Pont de Nemours & Co.
Amoco Corporation                         Florida Power Corporation
Chevron Corporation                       Florida Power & Light Company
Citgo Petroleum Corporation               Union Carbide Corporation
Dow Chemical Company                      Valero Energy Corp.

     For fiscal 1996, none of the Company's customers accounted for 5% or more of the Company's pro forma combined revenues. While the Company is not dependent on any one customer, the loss of one of its significant customers could, at least on a short-term basis, have an adverse effect on the Company's results of operations.

     The Company generally seeks to enter into national or regional "blanket" contracts with its large customers. These contracts function to designate the Company as an approved service provider for a customer and establish certain standard terms and conditions for providing service to plants or other facilities owned or operated by that customer. Although these blanket contracts generally do not establish the Company as an exclusive provider of repair and distribution services, the Company believes they are an important consideration for plant managers and other decision makers in the usual process of selecting a vendor for the services the Company provides.

SUPPLIERS

     VALVES, PARTS AND FITTINGS. The Company purchases substantially all the new valves and other process-system components it distributes from OEMs. Its principal suppliers are Crosby Valve & Gauge Co., a unit of FMC Corporation, and units of Dresser Industries, Inc. Other suppliers of valves and process-system components to the Company include Anderson, Greenwood & Co. and Penberthy, Inc. The success of the Company as a provider of value-added distribution services depends on the extent to which the OEMs with which it has distribution arrangements are able to create a demand for their products in the territories they assign the Company. Factors affecting this demand include, in addition to price, product quality and performance (including durability and safety), delivery time and the relative strengths of the brand name and marketing ability of the OEM.

     RELATIONSHIPS WITH OEMS. The success of the Company as a value-added distributor of new valves and other process-system components and as a factory-authorized repair service provider depends on its relationships with the OEMs of these products. Except for its distribution agreements with OEMs, the Company generally has no contractual repair-services contracts with OEMs.

     The typical distribution agreement in the Company's industry specifies the territory or territories in which the distributor has the right and obligation to sell the OEM's products and the services (sales, assembly or repair) the distributor is authorized to, or must, perform. An OEM may (i) assign a territory on an exclusive or a nonexclusive basis, (ii) limit the range of the OEM's products the distributor may sell or service, (iii) authorize or restrict sales or services by the distributor outside the assigned territory, (iv) refuse to assign the distributor additional territories and (v) reserve to itself the right to deal exclusively with specified customers or classes of customers (for example, national accounts or engineering and construction companies) in the assigned territory. The Company believes the current fragmentation of the distribution sector of its industry reflects the traditional assignment by OEMs of territories on generally a local basis to distributors operating from a single facility.

     The distribution agreement may limit the distributor's role to that of sales representative acting on a commission basis or provide for purchases by the distributor for resales to end users. It also may impose requirements on the distributor concerning such matters as (i) minimum individual or annual purchase orders, (ii) maintenance of minimum inventories, (iii) establishment and maintenance of facilities and equipment to perform specified services and (iv) training of sales personnel and service technicians. Many OEMs closely monitor compliance with these requirements. The distribution agreement also typically
(i) grants the distributor the nonexclusive right to use and display the OEM's trademarks and service marks in the form and manner approved by the OEM and (ii) prohibits the distributor from offering products that compete with the OEM's products the distibutor is authorized to sell.

     The Company's distribution agreements generally have indefinite terms and are subject to termination by either party on prior notice generally ranging from 30 to 90 days.

     The Company's business strategy has caused concern by some OEMs. Some of the Acquired Businesses offer competitive product lines of major OEMs in certain areas. As a result, the Company's strategy could conflict with existing or future OEM distributor policies or programs. The Company believes, however, that, as a national provider of repair and distribution services, it will offer attractive benefits to OEMs. For large OEMs, it will offer a cost-effective distribution alternative that promotes consistent quality and possesses significant financial and human resources. For small and mid-sized OEMs, it will offer access to broader markets and expertise in marketing. In addition, the Company will offer to all

OEMs (i) a central source of market and usage data, including complete life histories of valves and other products, and (ii) a means of reducing their own selling costs through additional outsourcing of their assembly, testing, repair and certification services, reducing the number of distributors they are required to monitor and eliminating transition problems associated with local owner-operated distributorships. Although no assurance can be given that OEMs will not take actions that could materially adversely affect the Company's ability to implement its growth strategies and maintain its existing distribution services business, the Company believes that the combination of (i) the advantages it will offer to OEMs and (ii) the desire of end users to reduce the number of their vendors should result in these issues being resolved on a mutually satisfactory basis.

HIRING, TRAINING AND SAFETY

     The Company will seek to ensure through its hiring procedures and continuous training programs and the training programs offered by its OEMs that
(i) its product-assembly and service technicians and machinists meet the performance and safety standards established by the Company and its OEMs, professional and industry codes and federal, state and local laws and regulations and possess the required ASME, factory or other certifications and
(ii) its sales personnel are trained thoroughly in the selection, applications and adaptations and customizations of the products it distributes and types of repair services it offers.

     Because on-line and on-site repair services often are performed in emergency situations under dangerous circumstances (see "Risk
Factors -- Operating Hazards"), the Company intends to provide its technicians with extensive classroom and field training and supervision and to establish and enforce strict safety and competency requirements, including physical exams and periodic drug testing in some cases. The Company's training programs for its on-site repair technicians must meet OSHA requirements respecting, among other matters, release detection procedures, appropriate work practices, emergency procedures and other measures these technicians can take to protect themselves and the environment.

COMPETITION

     The markets for the Company's repair and distribution services generally are highly competitive. The Company believes the principal competitive factors in a distributor's sale of new valves and other process-system parts directly to industries in the distributor's market include price and the ability of the distributor to offer on a timely basis a wide selection of the new, better-performing valves and parts OEMs have designed to meet the needs of these industries. Factors affecting delivery time include inventory size and accessibility and whether, in the case of PRVs and certain other valves, the OEM or the distributor assembles, sets, tests and seals, or otherwise customizes, the valve. The Company believes its assembly and testing facilities enable it generally to deliver valves ready for installation faster than the relevant OEM. In the case of repair services, the Company believes the principal competitive factors are quality and availability of service (including emergency service), price, use of OEM-approved replacement parts, familiarity with the OEMs' products and local brand equity of the repair business.

     In its distribution operations, the Company competes with the direct sales forces and distribution networks of OEMs offering the same or comparable lines of products. It competes for repair services businesses with other repair service businesses and, to a lesser extent, with OEMs. Some of its competitors may have lower overhead cost structures and, consequently, may be able to provide their services at lower rates than the Company. The Company's competitors for on-line repairs include two national competitors (the Furmanite Division of Kaneb Services, Inc. and Team, Inc.) and several regional competitors. Competition in the market for off-line repair services is highly fragmented, although certain competitors may have dominant positions in some of the local markets they serve.

RESEARCH AND DEVELOPMENT

     The Company conducts research and development to improve the quality and efficiency of its services. Research and development activities include both in-house and extensive field testing of new technology to be used in conjunction with the Company's repair service operations, as well as assisting the Company's sales organization and customers with special projects.

     Through its research and development efforts, the Company is developing an air-driven friction welding device and related processes which it intends to market as the SafeWeld(TM) system. This technology is designed to eliminate a common source of fugitive emissions when using the SafeSeal(TM) system by making attachments to bodies having contents under high pressure through a fusion or friction weld. Currently, the industry standard is to make the attachment by drill and tap or a threaded fitting. The SafeWeld(TM) system is in the final stages of development, but the Company believes it will be available to deliver high-quality fusion welds of different metals. Although there can be no assurance the SafeWeld(TM) system will be commercially successful, the Company believes this system will be a significant enhancement to the SafeSeal(TM) system. The Company also believes that the SafeWeld(TM) system may have additional potential commercial uses.

     In addition to the development of the SafeWeld(TM) system, the Company's research and development efforts are currently aimed at developing technology for permanent repair of leaking flanges and developing new leak sealing compounds.

INTELLECTUAL PROPERTY

     The Company, through subsidiaries, owns three United States patents and has two United States patent applications pending which relate primarily to the SafeSeal(TM) system. The patents grant the Company the right to exclude others from making, using, offering for sale and selling the inventions in the United States. Foreign counterparts to one or more of these patents have issued providing rights in Australia, Austria, Belgium, Denmark, France, Germany, Greece, Italy, Luxembourg, the Netherlands, Spain, Sweden, Switzerland and the United Kingdom. Additional foreign counterpart patent applications are pending in Canada, India and Japan. An application is also pending under the Patent Cooperation Treaty. The process of seeking patent protection can be long and expensive, and no assurance can be given a patent will issue from the Company's currently pending applications or future applications or that, if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States. Litigation, which could demand significant financial and management resources, may be necessary to enforce patents or other intellectual property rights of the Company.

     In October 1996, the Company settled litigation with Team Environmental Services, Inc., one of the Company's competitors, relating to certain of the Company's patents. One of the Company's customers has a license to certain of the Company's technology under certain of its patents pertaining to the SafeSeal(TM) system. Although, to the knowledge of the Company, that customer has not pursued the development of technology that would compete with the SafeSeal(TM) system (and instead has opted to continue outsourcing on-line valve repair service work to the Company), there can be no assurance it will not elect to do so in the future. Moreover, there can be no assurance others will not independently develop substantially equivalent or better technology that would be free of the Company's patents and other intellectual property rights.

     Although in the aggregate the Company's patents are material to its operations, the Company believes its future success will depend more on its technological capabilities and the application of know-how (rather than on any particular patent) in the conduct of its business. It enjoys service and product name recognition, principally through various common law trademarks.

EMPLOYEES

     At September 30, 1997, the Company had approximately 700 full-time employees. Approximately 12 are members of the United Steelworkers of America, AFL/CIO union. None of the Company's other employees are represented by a union. Management believes the Company's relations with its employees are satisfactory. The Company's future success will depend, in part, on its ability to attract, retain and motivate highly qualified technical, marketing, engineering and management personnel.

     The repair services business is characterized by high turnover rates among field service technicians. Although the Company believes its turnover rate for field service technicians is below the industry average, the Company's turnover rate for these employees is high relative to the Company's other employees. The Company seeks to attract and retain qualified service technicians and other technical field personnel by providing competitive compensation packages. It has never experienced a prolonged shortage of qualified personnel in any of its operations (and does not currently anticipate any such shortage), but if demand for repair services were to increase rapidly, retention of qualified field personnel might become more difficult without significant increases in compensation.

FACILITIES

     The Company owns or leases 32 sales and service facilities located in 17 states and Canada, as follows.

                           NO. OF                                NO. OF
STATE                    FACILITIES    STATE                   FACILITIES
-----                    ----------    -----                   ----------
Alabama..................      1    Oklahoma.................      1
Alaska...................      1    Oregon...................      1
Arkansas.................      1    Pennsylvania.............      1
California...............      2    South Carolina...........      2
Colorado.................      1    Texas....................      5
Florida..................      4    Virginia.................      1
Georgia..................      1    Washington...............      3
Indiana..................      1    West Virginia............      2
Louisiana................      3    Ontario..................      1

     The Company owns seven of these facilities (totaling approximately 195,200 square feet) and leases the remainder (totaling approximately 278,300 square feet) under leases having terms of up to 25 years on terms the Company believes to be commercially reasonable. During fiscal 1996, total lease rentals were approximately $1.1 million. The facilities consist principally of sales and services, remanufacturing and administrative facilities, and the Company offers in-house repair or assembly services at 17 of the facilities. Its principal facilities include (i) an 82,000 square foot assembly, repair and remanufacturing facility owned by Plant Specialties, (ii) a 46,000 square foot machining and fabrication facility leased by GSV, (iii) 35,100 and 30,000 square foot assembly and repair facilities leased by Harley, (iv) a 26,200 square foot sales, service and administrative facility owned by Steam Supply and (v) a 25,000 square foot repair and remanufacturing facility owned by SVS. The Company believes its facilities are adequately maintained and sufficient for its planned operations at each location.

     The Company's principal executive and administrative offices are located in Houston, Texas.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     A wide range of federal, state and local regulations relating to health, safety and environmental matters applies to the Company's business. The Company's in-shop reconditioning and remanufacturing of used valves frequently involves the use, handling, storage and contracting for the disposal or recycling of a variety of substances or wastes considered hazardous or toxic. Environmental laws are complex and subject to frequent change. These laws impose "strict liability" in some cases without regard to negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, businesses may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws and regulations also may expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company which complied with all applicable laws when performed. The Company conducted Phase I (and, in two cases, Phase II) investigations to assess environmental conditions on substantially all the real properties owned or leased by the Acquired Businesses and engaged an independent environmental consulting firm in that connection. It has not identified any environmental concerns it believes are likely to have a material adverse effect on the Company's financial condition or results of operations, although no assurance can be given material liabilities will not occur. No assurance can be given the Company's compliance with amended, new or more stringent laws or regulations, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional, material expenditures by the Company. OSHA regulations establish requirements the Company's training programs must meet. See "-- Hiring, Training and Safety."

     The Company believes it has all material permits and licenses required to conduct its operations and is in substantial compliance with applicable regulatory requirements relating to its operations. The Company's capital expenditures relating to environmental matters were not material on a pro forma combined basis in fiscal 1996. The Company does not currently anticipate any material adverse effect on its business or financial position as a result of its future compliance with existing environmental laws and regulations controlling the discharge of materials into the environment.

LITIGATION AND INSURANCE

     Steam Supply and a Mobil Corp. unit are named defendants in a proceeding initiated by the City of Long Beach, California in October 1997 in a Long Beech municipal court. The complaint arises from an in-shop repair Steam Supply perfomed in February 1997, alleges the repair involved a release of hydrogen sulfide gas into the atmosphere in violation of the California Health & Safety Code and seeks monetary sanctions. Management of the Company believes this proceeding will not have any material adverse effect on its financial condition or operating results.

     The Company is, from time to time, a party to litigation arising in the normal course of its business, most of which involves claims for personal injury and property damage incurred in connection with its operations. It currently is not involved in any litigation it believes will have a material adverse effect on its financial condition or results of operations.

     The Company maintains insurance in such amounts and against such risks as it deems prudent, although no assurance can be given that such insurance will be sufficient under all circumstances to protect the Company against significant claims for damages. The occurrence of a significant event not fully insured against could materially and adversely affect the Company's financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at commercially reasonable rates or on acceptable terms.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     When this Offering closes, Invatec's directors, executive officers and key employees (ages are as of August 31, 1997) will be as follows:

                                                                                   DIRECTOR
                NAME                AGE                 POSITION                    CLASS
---------------------------------   --- ----------------------------------------   --------
William E. Haynes(1)(2)(3).......   54  Director, Chairman of the Board,                I
                                          President and Chief Executive Officer
Charles F. Schugart..............   37  Chief Financial Officer, Senior Vice
                                          President -- Corporate Development,
                                          Treasurer and Secretary
Denny A. Rigas...................   53  Senior Vice President -- Technology and
                                          Marketing
Frank L. Lombard.................   55  Vice President -- Corporate Development
John L. King.....................   27  Vice President -- Corporate Development
Douglas R. Harrington, Jr........   32  Vice President and Corporate Controller
Timothy M. LeFevre...............   35  Vice President -- Corporate Marketing
                                          Programs
Curry B. Walker..................   61  Vice President -- Quality, Safety and
                                          Engineering, President of Plant
                                          Specialties
Michael A. Baker(4)(5)...........   51  Director (6)                                  III
Robert M. Chiste(1)(2)(5)........   50  Director (6)                                  III
Arthur L. French(2)(3)(4)........   57  Director (6)                                    I
Tommy E. Knight(1)(5)............   58  Director (6)                                   II
Dr. Pierre R. Latour(3)(4).......   57  Director (6)                                   II
T. Wayne Wren, Jr.(1)............   48  Director (6)                                  III
Joe Cheatham(7)..................   40  President and Chief Operating Officer of
                                          Harley
Lee Roy Jordan(7)................   56  President of SVS
Pliney Olivier(7)................   51  President of GSV
Ed S. Ries(7)....................   54  President of Steam Supply
Thomas Santacroce(7).............   50  President of ICE/VARCO
Kevin M. Stern(7)................   32  President of SSI

------------
(1) Member of Board Executive Committee.

(2) Member of Board Nominating Committee.

(3) Member of Board Technology Committee.

(4) Member of Board Audit Committee.

(5) Member of Board Compensation Committee.

(6) Appointment as a director will become effective when this Offering closes.

(7) Key employee.

     WILLIAM E. HAYNES has been Chairman of the Board of Invatec since May 1997 and President and Chief Executive Officer of Invatec since March 1997. He also has served as President and Chief Executive Officer of SSI since November 1996 and as a director of SSI since May 1997. From July 1992 through December 1995, Mr. Haynes served as President and Chief Executive Officer of LYONDELL-CITGO Refining Company Ltd. He served in various executive capacities for Lyondell Petrochemical Company from 1985 to 1993 and in various technical, management and executive positions with Atlantic Richfield commencing in 1967. Mr. Haynes is also a director of Philip Services Corp., an industrial and environmental services company.

     CHARLES F. SCHUGART has been Chief Financial Officer of Invatec since March 1997 and has served in the same capacity for SSI since February 1997. He has been Senior Vice President -- Corporate Development of Invatec since July 1997. Prior to February 1997, he served for over 12 years in a variety of capacities with Arthur Andersen LLP, including most recently as Senior Manager. Mr. Schugart is a Certified Public Accountant.

     DENNY A. RIGAS has been Senior Vice President -- Technology and Marketing of Invatec since June 1997. From 1993 to May 1997, Mr. Rigas served as an executive vice president and general manager of the Triconex Corporation, a manufacturer of integrated safety systems for process-system industries. Mr. Rigas has a total of 30 years of domestic and international experience in the oil and gas hydrocarbon processing, process, pipeline, power, marine and other industries. He has served in executive and sales/marketing management positions in the last 18 years with, among others, a subsidiary of Rockwell International Corporation, Lummus Crest and Foster Wheeler. Mr. Rigas is a registered professional engineer in the State of Texas.

     FRANK L. LOMBARD has been Vice President -- Corporate Development of Invatec since March 1997 and has served in the same capacity for SSI since August 1993. From 1982 until joining SSI in 1993, he served as President of Westheimer Financial Group, Inc., a privately held investment banking and corporate finance advisory firm in Houston, Texas.

     JOHN L. KING has been Vice President -- Corporate Development of Invatec since March 1997. Prior to March 1997, he served for over five years in a variety of capacities with Arthur Andersen LLP, including most recently as an audit manager. Mr. King is a Certified Public Accountant.

     DOUGLAS R. HARRINGTON, JR. has been Vice President and Corporate Controller of Invatec since March 1997 and has served in the same capacities for SSI since February 1997. Prior to February 1997, he served in various capacities, including most recently as Controller -- U.S. Operations for Gundle/SLT Environmental, Inc. from March 1992 through May 1995 and from January 1996 until February 1997. From May 1995 through December 1995, Mr. Harrington served as Senior Manager -- Accounting for BSG Consulting, Inc. Prior to March 1992, he served for more than five years in a variety of capacities with Arthur Andersen LLP, including most recently an an audit manager. Mr. Harrington is a Certified Public Accountant.

     TIMOTHY M. LEFEVRE has been Vice President -- Corporate Marketing Programs of Invatec since June 1997. From 1994 through June 1997, he served as Vice President -- Corporate Marketing of Triconex Corporation. From 1992 through 1994, Mr. LeFevre served in a variety of technical and marketing capacities for Allen-Bradley Company, a subsidiary of Rockwell International Corporation.

     CURRY B. WALKER has been Vice President -- Quality, Safety and Engineering of Invatec since July 1997 and has been President of Plant Specialties for over 10 years.

     MICHAEL A. BAKER was a founder of American Medical Response, Inc., a Boston-based company engaged in the provision of a national ambulance service network, and served on its board of directors from February 1992 until it was acquired in February 1996.

     ROBERT M. CHISTE has been President, Industrial Services Group, of Philip Services Corp. since July 1997. He served as Vice Chairman of Allwaste, Inc. ("Allwaste"), a provider of industrial and environmental services, from May 1997 through July 1997, President and Chief Executive Officer of Allwaste from October 1994 through July 1997 and a director of Allwaste from January 1995 through August 1997. Philip Services Corp. acquired Allwaste effective July 31, 1997. Mr. Chiste served as Chief Executive Officer and President of American National Power, Inc., a successor company of Transco Energy Ventures Company, from its creation in 1986 until October 1994. During the same period, he served as Senior Vice President of Transco Energy Company. Mr. Chiste also serves as a director of Franklin Credit Management Corp., a New York-based financial services company.

     ARTHUR L. FRENCH has served as Chairman of the Board, Chief Executive Officer and President of Metals USA, Inc., a metals processor and manufacturer of metal components, since December 1996. From 1989 through 1996, Mr. French served as Executive Vice President and a director of Keystone International, Inc. ("Keystone"), a manufacturer of industrial valves and controls, with responsibility for domestic and international operations. From 1966 to 1989, Mr. French held various positions with Fisher Controls

International, Inc., a control valve and instrumentation manufacturer, and served as its President and Chief Operating Officer and a director prior to joining Keystone.

     TOMMY E. KNIGHT was President and Chief Executive Officer of Brown & Root, Inc., a subsidiary of Halliburton Company and one of the largest international construction firms in the world, from June 1992 until his retirement in September 1996. Prior to that time and since 1964, he served in a variety of other capacities with Brown & Root, Inc. Mr. Knight is a director of Metals USA, Inc.

     PIERRE R. LATOUR, PH.D. is an independent consulting chemical engineer. Dr. Latour co-founded Setpoint, Inc. and served as a director and a vice president of consulting, oil refining, central marketing and business development until he retired in January 1995. He then served as a vice president of business development for Dynamic Matrix Control Corp. ("Dynamic") and then Aspen Technology, Inc. after it acquired both Setpoint, Inc. and Dynamic in January 1996. He retired from Aspen Technology, Inc. in January 1997.

     T. WAYNE WREN, JR. has served as Senior Vice President of PSC Enterprises, Inc., a subsidiary of Philip Services Corp., since July 1997 and served as Senior Vice President -- Chief Financial Officer and Treasurer of Allwaste from March 1996 through July 1997, having served as its Vice President -- Chief Financial Officer since November 1995. From January 1994 to November 1995, Mr. Wren was an independent financial consultant. He previously served as Allwaste's Vice President -- Chief Financial Officer from August 1991 to December 1993. He also provided financial consulting services to Allwaste pursuant to a consulting agreement from January 1994 to June 1994.

     JOE CHEATHAM has been President and Chief Operating Officer of Harley since August 1996. Prior to that time and since April 1993, he was Harley's Regional Manager-Southeast. Mr. Cheatham joined Harley in 1990 as the Manager of its Columbia, South Carolina operations.

     LEE ROY JORDAN has been President of SVS since its inception in 1984. In addition, Mr. Jordan serves on the board of directors of Cavalier Homes, Inc., a publicly traded company.

     PLINEY OLIVIER has been President of GSV since 1985 and was Chief Executive Officer of GSV from 1985 until February 1997. Prior to 1985, he held positions as plant manager with Farmland Industries and as a vice president of marketing with a subsidiary of Raytheon Corp.

     ED S. RIES has been President of Steam Supply since July 1997. Mr. Ries has been employed by Steam Supply since 1972 and has served in numerous senior-level management, marketing and administrative positions with Steam Supply.

     THOMAS SANTACROCE will become President of ICE/VARCO when this Offering closes. Mr. Santacroce has been employed by ICE/VARCO since 1982 and has served in various management, marketing and administrative positions with ICE/VARCO.

     KEVIN M. STERN will become President of SSI when this Offering closes. Mr. Stern has served in various management capacities for SSI since 1992.

     When this Offering closes, the Board of Directors (the "Board") will have three director classes, each of which, following a transitional period, will have a three-year term, with one class being elected each year at that year's annual stockholders' meeting. The initial terms of the Class I directors, the Class II directors and the Class III directors will expire at the 1998 meeting, the 1999 meeting and the 2000 meeting, respectively.

DIRECTOR COMPENSATION

     Invatec initially will pay each director who is not a Company employee (a "Nonemployee Director") fees of $1,000 for each Board and each Board committee meeting attended (except for committee meetings held on the same day as Board meetings) and will periodically grant Nonemployee Directors options to purchase shares of Common Stock pursuant to the Company's 1997 Incentive Plan (the "Incentive Plan"). See " -- 1997 Incentive Plan -- Nonemployee Director Awards." It will not pay any additional compensation to its employees for serving as directors, but will reimburse all directors for out-of-pocket expenses they incur in connection with attending Board or Board committee meetings or otherwise in their capacity as directors.

EXECUTIVE COMPENSATION

     Invatec anticipates that during 1997 its most highly compensated executive officers and their annualized base salaries will be: William E.
Haynes -- $200,000; Charles F. Schugart -- $175,000; Denny A. Rigas -- $175,000;
and Curry B. Walker --$150,000. Each of these executive officers is eligible to earn additional performance-based incentive compensation for 1997. See
" -- 1997 Incentive Plan." The Company did not pay Mr. Haynes any salary from his employment by SSI in December 1996 through mid-May 1997. When this Offering closes, the Company will pay him $300,000 as a hiring bonus. His base salary began accruing on May 16, 1997. SSI paid a $50,000 hiring bonus to Mr. Schugart earlier this year. In January 1997, SSI awarded Messrs. Haynes, Schugart and Frank L. Lombard 144,398 shares, 34,000 shares and 31,804 shares, respectively, of SSI common stock. For federal income tax purposes, these awards have been treated as taxable compensation income to Messrs. Haynes, Schugart and Lombard in the amounts of $424,700, $100,000 and $93,500, respectively. In August 1997, Invatec awarded Messrs. Haynes, Schugart and Rigas options to purchase 97,966 shares, 38,608 shares and 22,710 shares, respectively, of Common Stock at an exercise price of $1.00 per share.

EMPLOYMENT AGREEMENTS

     When this Offering closes, Invatec will assume the employment agreements SSI presently has with Messrs. Haynes and Schugart. Each of these agreements and Invatec's employment agreement with Mr. Rigas (i) provides for an annual minimum base salary, (ii) entitles the employee to participate in all the Company's compensation plans (as defined) in which executive officers of Invatec participate and (iii) has a continuous term of three (Mr. Haynes) or two (Messrs. Schugart and Rigas) years, subject to the right of either party to terminate the employee's employment at any time. If the employee's employment is terminated by reason of the employee's death or disability (as defined), by the Company without cause (as defined) or by the employee for good cause (as defined), the employee or his estate will be entitled to a lump-sum payment equal to a multiple (three for Mr. Haynes and two for Messrs. Schugart and Rigas) of his highest annual salary and incentive bonuses. If a change of control (as defined) of the Company occurs, the employee may terminate his employment at any time during the 730-day period following that event and receive the same lump-sum payment together with such amount as may be necessary to hold him harmless from the consequences of any resulting excise or other similar purpose tax relating to "parachute payments" under the Internal
Revenue Code of 1986, as amended (the "Code"). Each agreement contains a covenant limiting competition with the Company for two years following termination of employment. Copies of these agreements are included as exhibits to the Registration Statement of which this Prospectus is a part (the "Registration Statement").

     In accordance with the employment agreements with Messrs. Haynes and Schugart, the Company will make interest-free loans to Messrs. Haynes and Schugart in the amounts of $174,338 and $41,050, respectively, to pay the federal taxes they owe as a result of the awards of SSI stock to them in January 1997. See "-- Executive Compensation." These loans will mature three years from the initial funding and may be repaid, at the borrower's option, in cash or shares of Common Stock valued at its then market value. As provided in Mr. Rigas' employment agreement, Invatec will make a $100,000 interest-free loan to Mr. Rigas that will mature on May 6, 1999, will pay up to $130,000 of the actual relocation costs and expenses Mr. Rigas incurs in relocating his household from California to the Houston metropolitan area and will pay other compensation to Mr. Rigas in 1997 of up to $30,000.

     The Company also has entered into employment agreements with other executive officers and key employees of the Company.

OPTION GRANTS

     When this Offering closes, the Company will have outstanding under the Incentive Plan options to purchase 1,308,248 shares of Common Stock. SSI originally granted most of the options with grant dates prior to August 1997, and these options will convert into Incentive Plan options pursuant to the terms of the SSI Merger. The following table sets forth certain information concerning the Incentive Plan options:

                                                                      NUMBER OF         PERCENTAGE OF
                                                                  SHARES UNDERLYING     TOTAL OPTIONS
                  NAME                        DATE OF GRANT            OPTIONS           OUTSTANDING      EXERCISE PRICE
----------------------------------------   --------------------   -----------------    ---------------    --------------
William E. Haynes.......................   January 27, 1997            250,000               26.6%           (1)
                                           August 15, 1997              97,966                                $ 1.00
Charles F. Schugart.....................   January 27, 1997            100,000               10.6            (1)
                                           August 15, 1997              38,608                                $ 1.00
Denny A. Rigas..........................   June 15, 1997               100,000                9.4            (1)
                                           August 15, 1997              22,710                                $ 1.00
Certain other officers and employees....   January-June 1997           305,000               26.6            (2)
                                           August 15, 1997              43,305                                $ 1.00
SSI officers and employees..............   January-March 1997            7,700                0.6             $10.00
SSI officers and present or former
  employees.............................   1995-1996                    70,459                5.4             $10.00
All other officers, employees
  and Nonemployee Directors
  as a group............................   June-August 1997(4)         272,500               20.8            (3)

------------
(1) The exercise price per share for options to purchase 50% of the shares shown is the initial per share price to the public in this Offering (the "IPO Price") and the exercise price per share for the options to purchase 50% of the shares shown is the lesser of the IPO Price and $9.00.

(2) Includes options to purchase 165,000 shares at the IPO Price and options to purchase 140,000 shares at the lesser of the IPO Price and $9.00.

(3) Includes options to purchase 193,750 shares at the IPO Price, options to purchase 63,750 shares at the lesser of the IPO Price and $9.00 and an option to purchase 15,000 shares at $10.00 which will be exchanged for a warrant granted in 1995.

(4) Except for options to purchase 60,000 shares at the IPO price to be granted to Nonemployee Directors when this Offering closes.

     The Incentive Plan options granted in August 1997 to purchase a total of 202,589 shares at an exercise price of $1.00 per share have terms extending seven years from the date this Offering closes and will become fully exercisable on that date. The other Incentive Plan options granted to Messrs. Haynes, Schugart, Rigas and others to purchase a total of 952,500 shares have terms extending seven years from the date this Offering closes and will become exercisable in 25% increments on that date and the first three anniversaries of that date. Options to purchase a total of 60,000 shares have seven-year terms and will become exercisable in 33 1/3% increments on the first three anniversaries of that date. Options to purchase 93,159 shares have terms extending until mid-2001 and are fully exercisable.

1997 INCENTIVE PLAN

     The following summarizes the principal provisions of the Incentive Plan, a copy of which is an exhibit to the Registration Statement.

     GENERAL. The Incentive Plan, which has been approved by the Board and Invatec's existing stockholders, aims to (i) attract and retain the services of key employees and qualified independent directors and contractors and (ii) encourage and stimulate in those persons the sense of proprietorship and self-interest in the development and financial success of the Company by making performance-based awards ("Awards") tied to the growth and performance of the Company.

     Invatec has reserved 1,500,000 shares of Common Stock for use under the Plan. Beginning with the Company's first fiscal quarter after the closing of this Offering and continuing each fiscal quarter thereafter, the number of shares available for that use will be the greater of 1,500,000 shares or 15% of the number of shares of Common Stock outstanding on the last day of the preceding fiscal quarter. Awarded Shares that are not issued again will become available for Awards.

     Persons eligible for Awards are (i) employees holding positions of responsibility with the Company or any of its subsidiaries and whose performance can have a significant effect on the success of the Company as well as individuals who have agreed to become employees within six months of the date of grant ("Employees"), (ii) Nonemployee Directors and (iii) nonemployee consultants and other independent contractors providing, or who will provide, services to the Company or any of its subsidiaries ("Independent
Contractors"). Awards to Employees ("Employee Awards") and Awards to
Independent Contractors ("Independent Contractor Awards") generally are treated alike under the Incentive Plan, and the following discussion of Employee Awards applies, except as noted, equally to Independent Contractor Awards. For purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which could impose so-called short-swing trading liabilities on the directors and executive officers of Invatec in connection with their purchases and sales of Common Stock within any six-month period, the Incentive Plan is intended to qualify for the exemptions from that Section which are provided by Exchange Act Rule 16b-3 ("Rule 16b-3").

     The Compensation Committee of the Board (the "Committee") administers the Incentive Plan, except as it applies to Nonemployee Directors, and, to the extent required for the Rule 16b-3 exemptions, the Committee will at all times consist of at least two Nonemployee Directors. The Committee has the exclusive power to administer the Incentive Plan and take all actions specifically contemplated thereby or necessary or appropriate in connection with the administration thereof. Except insofar as the Incentive Plan relates to Nonemployee Directors, the Committee also has the exclusive power to interpret the Incentive Plan and to adopt such rules, regulations and guidelines for carrying out its purposes as the Committee may deem necessary or proper in keeping with the objectives thereof. The Committee may, in its discretion, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Employee Award, waive any restriction or other provision of the Incentive Plan or in any Employee Award or otherwise amend or modify any Employee Award in any manner that is either (i) not adverse to that Employee holding the Employee Award or
(ii) consented to by that Employee. The Committee also may delegate to the chief executive officer and other senior officers of the Company its duties under the Incentive Plan, except that no such delegation may be made in the case of actions respecting participants subject to Section 16 of the Exchange Act.

     EMPLOYEE AWARDS. Employee Awards may be in the form of (i) rights to purchase a specified number of shares of Common Stock at a specified price ("Options") which may be denominated in one or both of Common Stock or units denominated in Common Stock, (ii) rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights exercise date over a specified strike price ("SARs"), (iii) restricted or unrestricted grants of Common Stock or units denominated in Common Stock ("Stock Awards"), (iv) grants denominated in cash ("Cash Awards") and (v) grants denominated in cash, Common Stock, units denominated in Common Stock or any other property which are made subject to the attainment of one or more performance goals ("Performance Awards"). Subject to the limitations described below, the Committee will determine the recipients of Employee Awards and the terms, conditions and limitations applicable to each Employee Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives or goals, increases in specified indices or other comparable measures of performance. The Committee may grant Employee Awards (i) singly, (ii) in combination or tandem with other Employee Awards, (iii) in replacement of or as alternatives to prior Employee Awards or (iv) in combination or tandem with, in replacement of or as alternatives to rights under any other employee plan of the Company or any acquired entity. The exercise price of an Option may be paid with cash or, according to methods determined by the Committee, with Common Stock or any other Employee Award the exerciser has owned for at least six months. Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company's business units and may include any of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity or assets or decreased costs or other liabilities.

     The Incentive Plan parameters respecting Employee Awards include the following:

          (i) an Option may be either an incentive stock option ("ISO") that meets, or a nonqualified stock option ("NSO") that does not meet, the requirements of Section 422 of the Code, and, unless the Committee specifies otherwise, must have an exercise price of not less than the fair market value of a Common Stock share on the date of grant;

          (ii) the Committee must establish the performance goal or goals for each Performance Award prior to the earlier to occur of (a) 90 days after the commencement of the performance measurement period for that Award and
     (b) the lapse of 25% of that period, and in any event while it is substantially uncertain whether the goal or goals will be met; and

          (iii) the Committee may not grant any employee: (a) during any one-year period, (1) Options or SARs covering more than 300,000 shares of Common Stock or (2) Stock Awards covering or relating to more than 10,000 shares of Common Stock (the limitations referred to in this clause (a) being the "Stock-based Awards Limitations"); or (b) Cash Awards (including Performance Awards denominated in cash) having a value determined on the date of grant in excess of $1 million.

Only the limitations described in clause (i) above apply to Independent Contractor Awards. The limitations described in clause (iii)(a)(1) above do not apply to Options into which SSI options will be converted as a result of the SSI Merger.

     Invatec currently is developing a performance-based annual cash bonus program under the Incentive Plan the participants in which would be eligible to earn bonuses equal to specified percentages of their annual base salaries (actual base salaries for 1997).

     NONEMPLOYEE DIRECTOR AWARDS. Nonemployee Director Awards will be granted either automatically or at the option of Nonemployee Directors in lieu of director's fees. When this Offering closes, each Nonemployee Director automatically will be granted NSOs to purchase 10,000 shares of Common Stock. In addition, on the first business day of the month following the date on which each annual meeting of the Company's stockholders is held (each an "Annual Director Award Date"), each Nonemployee Director automatically will be granted NSOs to purchase 5,000 shares of Common Stock. The Board may increase subsequent annual Director Awards to not more than 15,000 shares. Any person who first becomes a Nonemployee Director after the date this Offering closes otherwise than by election at an annual meeting of stockholders automatically will be granted, on the date of his or her election, NSOs to purchase the number of shares of Common Stock equal to the product of (i) 10,000 and (ii) a fraction, the numerator of which is the number of days between the election of that Nonemployee Director and the next scheduled Annual Director Award Date (or, if that date then has not been scheduled, the date that is the first anniversary of the then immediately preceding Annual Director Award Date, if any) and the denominator of which is 365. For purposes of any Director Awards granted prior to the scheduling of the 1998 annual meeting of stockholders, June 1, 1998 will be deemed the initial Annual Director Award Date. Each NSO granted to Nonemployee Directors will (i) have a seven-year term, (ii) have an exercise price per share equal to the fair market value of a Common Stock share on the date of grant (the initial public offering price in the case of NSOs granted on the closing of this Offering) which must be paid in full in cash at the time of exercise to the extent exercised and (iii) become exercisable in increments of one-third of the total number of shares of Common Stock subject thereto on the first, second and third anniversaries of the date of grant. If a Nonemployee Director resigns from the Board without the consent of a majority of the other directors, his or her NSOs may be exercised only to the extent they were exercisable on the resignation date.

     A Nonemployee Director may make an annual election to receive, in lieu of all or any portion of the director's fees he or she would otherwise receive in the next year (including both annual retainer fees, if any, and meeting fees), a restricted Stock Award covering a number of shares of Common Stock having a fair market value equal to the quotient obtained by dividing (i) the dollar amount of fees the Nonemployee Director elects to forego in the next year in exchange for restricted Stock Awards by (ii) the fair market value of a Common Stock share on the date of the election.

     OTHER PROVISIONS. If the Committee approves, payments in respect of Employee Awards may be deferred, either in the form of installments or a future lump-sum payment, by any Employee. At the discretion of the Committee, an Employee may be offered an election to substitute an Award for another Award or Awards of the same or different type.

     The Company will have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under the Incentive Plan, an appropriate amount of cash or number of shares of Common Stock, or combination thereof, for the payment of taxes. The Committee may (i) permit withholding to be satisfied by the transfer to the Company of shares of Common Stock previously owned by the holder of the Employee Award for which withholding is required and (ii) cause the Company to make a short-term or demand loan to any Employee or Independent Contractor to permit the payment of taxes required by law.

     The Board may amend, modify, suspend or terminate the Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that (i) no change that would impair the rights of any holder of an Award with respect to that Award may be made without the consent of that holder and (ii) no change requiring stockholder approval to maintain the Rule 16b-3 exemptions will be effective until that approval has been obtained.

     If any subdivision, split or consolidation of outstanding shares of Common Stock, or any declaration of a stock dividend payable in shares of Common Stock, occurs, the Board will make appropriate adjustments to (i) the number of shares of Common Stock reserved under the Incentive Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the appropriate fair market value and other price determinations for Awards in order to reflect such transactions, (v) the number of shares of Common Stock covered by Options automatically granted to Nonemployee Directors, (vi) the number of shares covered by restricted Stock Awards automatically granted to Nonemployee Directors and (vii) the Stock-based Awards Limitations.

     If any recapitalization or capital reorganization of Invatec, any consolidation or merger of Invatec with another corporation or entity, any adoption by Invatec of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends) occurs, the Board will make appropriate adjustments to the amounts or other items referred to in clauses (ii), (iii), (iv), (v), (vi) and (vii) above to give effect to such transactions, but only to the extent necessary to maintain the proportionate interest of the holders of the Awards and to preserve, without exceeding, the value thereof.

     TAX IMPLICATIONS OF AWARDS. The following summarizes the United States federal income tax consequences to Employees, Nonemployee Directors and the Company as a result of the grant and exercise of Awards under the Incentive Plan. It does not address the consequences of the Incentive Plan under any other tax laws.

     No grant of any Option or SAR will constitute realized taxable income to the grantee. Each exerciser of an SAR or NSO will (i) recognize ordinary income in an amount equal to the excess of (a) the amount of cash and the fair market value of the Common Stock received over (b) the exercise price (if any) paid therefor and (ii) generally have a tax basis in any shares of Common Stock received pursuant to the exercise of an SAR or the cash exercise of an NSO which equals the fair market value of those shares on the date of exercise.

     An Employee will not have taxable income as a result of exercising an ISO, but the excess of the fair market value of the shares of Common Stock received on that exercise ("ISO Stock") over the exercise price may cause the Employee to incur alternative minimum tax ("AMT"). The payment of AMT by an Employee attributable to an ISO exercise would be allowed as a credit against his regular tax liability in a later year to the extent his regular tax liability exceeds his AMT for that year.

     On the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), the Employee generally will recognize capital gain (or loss) equal to the difference between the amount received in the disposition and the exercise price paid by the Employee for the ISO Stock. If an Employee disposes of ISO Stock he has not held for the requisite holding period (a "disqualifying disposition"), he will (i) recognize ordinary income to the extent that the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm's-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the Employee for such ISO Stock and (ii) recognize capital gain to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized in the disqualifying disposition (in the case of an arm's-length disposition to an unrelated party), that excess generally would constitute a capital loss.

     Under current rulings, if an Option holder uses shares of Common Stock he already owns (other than ISO Stock he has not held for the requisite holding period) to pay all or any part of the exercise price of that Option, (i) he will recognize income respecting the Common Stock he receives as described above,
(ii) no additional gain will be recognized as a result of the transfer of shares used as payment and (iii) shares so received, up to the number of shares so used, will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the shares of Common Stock surrendered in satisfaction of that exercise price. Any additional shares of Common Stock received on exercise will have a tax basis that equals the amount of cash (if any) paid by the exerciser.

     When cash is paid or first made available to the recipient of a Cash Award or Performance Award, that cash will constitute ordinary compensation income to the recipient which is taxable at that time. When Common Stock is delivered pursuant to a Stock Award or a Performance Award, or when Common Stock or cash is delivered pursuant to a Stock Award denominated in units of Common Stock, the recipient generally will recognize ordinary compensation income at that time which is equal to the amount received (that amount being, in the case of Common Stock, its fair market value when received), except that: if an Incentive Plan participant receives Common Stock pursuant to a Stock Award or Performance Award and that stock then is both nontransferable and subject to a substantial risk of forfeiture, the participant may elect to recognize ordinary compensation income equal to the then fair market value of the stock received or to defer such recognition until such time, if ever, as the stock received first becomes both transferable and no longer subject to a substantial risk of forfeiture, at which time the participant would recognize ordinary compensation income equal to the fair market value at that time of the stock previously received. If dividends are paid or accrued on Common Stock included in a Stock Award or Performance Award prior to the time the recipient of that Award recognizes ordinary compensation income in respect of that stock, those dividends will be taxable as compensation income rather than as dividend income. The tax basis of Common Stock received by an Incentive Plan participant pursuant to a Stock Award or Performance Award will be the amount the participant recognizes as compensation income in respect of that stock, and the holding period of that stock will begin on the date of that recognition.

     When an Employee recognizes compensation income from the exercise of an SAR or NSO or in respect of Common Stock, cash or other property received pursuant to a Cash Award, Performance Award or Stock Award, he will be subject to withholding by the Company for federal (and generally for state and local) income tax at that time.

     Subject to the Code limitations described below, the Company (or a subsidiary) generally will be entitled to a deduction for federal income tax purposes which corresponds as to amount and timing with the compensation income realized by Incentive Plan participants in respect of Awards made to them. The Code limits deductions to amounts constituting both reasonable compensation for services rendered or to be rendered and ordinary, necessary business expenses. Code Section 280G, which disallows deductions of amounts constituting excess parachute payments made or deemed made in connection with a change in control of an employer, and Code Section 162(m), which generally limits to $1 million the deductibility of compensation paid to certain employees of the Company in any one taxable year, could limit the ability of the Company (or a subsidiary) to deduct amounts taxable as compensation income to Incentive Plan participants. In the case of performance-based compensation, exceptions to Code Section 162(m) currently apply if certain requirements are met. The Company intends generally to satisfy these requirements in connection with the grant and payment of performance-based Awards (including certain Options and SARs), but no assurance can be given the Company will be able to satisfy these requirements in all cases and the Company may, in its sole discretion, determine in one or more cases that it is in its best interests not to satisfy these requirements even if it is able to do so.

OTHER PLANS

     The Company intends to adopt deferred compensation, supplemental disability, supplemental life and retirement or other benefit or welfare plans in which executive officers of the Company will be eligible to participate.

                              CERTAIN TRANSACTIONS

FINANCING ARRANGEMENTS

     Invatec was initially capitalized in March 1997 with $216.12 provided by Messrs. Haynes, Schugart, and Lombard and CATS in exchange for 146,959 shares of Common Stock. In June 1997, Messrs. Haynes, Schugart, Rigas, Lombard, King and Harrington and CATS purchased an additional 95,880 shares of Common Stock for a total purchase price of $141.00. Philip has advanced funds to Invatec pursuant to a $6.0 million commitment to enable Invatec to pay various expenses incurred in connection with its efforts to create the Company and effect this Offering. A note (the "Philip Note") evidences these advances, and $3.2 million was outstanding under this note on September 30, 1997. As part of its funding arrangements with Invatec, Philip also has guaranteed the payment of the $6.1 million principal amount of Convertible Notes and provided $3.8 million of cash to pay for Acquisitions.

     Beginning in October 1995 and continuing through June 30, 1997, Philip advanced funds to SSI, in the form of equity investments ($6.9 million, including the Philip subordinated notes described below), loans ($2.5 million, of which $0.4 million has been repaid and an additional $2.1 million of which is evidenced by the Philip Note) and credit support for SSI's bank borrowings, to pay costs related to the acquisitions of Harley, GSV and Plant Specialties and this Offering. Invatec will owe Philip a guarantee fee that will equal the amount accrued at the following rates per annum on the aggregate principal amount guaranteed by Philip while its guarantees are outstanding: (i) 2% on the aggregate principal amount guaranteed up to $4.8 million; and (ii) 10% on any additional principal amounts guaranteed. At September 30, 1997, this guarantee fee would have been $0.8 million. Concurrently with the closing of this Offering, the Company will issue to Philip as payment of $8.7 million of indebtedness it owes Philip (including the Philip Note) 1,087,295 shares of Common Stock.

     Philip entered into its funding arrangements with Invatec pursuant to a May 1997 agreement (as subsequently modified, the "1997 Agreement") among SSI, Philip and the Miller Interests. Mr. Miller, who founded SSI in 1991 and was its President until December 1996, was then Chairman of the Board of SSI and, as the trustee of the Miller Trust and the owner of CATS, controlled approximately 47.3% of SSI's outstanding common stock. In the 1997 Agreement, (i) the parties modified or superseded prior agreements pursuant to which Philip had been providing financing and credit support for the expansion of SSI's business and
(ii) the Miller Interests agreed to (a) transfer the voting power of their SSI common stock to a voting trustee (currently Mr. Haynes) pursuant to a voting trust agreement, (b) cooperate with Invatec and SSI in facilitating the completion of this Offering and (c) sell to Philip when this Offering closes at least 25% of the shares of Common Stock they will own immediately following the SSI Merger. As provided in the 1997 Agreement: (i) Mr. Miller will remain a member of the three-member SSI board of directors until this Offering closes, but has resigned from all other positions he held with SSI and has ceased to participate in all SSI compensation and other benefit arrangements; (ii) CATS has terminated all its arrangements with SSI including a management services agreement under which it would have been paid $225,000 during the three-year period ending December 31, 1999; and (iii) SSI has paid $300,000 in cash to CATS in complete satisfaction of all claims CATS or Mr. Miller had or otherwise might have for any services rendered or to be rendered for SSI or Invatec.

THE SSI MERGER

     Before this Offering closes, Invatec will acquire all the outstanding capital stock of SSI (consisting of 20,000 shares of preferred stock and 4,838,669 shares of common stock) by means of the SSI Merger and SSI will become a wholly owned subsidiary of Invatec. As a result of the SSI Merger: (i) the shares of SSI preferred stock will convert into the right to receive shares of Common Stock having a total calculated value at the initial price to the public in this Offering equal to the sum of $2.0 million plus dividends accrued since June 30, 1997 on that amount at the rate of $190,000 per annum; and (ii) each share of SSI common stock will convert into the right to receive 1/2 of a share of Common Stock. In addition, presently outstanding options and a warrant to purchase SSI common stock will be converted into 1997 Incentive Plan options. See "Management -- Option Grants."

     At the date of this Prospectus, the Miller Interests owned 2,289,881 shares of SSI common stock (47.3% of the total shares then outstanding), including 235,097 shares awarded to CATS in January 1997 and 14,784 shares purchased by CATS in connection with the June 1997 exercise of an option granted in 1992 to a former SSI employee to purchase 68,001 shares of SSI common stock at an exercise price of $3.68 per share, for which the Miller Interests will receive a total of 1,144,941 shares of Common Stock as a result of the SSI Merger.

     Also at the date of this Prospectus, Philip owned all the outstanding SSI preferred stock (20,000 shares), for which it paid $2.0 million ($100 per share) in October 1995, and 1,701,713 shares of SSI common stock, which it acquired as follows: (i) in October 1995 it purchased 286,960 shares from SSI for $500,000 (approximately $1.74 per share); (ii) in January 1997 it exercised warrants it had received in October 1995 and July 1996 to purchase 1,361,536 shares; and
(iii) in June 1997 it purchased 53,217 shares in connection with the exercise of the 1992 employee stock option referred to above. It had purchased the 1995 warrant for $100,000 and guaranteed the repayment of a $2.0 million revolving line of credit to SSI in exchange for the 1996 warrant. Together, the warrants entitled Philip to purchase at $3.68 per share such number of shares as would be necessary to afford it ownership, on a fully diluted basis, of 36.5% of the SSI common stock outstanding after their exercise. To facilitate SSI's acquisition of Harley, Philip and SSI agreed that Philip would exercise the warrants at an exercise price of $3.16 per share. The total exercise price consisted of (i) $3.3 million aggregate principal amount of subordinated 8% promissory notes issued by Philip and paid as partial consideration in the Harley acquisition and
(ii) approximately $1.0 million in cash.

     As a result of the SSI Merger, Philip will receive: (i) for the SSI preferred stock it owns, shares of Common Stock having a total calculated value at the initial price to the public in this Offering equal to the sum of $2.0 million plus dividends accrued on that stock since June 30, 1997 at the rate of $9.50 per share per annum ($190,000 per annum on all shares); and (ii) for the SSI common stock it owns, 850,857 shares of Common Stock.

     Individuals who are or will become directors or executive officers of Invatec will receive the following number of shares of Common Stock in the SSI Merger for their shares of SSI common stock: Mr. Haynes -- 72,199; Mr.
Schugart -- 17,000; and Mr. Lombard -- 15,902. In addition, Messrs. Haynes and Schugart will receive the 1997 Incentive Plan options shown for them in the table under "Management -- Option Grants," Mr. Lombard will receive a 1997 Incentive Plan option to purchase 38,000 shares of Common Stock at an exercise price of $10.00 per share and T. Wayne Wren, Jr., who will become a director of Invatec, will receive a 1997 Incentive Plan option to purchase 15,000 shares of Common Stock at an exercise price of $10.00 per share in exchange for a warrant he acquired in 1995 to purchase SSI common stock.

CERTAIN MANAGEMENT FEES

     The Company paid management fees of $119,000, $120,000 and $108,000 during each of the years ended December 31, 1994, 1995 and 1996, respectively, to CATS.

CONSULTING AGREEMENT

     On March 27, 1997, Invatec entered into a consulting agreement with Wasatch Capital Corporation, an affiliate of Michael A. Baker, who will become a director of Invatec when this Offering closes. The consulting agreement, effective on September 1, 1997, provides for an initial three-year term (which may be extended for successive one-year periods), during which acquisition consulting and related services are to be provided by or under the direction of Mr. Baker. The consulting agreement provides for annual consulting fees (payable pro rata on a monthly basis) of $100,000 for the first year of the term, $80,000 for the second year of the term and $60,000 for the third year and any extension year. The consulting agreement also provides for bonuses that may be granted at the discretion of Invatec's President (subject to the approval of the Executive Committee of the Board) and reimbursement of ordinary and necessary expenses incurred in the performance of the consulting services.

COMPANY POLICY

     In the future, any transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal, and will, in all cases, be approved in advance by a majority of the disinterested members of the Company's Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of September 30, 1997, the then "beneficial owners" (as defined by the SEC) of the outstanding shares of Common Stock. This table does not include any shares of Common Stock to which the persons named will become entitled as a result of the SSI Merger.

                                       SHARES BENEFICIALLY
                                              OWNED
                                       --------------------
                NAME                    NUMBER      PERCENT
-------------------------------------  ---------    -------
William E. Haynes (1)................    242,839     100.0%
Roger L. Miller (2)..................     44,680      18.4%
Computerized Accounting & Tax
  Services, Inc.(2)..................     44,680      18.4%
  P.O. Box 572843
  Houston, Texas 77257
Charles F. Schugart..................     40,800      16.8%
Denny A. Rigas.......................     34,000      14.0%
John L. King.........................     17,000       7.0%
Douglas R. Harrington, Jr............     17,000       7.0%
Frank L. Lombard.....................     14,893       6.1%

------------

(1) Mr. Haynes owns 74,466 of the shares shown (30.7% of the outstanding shares) and, pursuant to voting trusts of which he is the voting trustee, has sole voting power over (but no economic interest in) the remaining outstanding shares, the beneficial owners of which are named in the above table. The trusts will terminate when this Offering closes.

(2) Roger L. Miller owns CATS and is also the beneficial owner of the shares CATS owns. He and CATS share the same address.

     The following table shows, after giving effect to the pending Acquisitions, the beneficial ownership of the Common Stock immediately after this Offering closes of: (i) Philip; (ii) each executive officer of Invatec; (iii) each person who will be an Invatec director when this Offering closes; (iv) all directors and officers of the Company as a group; and (v) certain key employees of the Company as a group. The table assumes (i) the persons it lists will not acquire shares directly from the Underwriters in connection with this Offering, except as noted in the footnotes below, and (ii) no other person will acquire beneficial ownership of more than 5% of the outstanding Common Stock as a result of this Offering.


                                          SHARES BENEFICIALLY
                                              OWNED AFTER
                                             THIS OFFERING
                                        -----------------------
         BENEFICIAL OWNER(1)             NUMBER       PERCENT
-------------------------------------   ---------    ----------
Philip Services Corp.(2)(3)..........   2,404,819        32.5%
  100 King Street
  P.O. Box 2440, LCD 1
  Hamilton, Ontario Canada L8N 4J6
William E. Haynes(3)(4)..............     307,131         4.1
Charles F. Schugart(3)...............     121,408         1.6
Denny A. Rigas.......................      81,710         1.1
Frank L. Lombard(3)..................      88,388         1.2
John L. King(3)......................      40,856           *
Douglas R. Harrington, Jr.(3)........      40,856           *
Timothy M. LeFevre...................      11,000           *
Curry B. Walker......................       5,000           *
T. Wayne Wren, Jr.(3)................      15,000           *
Executive officers and directors as a
  group (9 persons)(3................     711,349         9.1
Certain key employees as a
  group(3)...........................      74,926         1.0
Roger L. Miller(3)(5)................     889,621        12.0
The Roger L. Miller Family
  Trust(3)(5)........................     694,000         9.4
Computerized Accounting & Tax
  Services, Inc.(3)(5)...............     144,621         2.0

------------
 *  Less than 1%.

(1) Shares shown include shares subject to options that will be exercisable when this Offering closes, as follows: Mr. Haynes -- 160,466; Mr. Schugart -- 63,608; Mr. Rigas -- 47,710; Mr. Lombard -- 57,593; Mr. King -- 23,856; Mr.
    Harrington -- 23,856; Mr. LeFevre -- 11,000; Mr. Walker -- 5,000; Mr. Wren -- 15,000; all executive officers and directors as a group -- 407,789; and certain key employees as a group -- 79,130.

(2) Shares shown are directly owned by wholly owned subsidiaries of Philip Services Corp., a public company, as follows: Allwaste, Inc. -- 1,553,962 shares; and Allwaste Environmental Services, Inc. -- 850,858 shares. The shares directly owned by Allwaste, Inc. include the 300,000 shares it will purchase from The Roger L. Miller Family Trust (275,000 shares) and CATS (25,000 shares) when this Offering closes at a cash purchase price per share equal to 96.5% of the initial per share price to the public in this Offering (the "Philip Per Share Price"). The address of both Philip Services Corp. subsidiaries is 5151 San Felipe, Suite 1600, Houston, Texas 77056,3609. Allen Fracassi, the president and chief executive officer of Philip Services Corp., has sole voting and investment power respecting the shares of which Philip Services Corp. is the "beneficial owner," subject to the direction of that corporation's board of directors. Mr. Fracassi disclaims
    "beneficial ownership" of those shares.

(3) Shares shown include shares to be received as a result of the SSI Merger, as follows: Philip -- 850,858 shares; Mr. Haynes -- 134,699 shares (including 62,500 shares subject to exercisable options); Mr. Schugart -- 42,000 shares (including 25,000 shares subject to exercisable options); Mr. Lombard -- 53,902 shares (including 38,000 shares subject to exercisable options); Mr. King -- 12,500 shares (all subject to exercisable options); Mr. Harrington -- 12,500 shares (all subject to exercisable options); Mr. Wren -- 15,000 shares (all subject to exercisable options); executive officers and directors as a group -- 270,601 shares (including 165,500 shares subject to exercisable options);

    certain key employees as a group -- 64,926 shares (including 64,130 shares subject to exercisable options); Mr. Miller -- 51,000 shares; The Roger L. Miller Family Trust -- 694,000 shares (excluding 275,000 shares to be sold to Philip); and CATS -- 99,941 shares (excluding 25,000 shares to be sold to Philip).

(4) Does not include shares subject to voting trusts of which Mr. Haynes is voting trustee and which will terminate when this Offering closes.

(5) Mr. Miller is the direct beneficial owner of 51,000 shares and, as the trustee of The Miller Trust and the owner of CATS, is the "beneficial owner" of the shares they own. The address of the Miller Interests is P.O. Box 572843, Houston, Texas 77257.

     Except as otherwise indicated, the address of each person listed in each of the above tables is c/o Innovative Valve Technologies, Inc., 14900 Woodham Drive, Suite A-125, Houston, Texas 77073. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                        SHARES ELIGIBLE FOR FUTURE SALE

     When this Offering closes, 7,391,139 shares of Common Stock will be outstanding. The shares sold in this Offering (other than to affiliates of the Company) will be freely tradable by the public. The remaining outstanding shares of Common Stock (collectively, the "Restricted Shares") have not been registered under the Securities Act and may be resold publicly only following their effective registration under that act or pursuant to an available exemption from the registration requirements of that act (such as Rule 144 thereunder).

     Invatec intends to file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock reserved or to be available for issuance pursuant to the Incentive Plan. Shares of Common Stock issued pursuant to the Incentive Plan after the effective date of that registration statement generally will be available for sale in the open market by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company.

     In general, under Rule 144 if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of Common Stock are aggregated), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (I.E., 73,911 shares immediately on closing of this Offering) and (ii) the average weekly trading volume during a preceding period of four calendar weeks. Sales under Rule 144 are also subject to certain provisions as to the manner of sale, notice requirements and the availability of current public information about the Company. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell shares of Common Stock in the public market immediately without compliance with the foregoing requirements under Rule 144. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The SEC has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The SEC has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and the volume limitations referred to above.

     Invatec has agreed not to offer or sell any shares of Common Stock for a period of 180 days (the "Lockup Period") following the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities, Inc., except that Invatec may issue shares of Common Stock in connection with acquisitions or pursuant to the conversion of the Convertible Notes and the exercise of options outstanding when this Offering closes. Philip and the Miller Interests will be contractually prohibited from selling the shares of Common Stock they own when this Offering closes for a period of two years following that closing (provided that the Miller Interests will be permitted to sell shares of Common Stock owned by them after the expiration of 180 days following that closing with the prior written consent of NationsBanc Montgomery Securities, Inc.). In addition, the stockholders of SVS and the directors and executive officers of Invatec will be contractually prohibited from selling the shares of Common Stock they own when this Offering closes for a period of one year following that closing. Invatec has agreed that it will not waive any of those contractual prohibitions without the prior written consent of NationsBanc Montgomery Securities, Inc.

     Invatec has granted "piggyback" registration rights to Philip, Messrs. Haynes, Schugart, Rigas and Wren and the holders of the Convertible Notes, such that, following the applicable restricted period (generally two years following the closing of the IPO), they may include any shares of Common Stock owned by them in certain types of registrations by Invatec under the Securities Act of any Common Stock for its own account for cash, subject to certain exceptions. Invatec is generally required to pay the costs associated with any such offering other than underwriting discounts and commissions and transfer taxes attributable to the shares sold on behalf of the selling stockholders. The registration rights agreements provide that the number of shares of Common Stock that must be registered on behalf of the selling stockholders is subject to limitation if the managing underwriter or Invatec's financial advisor, as the case may be, determines that market conditions so require. Invatec will indemnify the selling stockholders thereunder, and those stockholders will indemnify Invatec, against certain liabilities in respect of any registration statement or offering that includes shares pursuant to the registration rights agreements.

     Invatec intends to register 5,000,000 shares of Common Stock under the Securities Act in the fourth quarter of 1997 or the first quarter of 1998 for its use in connection with future acquisitions. Pursuant to Securities Act Rule 145, the volume limitations and certain other requirements of Rule 144 will apply to resales of these shares by affiliates of the businesses the Company acquires for a period of one year from the date of their acquisition (or such shorter period as the SEC may prescribe), but otherwise these shares will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their sale, and sales of these shares during the Lockup Period would require the prior written consent of NationsBanc Montgomery Securities, Inc.

                          DESCRIPTION OF CAPITAL STOCK

     Invatec's Charter authorizes Invatec to issue 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At September 30, 1997, 242,839 shares of Common Stock were issued and outstanding. When this Offering closes, 7,391,139 shares of Common Stock will be issued, outstanding and nonassessable and 1,702,041 shares of Common Stock then will be reserved for issuance pursuant to all then outstanding options, warrants and other rights (consisting only of Incentive Plan options and the Convertible Notes issued as part of the purchase price in two of the Acquisitions). See "Prospectus Summary -- This Offering." No shares of
Preferred Stock will have been issued when this Offering closes. The Board does not presently intend to seek stockholder approval prior to any issuance by Invatec of its currently authorized stock, unless otherwise required by law or the applicable rules of any stock exchange or market. The following summary is qualified in its entirety by reference to the Charter, which is an exhibit to the Registration Statement.

COMMON STOCK

     Each share of Common Stock (i) has one vote in the election of each director and on other corporate matters, (ii) affords no cumulative voting or preemptive rights and (iii) is not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. Holders of Common Stock are entitled to dividends in such amounts and at such times as the Board may in its discretion declare out of funds legally available therefor.

PREFERRED STOCK

     The Board may direct Invatec to issue shares of Preferred Stock from time to time. Subject to certain Charter provisions and applicable law, it may, without any action by holders of the Common Stock, (i) adopt resolutions to issue the shares in one or more classes or series, (ii) fix the number of shares and change the number of shares constituting any class or series and (iii) provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights and rates, redemption terms and prices, repurchase obligations, conversion rights and liquidation preferences, of the shares constituting any class or series.

     The Board could cause Invatec to issue shares of, or rights to purchase, Preferred Stock the terms of which might (i) discourage an unsolicited proposal to acquire the Company, (ii) facilitate a particular business combination involving the Company or (iii) adversely affect the voting power of holders of the Common Stock. Any such action could discourage a transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over its then market price.

STOCKHOLDER RIGHTS PLAN

     Each share of Common Stock offered hereby includes one right ("Right") to purchase from Invatec a unit consisting of one one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $.001 per share of Invatec (the "Junior Participating Preferred Stock"), at a purchase price of $48.00 per Fractional Share, subject to adjustment in certain events (the "Purchase Price"). The following summary description of the Rights is qualified in its entirety by reference to the Rights Agreement between Invatec and a Rights Agent (the "Rights Agreement"), the form of which is filed as an exhibit to the Registration Statement.

     Initially, the Rights will attach to all certificates representing outstanding shares of Common Stock, including the shares of Common Stock offered hereby, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will, with certain exceptions, occur on the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date") or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. Notwithstanding the foregoing, so long as Philip (including, for purposes of the Rights Agreement, its wholly owned subsidiaries), together with all its affiliates and associates, remains the beneficial owner of 15% or more of the outstanding shares of Common Stock, Philip shall not be or become an Acquiring Person. In certain circumstances, the Distribution Date may be deferred by the Board. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. Until the Distribution Date,
(i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with those certificates, (ii) Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificate for Common Stock also will constitute the transfer of the Rights associated with the stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 30, 2007, unless earlier redeemed or exchanged by Invatec as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

     In the event (a "Flip-In Event") that a person becomes an Acquiring
Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent members of the Board determines to be fair to and otherwise in the best interests of Invatec and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, on exercise of that Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of Invatec) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event (as defined below), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by Invatec as set forth below.

     In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) Invatec is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer) or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, on exercise of such Right, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

     The number of outstanding Rights associated with a share of Common Stock, or the number of Fractional Shares of Junior Participating Preferred Stock issuable upon exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock occurring prior to the Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Junior Participating Preferred Stock.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Junior Participating Preferred Stock that are not integral multiples of a Fractional Share are required to be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Participating Preferred

Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, Invatec reserves the right to require prior to the occurrence of a Triggering Event that, on any exercise of Rights, a number of Rights be exercised so that only whole shares of Junior Participating Preferred Stock will be issued.

     At any time until 10 days following the first date of public announcement of the occurrence of a Flip-In Event, Invatec may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of Invatec, in cash, shares of the Common Stock or such other consideration as the Board may determine. Immediately on the effectiveness of the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding or the occurrence of a Flip-Over Event, Invatec may, at its option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

     Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement other than the redemption price may be amended by the Board only in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable. Until a Right is exercised, the holder thereof, as such, will have no rights to vote or receive dividends or any other rights as a stockholder of Invatec.

     The Rights will have certain antitakeover effects. They will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire the Company, even if such acquisition may be favorable to the interests of the Company's stockholders. Because the Board can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the Board. The Rights are being issued to protect Invatec's stockholders from coercive or abusive takeover tactics, and to afford the Board more negotiating leverage in dealing with prospective acquirers.

STATUTORY BUSINESS COMBINATION PROVISION

     As a Delaware corporation, Invatec is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with the corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) on consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

OTHER MATTERS

     Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of directors of Invatec to Invatec or its stockholders to the fullest extent permitted by Delaware law. Specifically, no member of the Board will be personally liable for monetary damages for breach of the member's fiduciary duty as a director, except for liability (i) for any breach of the member's duty of loyalty to Invatec or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the member derived an improper personal benefit. This Charter provision could have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Invatec and its stockholders. Invatec's Bylaws (the "Bylaws") provide indemnification to Invatec's officers and directors and certain other persons with respect to certain matters, and Invatec has entered into agreements with each of its directors and executive officers providing for indemnification with respect to certain matters.

     The Charter provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Bylaws provide that only the Chairman of the Board, the President or a majority of the Board may call a special meeting of stockholders.

     The Charter provides that the Board will consist of three classes of directors serving for staggered terms, and Invatec currently contemplates that approximately one-third of the Board will be elected each year. This Charter provision could prevent a party who acquires control of a majority of the outstanding voting stock of Invatec from obtaining control of the Board until the second annual stockholders' meeting following the date that party obtains that control.

     The Charter provides that the number of directors will be as determined by the Board from time to time, but will not be less than three. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the Charter provisions authorizing the Board to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

     The Bylaws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to the Board at any annual or special meeting of stockholders and to stockholder proposals that any other action be taken at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to the Board or proposing that any other action be taken must give the Secretary of Invatec written notice of the proposal not less than 90 days before the anniversary date of the immediately preceding annual meeting (subject to certain exceptions if the pending annual meeting date differs by more than specified periods from that anniversary date). If a special meeting is called for the election of directors, a stockholder proposing to nominate a person for that election must give the Secretary of Invatec written notice of the proposal no later than the close of business on the 10th day following the first to occur of (i) the day on which notice of the date of the special meeting was mailed to stockholders or (ii) the day public disclosure of the date of the special meeting was made. The Bylaws prescribe the specific information any advance written stockholder notice must contain. The foregoing summary is qualified in its entirety by reference to the Bylaws, which are an exhibit to the Registration Statement.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Chase-Mellon Shareholder Services L.L.C.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities, Inc. and Furman Selz LLC (the "Representatives"), have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and between Invatec and the Underwriters, to purchase from Invatec the aggregate number of shares of Common Stock indicated below, opposite their respective names, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all the shares of Common Stock, if they purchase any.

                                           NUMBER OF
              UNDERWRITERS                  SHARES
----------------------------------------   ---------
NationsBanc Montgomery Securities,
  Inc. .................................
Furman Selz LLC.........................

                                           ---------
     Total..............................   3,350,000
                                           =========


     The Representatives have advised Invatec that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a
concession of not more than $     per share; and the Underwriters may allow, and
such dealers may reallow, a concession of not more than $     per share to
certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     Invatec has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 502,500 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 3,350,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such over-allotment option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.

     The Underwriting Agreement provides that Invatec will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     Invatec, its officers and directors and certain other stockholders of Invatec designated by the Representatives have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of NationsBanc Montgomery Securities, Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that Invatec may issue shares of Common Stock (i) in connection with acquisitions and
(ii) pursuant to the conversion of the Convertible Notes and the exercise of options outstanding as of the closing of this Offering. For information respecting additional restrictions on sales by Philip, the Miller Interests, Invatec's management and others, see "Shares Eligible for Future Sale."

     The Representatives have informed Invatec that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to this Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between Invatec and the Representatives. Among the factors they will consider in such negotiations are the history of, and the prospects for, the Company and the industry in which the Company competes, an assessment of the Company's management, its financial condition, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of this Offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

     Until the distribution of the Common Stock is completed, rules of the SEC may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Common Stock in connection with this Offering, I.E., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither Invatec nor any of the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither Invatec nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered hereby are being passed on for Invatec by Baker & Botts, L.L.P., Houston, Texas, and for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

     The audited financial statements of Invatec and each of the Acquired Businesses (other than Harley and GSV) included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance on the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Harley as of October 31, 1995 and 1996 and for each of the three years in the period ended October 31, 1996 and the financial statements of GSV as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Invatec has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. It has filed the Registration Statement on Form S-1 under the Securities Act with the SEC with respect to this Offering. This Prospectus does not contain all the information set forth in the Registration Statement, or the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and reference is hereby made to that omitted information. The statements made in this Prospectus concerning documents filed as exhibits to the Registration Statement accurately describe the material provisions of those documents and are qualified in their entirety by reference to those exhibits for complete statements of their provisions. Interested persons may (i) inspect the Registration Statement and the exhibits and schedules thereto, without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048 and (ii) obtain copies of all or any portion of the Registration Statement at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

Unaudited Pro Forma Combined Financial Statements
     Basis of Presentation ..............................................   F-3
     Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997 .....   F-4
     Unaudited Pro Forma Combined Statement of Operations for Fiscal 1996 F-5 Unaudited Pro Forma Combined Statement of Operations for the First
       Six Months of Fiscal 1997 ........................................   F-6
     Unaudited Pro Forma Consolidated Statement of Operations of The Safe
       Seal Company, Inc. and Subsidiaries for the Six Months Ended
       June 30, 1997 ....................................................   F-7
     Notes to Unaudited Pro Forma Combined Financial Statements .........   F-8

Historical Financial Statements
     Innovative Valve Technologies, Inc. ................................
          Report of Independent Public Accountants ......................   F-12
          Balance Sheet .................................................   F-13
          Statement of Operations .......................................   F-14
          Statement of Stockholders' Deficit ............................   F-15
          Statement of Cash Flows .......................................   F-16
          Notes to Financial Statements .................................   F-17
     The Safe Seal Company, Inc. and Subsidiaries
          Report of Independent Public Accountants ......................   F-20
          Consolidated Balance Sheets ...................................   F-21
          Consolidated Statements of Operations .........................   F-22
          Consolidated Statements of Stockholders' Equity (Deficit) .....   F-23
          Consolidated Statements of Cash Flows .........................   F-24
          Notes to Consolidated Financial Statements ....................   F-25
     Harley Industries, Inc. and Subsidiaries
          Independent Auditors' Report ..................................   F-33
          Consolidated Balance Sheets ...................................   F-34
          Consolidated Statements of Operations .........................   F-35
          Consolidated Statements of Stockholders' Equity ...............   F-36
          Consolidated Statements of Cash Flows .........................   F-37
          Notes to Consolidated Financial Statements ....................   F-38
     Steam Supply Group
          Report of Independent Public Accountants ......................   F-47
          Combined Balance Sheets .......................................   F-48
          Combined Statements of Operations .............................   F-49
          Combined Statements of Stockholders' Equity (Deficit) .........   F-50
          Combined Statements of Cash Flows .............................   F-51
          Notes to Combined Financial Statements ........................   F-52

                                                                            PAGE
                                                                            ----
     ICE/VARCO Group
          Report of Independent Public Accountants ..................       F-59
          Combined Balance Sheets ...................................       F-60
          Combined Statements of Operations .........................       F-61
          Combined Statements of Stockholders' Deficit ..............       F-62
          Combined Statements of Cash Flows .........................       F-63
          Notes to Combined Financial Statements ....................       F-64
     GSV, Inc. ......................................................
          Independent Auditors' Report ..............................       F-70
          Balance Sheets ............................................       F-71
          Statements of Operations ..................................       F-72
          Statements of Stockholders' Equity ........................       F-73
          Statements of Cash Flows ..................................       F-74
          Notes to Financial Statements .............................       F-75
     Plant Specialties, Inc. ........................................
          Report of Independent Public Accountants ..................       F-79
          Balance Sheets ............................................       F-80
          Statements of Operations ..................................       F-81
          Statements of Stockholders' Equity ........................       F-82
          Statements of Cash Flows ..................................       F-83
          Notes to Financial Statements .............................       F-84
     Southern Valve Group
          Report of Independent Public Accountants ..................       F-89
          Combined Balance Sheets ...................................       F-90
          Combined Statements of Operations .........................       F-91
          Combined Statements of Stockholders' Equity ...............       F-92
          Combined Statements of Cash Flows .........................       F-93
          Notes to Combined Financial Statements ....................       F-94

          INNOVATIVE VALVE TECHNOLOGIES, INC. AND ACQUIRED BUSINESSES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to the following events and transactions (the "Transactions"): (i) the formation and organizational financing of Innovative Valve Technologies, Inc. ("Invatec"); (ii) the merger by means of which The Safe Seal Company, Inc. ("SSI"), which had previously acquired (a) Harley Industries, Inc.
("Harley"), (b) Plant Specialties, Inc. ("Plant Specialties") and (c) GSV,
Inc. ("GSV"), will become a subsidiary of Invatec; and (iii) Invatec's acquisition of Steam Supply & Rubber Co., Inc. (together with three related entities, "Steam Supply"), Industrial Controls & Equipment, Inc. (together with three related entities, "ICE/VARCO") and Southern Valve Service, Inc. (together with a related entity, "SVS") (collectively referred to, together with SSI, Harley, Plant Specialties, GSV, Steam Supply and ICE/VARCO, as the "Acquired Businesses"); (iv) the financing of the purchase prices paid for the Acquired Businesses; (v) reverse stock splits of the outstanding shares of common stock of Invatec ("Common Stock") and the SSI common stock effected in connection with this initial public offering of Common Stock (the "Offering"); and (vi) the issuance of shares of Common Stock to repay indebtedness owed by the Company to subsidiaries of Philip Services Corp. (collectively with its subsidiaries, "Philip") and redeem SSI preferred stock owned by Philip.
Invatec and the Acquired Businesses are hereinafter referred to as the Company. These statements are based on the historical financial statements of Invatec and the Acquired Businesses included elsewhere in this Prospectus and the estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

     The unaudited pro forma combined balance sheet gives effect to the Transactions and the closing of the Offering and the application of the estimated net proceeds therefrom, as if they had occurred on June 30, 1997. The unaudited pro forma combined statements of operations give effect to the Transactions and the closing of the Offering and the application of the estimated net proceeds therefrom as if they had occurred on January 1, 1996. The unaudited pro forma combined financial statements assume that the initial price to the public in the Offering will be $12.00 per share of Common Stock.

     The pro forma combined statements of operations include preliminary pro forma adjustments to selling, general and administrative expenses to reflect (i) the decrease in salaries and benefits associated with certain owners and managers of the Acquired Businesses who were not or will not be employed by the Company after the acquisition of their Acquired Businesses and will not be replaced and (ii) the elimination of certain excess management fees charged by ICE/VARCO's former parent company. The integration of the Acquired Businesses may present opportunities to reduce other costs through the elimination of duplicative functions and operating locations and the development of economies of scale, particularly as a result of the Company's ability to (i) consolidate insurance programs, (ii) borrow at lower interest rates than the Acquired Businesses, (iii) obtain greater discounts from suppliers and (iv) generate savings in other general and administrative areas. The Company cannot currently quantify these anticipated savings and expects these savings will be partially offset by incremental costs that Invatec expects to incur, but also cannot currently quantify accurately. These costs include those associated with corporate management and administration, being a public company, systems integration and facilities expansions and consolidations. The pro forma financial information herein reflects neither unquantifiable expected savings nor unquantifiable expected incremental costs.

     SSI has been identified as the "accounting acquirer" for financial statement presentation purposes.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma adjustments do not reflect amounts related to certain post closing adjustments, which may affect goodwill and debt. In addition, the pro forma combined statements of operations do not include adjustments for non-recurring charges of approximately $2.0 million as a result of Invatec's grant, in August 1997, to certain executive officers of options to purchase 202,589 shares of Common Stock at an exercise price of $1.00 per share, $330,000 of bonuses to be paid to three executive officers of Invatec on completion of the Offering and $620,000 of financing charges due to Philip to be recorded subsequent to June 30, 1997.

     The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of Invatec and the Acquired Businesses and related notes thereto included elsewhere in this Prospectus.

           INNOVATIVE VALVE TECHNOLOGIES, INC. AND ACQUIRED BUSINESSES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                  JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                                                                   POST
                                                           STEAM     ICE/              PRO FORMA    PRO FORMA     MERGER
                                       INVATEC     SSI     SUPPLY   VARCO     SVS     ADJUSTMENTS   COMBINED    ADJUSTMENTS
                                       -------   -------   ------   ------   ------   -----------   ---------   -----------
               ASSETS
CURRENT ASSETS:
  Cash...............................  $ --      $   391   $--      $ 164    $  121     $--          $   676     $     621
  Accounts receivable, net...........    --        9,616   1,846    2,213       780      --           14,455        --
  Inventories........................    --        6,314   1,612    1,370     1,517         615       11,428        --
  Other current assets...............   3,522      1,762     359       11        98      (2,000)       3,752        (1,522)
                                       -------   -------   ------   ------   ------   -----------   ---------   -----------
    Total current assets.............   3,522     18,083   3,817    3,758     2,516      (1,385)      30,311          (901)
PROPERTY AND EQUIPMENT, net..........      31      6,399   1,066      853       861      --            9,210        --
GOODWILL, net........................    --       14,596    --        226      --         9,265       24,087        --
OTHER NONCURRENT ASSETS..............   5,323      4,352     895     --        --        (5,716)       4,854        --
                                       -------   -------   ------   ------   ------   -----------   ---------   -----------
    Total assets.....................  $8,876    $43,430   $5,778   $4,837   $3,377     $ 2,164      $68,462     $    (901)
                                       =======   =======   ======   ======   ======   ===========   =========   ===========

           LIABILITIES AND
   STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued
    expenses.........................  $1,463    $ 9,039  $1,012   $1,236    $  241     $  (483)     $12,508     $  (1,500)
  Short-term debt....................   4,129     16,117   1,989    1,310       232      (3,340)      20,437       (20,437)
  Current maturities of long-term
    debt.............................     141      1,371     238      162       429        (329)       2,012        (2,012)
  Cash consideration due to former
    owners of Acquired Businesses....    --        --       --       --        --         4,420        4,420        (4,420)
  Other current liabilities..........    --          603    --       --        --        --              603        --
                                       -------   -------   ------   ------   ------   -----------   ---------   -----------
    Total current liabilities........   5,733     27,130   3,239    2,708       902         268       39,980       (28,369)
LONG-TERM DEBT, net of current
  maturities.........................     711      5,237   1,964      351     1,645      (2,320)       7,588        (7,588)
CONVERTIBLE NOTES....................   3,295      --       --       --        --         2,848        6,143        --
OTHER NONCURRENT LIABILITIES.........    --        5,323    --      1,981      --        (6,593)         711        --
DEFERRED INCOME TAXES................    --        --       --       --          13      --               13        --
REDEEMABLE PREFERRED STOCK...........    --        2,000     711     --        --        (2,711)       --           --
STOCKHOLDERS' EQUITY
  Common stock.......................    --           48    --       --          10         (54)           4             3
  Additional paid-in capital.........   2,623      8,200      18     --           6      11,932       22,779        35,383
  Retained earnings (deficit)........  (3,486)    (4,508)   (154)    (203)      801      (1,206)      (8,756)         (330)
                                       -------   -------   ------   ------   ------   -----------   ---------   -----------
    Total stockholders' equity
      (deficit)......................    (863)     3,740    (136)    (203)      817      10,672       14,027        35,056
                                       -------   -------   ------   ------   ------   -----------   ---------   -----------
    Total liabilities and
      stockholders' equity...........  $8,876    $43,430   $5,778   $4,837   $3,377     $ 2,164      $68,462     $    (901)
                                       =======   =======   ======   ======   ======   ===========   =========   ===========

                                       AS ADJUSTED
                                       -----------
               ASSETS
CURRENT ASSETS:
  Cash...............................    $ 1,297
  Accounts receivable, net...........     14,455
  Inventories........................     11,428
  Other current assets...............      2,230
                                       -----------
    Total current assets.............     29,410
PROPERTY AND EQUIPMENT, net..........      9,210
GOODWILL, net........................     24,087
OTHER NONCURRENT ASSETS..............      4,854
                                       -----------
    Total assets.....................    $67,561
                                       ===========
           LIABILITIES AND
   STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued
    expenses.........................    $11,008
  Short-term debt....................     --
  Current maturities of long-term
    debt.............................     --
  Cash consideration due to former
    owners of Acquired Businesses....     --
  Other current liabilities..........        603
                                       -----------
    Total current liabilities........     11,611
LONG-TERM DEBT, net of current
  maturities.........................     --
CONVERTIBLE NOTES....................      6,143
OTHER NONCURRENT LIABILITIES.........        711
DEFERRED INCOME TAXES................         13
REDEEMABLE PREFERRED STOCK...........     --
STOCKHOLDERS' EQUITY
  Common stock.......................          7
  Additional paid-in capital.........     58,162
  Retained earnings (deficit)........     (9,086)
                                       -----------
    Total stockholders' equity
      (deficit)......................     49,083
                                       -----------
    Total liabilities and
      stockholders' equity...........    $67,561
                                       ===========


  See accompanying notes to unaudited pro forma combined financial statements.

          INNOVATIVE VALVE TECHNOLOGIES, INC. AND ACQUIRED BUSINESSES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                FOR FISCAL 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      STEAM      ICE/                   PLANT
                                       INVATEC      SSI     HARLEY    SUPPLY     VARCO       GSV     SPECIALTIES      SVS
                                       -------   ---------  -------   -------   -------   ---------  -----------   ---------
REVENUES.............................   $--      $   3,888  $21,391   $15,079  $12,744    $  10,227    $ 8,501     $   4,404
COST OF OPERATIONS...................    --          2,376   15,448     9,574    9,453        7,688      5,620         2,962
                                       -------   ---------  -------   -------   -------   ---------  -----------   ---------
    Gross profit.....................    --          1,512    5,943     5,505    3,291        2,539      2,881         1,442
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................    --          1,917    5,563     5,107    2,859        1,276      2,489         1,175
SPECIAL COMPENSATION EXPENSE ON
  COMMON STOCK ISSUANCE..............    --             38    --        --        --         --         --            --
                                       -------   ---------  -------   -------   -------   ---------  -----------   ---------
    Income (loss) from operations....    --           (443)     380       398      432        1,263        392           267
OTHER INCOME (EXPENSE):
    Interest, net....................    --             28     (527)     (303)    (112)         (78)      (188)         (177)
    Other............................    --         --        --          (10)     (14)           6         29            45
                                       -------   ---------  -------   -------   -------   ---------  -----------   ---------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES.....    --           (415)    (147)       85      306        1,191        233           135
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................    --         --          (57)       33      138       --            124            29
                                       -------   ---------  -------   -------   -------   ---------  -----------   ---------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS.........................   $--      $    (415) $   (90)  $    52   $  168    $   1,191    $   109     $     106
                                       =======   =========  =======   =======   =======   =========  ===========   =========
PRO FORMA INCOME PER SHARE FROM
  CONTINUING OPERATIONS..............
SHARES USED IN COMPUTING
  PRO FORMA INCOME PER
  SHARE FROM CONTINUING
  OPERATIONS.........................

                                        PRO FORMA    PRO FORMA
                                       ADJUSTMENTS   COMBINED
                                       -----------   ---------
REVENUES.............................    $--          $76,234
COST OF OPERATIONS...................        (64)(aa)  53,057
                                       -----------   ---------
    Gross profit.....................         64       23,177
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................     (1,674)(bb)  19,314
                                             602(cc)
SPECIAL COMPENSATION EXPENSE ON
  COMMON STOCK ISSUANCE..............        (38)(ee)    --
                                       -----------   ---------
    Income (loss) from operations....      1,174        3,863
OTHER INCOME (EXPENSE):
    Interest, net....................      1,025(dd)     (332)
    Other............................     --               56
                                       -----------   ---------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES.....      2,199        3,587
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................      1,279(ff)    1,546
                                       -----------   ---------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS.........................    $   920      $ 2,041
                                       ===========   =========
PRO FORMA INCOME PER SHARE FROM
  CONTINUING
  OPERATIONS.........................                 $   .28
                                                     =========
SHARES USED IN COMPUTING
  PRO FORMA INCOME PER
  SHARE FROM CONTINUING
  OPERATIONS.........................                   7,391(gg)
                                                     =========


  See accompanying notes to unaudited pro forma combined financial statements.

          INNOVATIVE VALVE TECHNOLOGIES, INC. AND ACQUIRED BUSINESSES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE FIRST SIX MONTHS OF FISCAL 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                                                                PRO
                                                  PRO FORMA     STEAM      ICE/                 PRO FORMA      FORMA
                                       INVATEC     SSI(1)      SUPPLY      VARCO      SVS      ADJUSTMENTS    COMBINED
                                       -------    ---------    -------    -------    ------    -----------    --------
REVENUES.............................  $ --       $ 28,337     $ 7,737    $7,104     $2,098      $--          $45,276
COST OF OPERATIONS...................    --         19,152       5,414     5,747      1,398       --           31,711
                                       -------    ---------    -------    -------    ------    -----------    --------
    Gross profit.....................                9,185       2,323     1,357        700       --           13,565
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      852       7,004       2,275     1,555        582         (937)(bb)  11,499
                                                                                                     168(cc)
SPECIAL COMPENSATION EXPENSE ON
  COMMON STOCK ISSUANCE..............    2,623       2,393       --         --         --         (5,016)(ee)   --
                                       -------    ---------    -------    -------    ------    -----------    --------
    Income (loss) from operations....   (3,475)       (212)         48      (198)       118        5,785        2,066
OTHER INCOME (EXPENSE):
    Interest, net....................      (11)     (1,177)       (167)      (63)       (74)       1,331(dd)     (161)
    Other............................    --             11         (35)       32       --         --                8
                                       -------    ---------    -------    -------    ------    -----------    --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES.....   (3,486)     (1,378)       (154)     (229)        44        7,116        1,913
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................    --            (72)        (60)     (103)         9        1,049(ff)      823
                                       -------    ---------    -------    -------    ------    -----------    --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS.........................  $(3,486)   $ (1,306)    $   (94)   $ (126)    $   35      $ 6,067      $ 1,090
                                       =======    =========    =======    =======    ======    ===========    ========
PRO FORMA INCOME PER SHARE FROM
  CONTINUING OPERATIONS..............                                                                         $   .15
                                                                                                              ========
SHARES USED IN COMPUTING PRO FORMA
  INCOME PER SHARE FROM CONTINUING
  OPERATIONS.........................                                                                           7,391 (gg)
                                                                                                              ========

------------

(1) SSI is presented on a pro forma basis on page F-7 to include Harley, GSV and Plant Specialties from January 1, 1997 through their dates of acquisition by SSI.

  See accompanying notes to unaudited pro forma combined financial statements.

          INNOVATIVE VALVE TECHNOLOGIES, INC. AND ACQUIRED BUSINESSES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                OF THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                                       PLANT
                                                        HARLEY           GSV        SPECIALTIES
                                                      JANUARY 1-     JANUARY 1-     JANUARY 1-     PRO FORMA
                                             SSI      JANUARY 31     FEBRUARY 28      MAY 31          SSI
                                          ---------   -----------    -----------    -----------    ---------
REVENUES................................  $  19,760     $ 1,853        $ 1,637        $ 5,087       $28,337
COST OF OPERATIONS......................     13,495       1,338          1,258          3,061        19,152
                                          ---------   -----------    -----------    -----------    ---------
     Gross Profit.......................      6,265         515            379          2,026         9,185
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................      4,918         640            243          1,203         7,004
SPECIAL COMPENSATION EXPENSE ON COMMON
  STOCK ISSUANCE........................      2,393      --             --             --             2,393
                                          ---------   -----------    -----------    -----------    ---------
     Income (loss) from operations......     (1,046)       (125)           136            823          (212)
OTHER INCOME (EXPENSE):
     Interest, net......................       (998)        (52)           (17)          (110)       (1,177)
     Other..............................          2      --                 (3)            12            11
                                          ---------   -----------    -----------    -----------    ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES...................     (2,042)       (177)           116            725        (1,378)
PROVISION (BENEFIT) FOR INCOME TAXES....       (275)        (69)        --                272           (72)
                                          ---------   -----------    -----------    -----------    ---------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS............................  $  (1,767)    $  (108)       $   116        $   453       $(1,306)
                                          =========   ===========    ===========    ===========    =========


  See accompanying notes to unaudited pro forma combined financial statements.

          INNOVATIVE VALVE TECHNOLOGIES, INC. AND ACQUIRED BUSINESSES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  INNOVATIVE VALVE TECHNOLOGIES, INC. BACKGROUND:

     Invatec was formed to create the leading provider of comprehensive valve maintenance, repair and distribution services in North America. Before the Offering closes, Invatec will become the sole stockholder of SSI by means of a merger in which each outstanding share of SSI common stock will be converted into 1/2 a share of Invatec common stock.

2.  HISTORICAL FINANCIAL STATEMENTS:

     The historical financial statements represent the financial position and results of operations of Invatec and the Acquired Businesses and were derived from the respective financial statements where indicated. SSI and GSV had December 31 fiscal year-ends, Harley, Plant Specialties, Steam Supply and SVS had October 31 fiscal year-ends and ICE/VARCO had a September 30 fiscal year-end. The interim 1997 information includes results of operations as follows: Invatec and Pro Forma SSI, for the six months ended June 30, 1997; Steam Supply and SVS, for the six months ended April 30, 1997; and ICE/VARCO, for the six months ended March 31, 1997. The pro forma combined balance sheet includes: (i) the balance sheets of Invatec, SSI and ICE/VARCO as of June 30, 1997; and (ii) the balance sheets of Steam Supply and SVS as of July 31, 1997.

3.  ACQUISITION OF ACQUIRED BUSINESSES:

     Invatec and the Acquired Businesses are engaged in the industrial valve repair, maintenance and distribution services business. The acquisition of the Acquired Businesses has been accounted for under the purchase method of accounting with SSI being treated as the accounting acquirer.

     The following table sets forth the consideration paid for each of the Acquired Businesses (in thousands).

                               CASH(4)      DEBT ISSUED(5)       STOCK ISSUED
                              ---------     ---------------      -------------
Harley(1)(2)................  $  13,982         $  --               $  --
Steam Supply(3).............      7,762           2,848                --
ICE/VARCO...................      5,250            --                  --
GSV.........................      7,272            --                  --
Plant Specialties...........      3,361           4,147                --
SVS.........................      4,310            --                 1,500
                              ---------     ---------------      -------------
                              $  41,937         $ 6,995             $ 1,500
                              =========     ===============      =============
------------
(1) The cash consideration paid for Harley is net of approximately $3.8 million in cash and notes received from the sale of Harley Equipment, Inc., subject to adjustment, which was reflected as a discontinued operation in the historical Harley financial statements included elsewhere herein. Additionally, such amount includes the $1.0 million cash payment due to the former owners of Harley on completion of the Offering. See Note 2 to the Consolidated Financial Statements of Harley Industries, Inc. and Subsidiaries included herein.

(2) Includes $3.3 million aggregate principal amount of notes issued by Philip.

(3) Cash includes $0.7 million of Steam Supply preferred stock that remains outstanding.

(4) Cash includes cash paid to owners and debt assumed by Invatec from the Acquired Businesses.

(5) Includes (i) the issuance of convertible subordinated notes of $3.3 million to the former owners of Plant Specialties and $2.8 million to the former owners of Steam Supply that on completion of the Offering may be converted into Common Stock at 130% of the initial price per share to the public in the Offering at the option of the note holders and (ii) a $0.9 million SSI
    Note issued to the former owners of Plant Specialties, which is secured by real property.

          INNOVATIVE VALVE TECHNOLOGIES, INC. AND ACQUIRED BUSINESSES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Of the total purchase price paid and to be paid for the Acquisitions, $26.7 million has been allocated to net assets acquired, and the remaining $23.7 million has been recorded as goodwill. Based on management's preliminary analysis, Invatec anticipates that the historical carrying values of the Acquired Businesses' assets and liabilities will approximate fair value, but this analysis is subject to revision as more information regarding asset and liability valuations becomes available.

4.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

     The following descriptions (a) through (j) correspond to the tables set forth below which summarize the pro forma and post merger adjustments presented on page F-4.

      (a) Records (i) the consideration for the acquisitions of Steam Supply, ICE/VARCO and SVS consisting of: $8.3 million in cash (including the application of a $2.0 million escrow deposit), $2.8 million in convertible notes and $1.5 million in Common Stock for a total estimated purchase price of $21.6 million (including $9.0 million of assumed debt, including $711,000 of Steam Supply preferred stock) resulting in goodwill of $9.3 million, (ii) a $615,000 increase in inventory representing the conversion of Steam Supply from the LIFO basis to FIFO basis of accounting, (iii) the elimination of $393,000 of offsetting notes receivable from and payable to the former owners of Steam Supply and (iv) the reclassification of the Steam Supply preferred stock to other non-current liabilities.

      (b) Records the elimination of the SSI common stock that will convert into Common Stock in the SSI Merger and the elimination of an SSI payable to Invatec of $5,323,000.

      (c) Records the repayment of Steam Supply debt (including $2.1 million of short-term debt) outstanding when Steam Supply was acquired with other short-term debt.

      (d) Records $1.9 million of additional utilization of a $6.0 million Philip facility evidenced by an Invatec convertible note (the "Philip Note") and the accrual of interest thereon. Through June
           30, 1997, Invatec had received advances on the Philip Note totalling $2.1 million. Management anticipates that approximately $4.0 million of the Philip Note will be utilized through the closing of the Offering.

      (e) Records the conversion of $500,000 of the Philip Note and accrued interest thereon into 420,629 shares of Common Stock and the conversion of $10.0 million of indebtedness and other obligations owed by the Company to Philip into 833,333 shares of Common Stock. The $10.0 million of indebtedness and other obligations to Philip includes $2.0 million of SSI preferred stock, $3.5 million of the Philip Note, $3.5 million of other advances from Philip and $1.0 million of guaranty fees payable to Philip ($620,000 of which is anticipated to be accrued between June 30, 1997 and the date on which the Offering closes).

      (f) Records the assumed proceeds to Invatec from the Offering of $40.2 million, net of estimated offering costs of $3.8 million ($4.8 million less $1.0 million of expenses paid with advances by Philip constituting part of the indebtedness to Philip), assuming an initial public offering price of $12.00 per share. Offering costs primarily consist of the underwriting discount, accounting and legal fees and printing expenses.

      (g) Records the application of the net proceeds of the Offering to repay outstanding indebtedness and pay cash consideration due to former owners of Acquired Businesses.

      (h) Records the payment of $1.0 million of additional purchase consideration to the former owners of Harley pursuant to the terms of the purchase agreement, which payment is contingent on the successful completion of the Offering.

      (i) Records the repayment of $3.2 million of the $6.7 million short-term debt owed to Philip.

          INNOVATIVE VALVE TECHNOLOGIES, INC. AND ACQUIRED BUSINESSES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

      (j) Records the payment of $330,000 of bonuses to three members of executive management on the completion of the Offering.

     The following tables summarize the unaudited pro forma and post merger combined balance sheet adjustments (in thousands).

                                                                                                PRO FORMA
                                          (A)        (B)        (C)        (D)        (E)      ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------   -----------
Inventories..........................  $     615  $          $          $          $            $     615
Other current assets.................     (2,000)                                                  (2,000)
Goodwill, net........................      9,265                                                    9,265
Other noncurrent assets..............       (393)    (5,323)                                       (5,716)
Accounts payable and accrued
  expenses...........................                                        (142)       625          483
Short-term debt......................                           (2,256)    (1,871)     7,467        3,340
Current maturities of long-term
  debt...............................                              329                                329
Cash consideration due to former
  owners of Acquired Businesses......     (6,291)                           1,871                  (4,420)
Long-term debt, net of current
  maturities.........................        393                 1,927                              2,320
Convertible notes....................     (2,848)                                                  (2,848)
Other noncurrent liabilities.........      1,270      5,323                                         6,593
Redeemable preferred stock...........        711                                       2,000        2,711
Common stock.........................         10         45                               (1)          54
Additional paid-in capital...........     (1,176)       (45)                         (10,711)     (11,932)
Retained earnings (deficit)..........        444                              142        620        1,206
                                       ---------  ---------  ---------  ---------  ---------   -----------
                                       $       0  $       0  $       0  $       0  $       0    $       0
                                       =========  =========  =========  =========  =========   ===========

                                                                                               POST MERGER
                                          (F)        (G)        (H)        (I)        (J)      ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------   -----------
Cash.................................  $  36,408  $ (31,224) $  (1,000) $  (3,233) $    (330)   $     621
Other current assets.................     (1,522)                                                  (1,522)
Accounts payable and accrued
  expenses...........................        500                 1,000                              1,500
Short-term debt......................                17,204                 3,233                  20,437
Current maturities of long-term
  debt...............................                 2,012                                         2,012
Cash consideration due to former
  owners of Acquired Businesses......                 4,420                                         4,420
Long-term debt, net of current
  maturities.........................                 7,588                                         7,588
Common stock.........................         (3)                                                      (3)
Additional paid-in capital...........    (35,383)                                                 (35,383)
Retained earnings (deficit)..........                                                    330          330
                                       ---------  ---------  ---------  ---------  ---------   -----------
                                       $       0  $       0  $       0  $       0  $       0    $       0
                                       =========  =========  =========  =========  =========   ===========

5.  UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

      (aa) Records the income statement effect of recording inventories on a FIFO basis, rather than a LIFO basis, at Plant Specialties and Steam Supply.

      (bb) Adjusts selling, general and administrative expenses to reflect the decrease in salaries and benefits associated with certain owners and managers of the Acquired Businesses who were not or will not be employed subsequent to the acquisition of their Acquired Businesses and

          INNOVATIVE VALVE TECHNOLOGIES, INC. AND ACQUIRED BUSINESSES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

            who will not be replaced. Additionally, records the reversal of certain excess administrative support service fees charged by ICE/VARCO's former parent company. The amount of such excess administrative support service fees represents the difference between the historical fees charged by ICE/VARCO's former parent company for certain administrative support services and the future costs of the services which were provided by the former parent company prior to ICE/VARCO's acquisition by Invatec, as determined through arm's-length negotiated agreements which will be in effect at the closing of the ICE/VARCO transaction.

      (cc)  Records pro forma goodwill amortization expense over 40 years.

      (dd) Records the elimination of interest expense resultant from the application of the net proceeds of the Offering to retire outstanding indebtedness.

      (ee) Records the elimination of the special non-cash, non-recurring compensation expense attributable to stock awards made by SSI and sales of Common Stock. See "Management -- Executive Compensation" and "Certain Transactions -- The SSI Merger."

      (ff) Records the incremental provision for federal and state income taxes relating to S corporation income and other pro forma adjustments to reflect an effective tax rate of 43%. In its assumption of the effective tax rate, management has not considered the utilization of net operating losses or other tax attributes previously generated by or existent at certain of the Acquired Businesses.

      (gg) The number of shares of Common Stock estimated to be outstanding on completion of the Offering includes the following, but excludes an aggregate of 1,308,248 shares subject to options that will be outstanding when the Offering closes under Invatec's 1997 Incentive Plan, as the number of common stock equivalents determined using the treasury stock method is less than three percent of the total number of shares estimated to be outstanding.

Issued prior to Offering.............      242,839
Issued in Offering...................    3,350,000
Issued in the SSI Merger.............    2,419,338
Conversion of SSI redeemable
  preferred stock, Philip Note,
  Philip advances and Philip finance
  charges............................    1,253,962
Issued to acquire SVS................      125,000
                                       -----------
Shares estimated to be outstanding...    7,391,139
                                       ===========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Innovative Valve Technologies, Inc.:

     We have audited the accompanying balance sheet of Innovative Valve Technologies, Inc. (a Delaware corporation), as of June 30, 1997, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (March 16, 1997) through June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovative Valve Technologies, Inc., as of June 30, 1997, and the results of its operations and its cash flows for the period from inception (March 16, 1997) through June 30, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
August 29, 1997

                      INNOVATIVE VALVE TECHNOLOGIES, INC.
                         BALANCE SHEET -- JUNE 30, 1997

                 ASSETS
CURRENT ASSETS:
     Escrow deposit.....................  $    2,000,000
     Deferred offering costs............       1,522,616
                                          --------------
          Total current assets..........       3,522,616
PROPERTY AND EQUIPMENT, net.............          30,717
RECEIVABLE FROM THE SAFE SEAL COMPANY,
  INC...................................       5,323,351
                                          --------------
                                          $    8,876,684
                                          ==============

 LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
     Short-term debt....................  $    4,128,935
     Current maturities of long-term
      debt..............................         141,478
     Accounts payable and accrued
      expenses..........................       1,462,985
                                          --------------
          Total current liabilities.....       5,733,398
LONG TERM DEBT, net of current
  maturities............................         711,708
CONVERTIBLE SUBORDINATED NOTES
  PAYABLE...............................       3,295,127
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
     Common stock, $0.001 par value,
      30,000,000 shares authorized,
      242,839 shares issued and
      outstanding.......................             243
     Additional paid-in capital.........       2,622,418
     Retained deficit...................      (3,486,210)
                                          --------------
          Total stockholders' deficit...        (863,549)
                                          --------------
                                          $    8,876,684
                                          ==============

    The accompanying notes are an integral part of this financial statement.

                      INNOVATIVE VALVE TECHNOLOGIES, INC.
                            STATEMENT OF OPERATIONS
                 FOR THE PERIOD FROM INCEPTION (MARCH 16, 1997)
                             THROUGH JUNE 30, 1997

REVENUES.............................  $     --
COST OF OPERATIONS...................        --
                                       --------------
     Gross profit....................        --
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................         852,205
SPECIAL COMPENSATION EXPENSE ON
  COMMON STOCK ISSUANCE..............       2,622,304
                                       --------------
LOSS FROM OPERATIONS.................      (3,474,509)
INTEREST EXPENSE.....................          11,701
                                       --------------
LOSS FROM OPERATIONS BEFORE INCOME
  TAXES..............................      (3,486,210)
PROVISION FOR INCOME TAXES...........        --
                                       --------------
NET LOSS.............................  $   (3,486,210)
                                       ==============

    The accompanying notes are an integral part of this financial statement.

                      INNOVATIVE VALVE TECHNOLOGIES, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                 FOR THE PERIOD FROM INCEPTION (MARCH 16, 1997)
                             THROUGH JUNE 30, 1997

                                           COMMON STOCK       ADDITIONAL
                                        ------------------      PAID-IN       RETAINED
                                        SHARES     AMOUNT       CAPITAL        DEFICIT         TOTAL
                                        -------    -------    -----------    -----------    -----------
BALANCE, March 16, 1997..............     --       $ --       $   --         $   --         $   --
     Issuance of Common Stock........   242,839        243      2,622,418        --           2,622,661
     Net loss........................     --         --           --          (3,486,210)    (3,486,210)
                                        -------    -------    -----------    -----------    -----------
BALANCE, June 30, 1997...............   242,839    $   243    $ 2,622,418    $(3,486,210)   $  (863,549)
                                        =======    =======    ===========    ===========    ===========


    The accompanying notes are an integral part of this financial statement.

                      INNOVATIVE VALVE TECHNOLOGIES, INC.
                            STATEMENT OF CASH FLOWS
                 FOR THE PERIOD FROM INCEPTION (MARCH 16, 1997)
                             THROUGH JUNE 30, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss........................  $   (3,486,210)
     Special compensation expense on
      common stock issuance..........       2,622,304
     Decrease in receivable from The
      Safe Seal Company, Inc. .......       1,453,897
     Increase in escrow deposit......      (2,000,000)
     Increase in accounts payable and
      accrued expenses...............         962,985
                                       --------------
          Net cash provided by
           operating activities......        (447,024)
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property and
      equipment......................         (30,717)
                                       --------------
          Net cash used in investing
           activities................         (30,717)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings of short-term debt...       2,000,000
     Proceeds from the issuance of
      common stock...................             357
     Funding of deferred offering
      costs..........................      (1,522,616)
                                       --------------
          Net cash provided by
           financing activities......         477,741
                                       --------------
NET INCREASE IN CASH.................        --
CASH, beginning of period............        --
                                       --------------
CASH, end of period..................  $     --
                                       ==============


    The accompanying notes are an integral part of this financial statement.

                      INNOVATIVE VALVE TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

 1.  BUSINESS AND ORGANIZATION:

  BACKGROUND

     Innovative Valve Technologies, Inc. (the "Company" or "Invatec") was established as a Delaware corporation on March 16, 1997, for the purpose of creating the leading provider of comprehensive maintenance, repair and value-added distribution services for industrial valves and other process-system components in North America. Pursuant to a May 1997 agreement among The Safe Seal Company, Inc. ("SSI"), subsidiaries of Philip Service Corp.
(collectively, "Philip") and a SSI shareholder and his affiliates, voting control of SSI and the Company was transferred to a voting trustee who has approved a reorganization of the capital structure of SSI and the Company such that Invatec will become the sole stockholder of SSI by means of a merger (the "SSI Merger") pursuant to which each outstanding share of SSI common stock will be converted into 1/2 of a share of Invatec common stock ("Common Stock") and the outstanding shares of SSI preferred stock, which are redeemable for a total of $2.0 million plus accrued dividends, will be redeemed for shares of Common Stock valued for this purpose at the initial offering price to the public in the Company's initial public offering of Common Stock (the "Offering"). As discussed in Note 9, Invatec has signed definitive agreements to acquire two valve repair and distribution services companies concurrently with the closing of the Offering.

  INITIAL PUBLIC OFFERING

     On July 18, 1997, Invatec filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the Offering. An investment in shares of Common Stock involves a high degree of risk, including, among others, history of losses, absence of combined operating history, risks relating to the Company's acquisition strategy and financing, reliance on customers in cyclical industries, operating hazards and dependence on manufacturers.

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives of 3 to 5 years. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed and the resulting gain or loss is included in results of operations.

  INCOME TAXES

     Invatec follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled. Invatec has recorded a full valuation allowance against all deferred tax assets due to the uncertainty of ultimate realizability. Accordingly, no income tax benefit has been recorded for current year losses.

  SPECIAL COMPENSATION EXPENSE ON COMMON STOCK ISSUANCE

     The Company recorded a special non-cash compensation expense of approximately $2.6 million related to the issuance of 242,839 shares of Common Stock to six members of executive management and a related party to attract such individuals and that party to effect the Offering (see Note 1). For financial statement presentation purposes, these shares were valued at approximately $10.80 per share.

  SUPPLEMENTAL CASH FLOW INFORMATION

     During the period from inception (March 16, 1997) through June 30, 1997, the Company had non-cash activities consisting of the assumption of approximately $6,777,000 of notes issued by SSI in connection with SSI's acquisition of Plant Specialties, Inc. ("Plant Specialties") and assumption of the indebtedness (including accrued interest) owed to Philip.

     The Company did not pay taxes or interest during the period from inception through June 30, 1997.

                      INNOVATIVE VALVE TECHNOLOGIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 3.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Accounts payable and accrued expenses at June 30, 1997 consist of the following:

Accrued offering costs...............  $    500,000
Accrued interest.....................       484,000
Accounts payable, trade..............       246,854
Accrued compensation and benefits....       150,000
Accrued insurance....................        54,787
Other accrued expenses...............        27,344
                                       ------------
                                       $  1,462,985
                                       ============

 4.  DEBT:

     In June 1997, Invatec entered into a funding arrangement with Philip pursuant to which Philip has advanced funds to Invatec (the "Philip Advances") to pay costs related to the Offering and Invatec has assumed SSI's obligation to repay the Philip Advances and the related deferred offering costs funded with the Philip Advances. Pursuant to this arrangement, $2,128,935 of short-term debt and $484,000 of accrued financing charges incurred by SSI prior to the funding arrangement were transferred to Invatec. The Philip Advances have been included in short-term debt and bear interest at 8% per annum and may be converted into Common Stock. The Philip Advances are due at the earliest of the closing of the Offering, the abandonment of the Offering or May 31, 1998.

     Long-term debt consists of a $853,186 note payable to a former stockholder of Plant Specialties issued in connection with SSI's acquisition of Plant Specialties. The note was assumed from SSI by Invatec in June 1997. The note bears interest at 9.0% per annum and is secured by real estate. Principal and interest is payable monthly and the note matures June 13, 2002.

 5.  CONVERTIBLE SUBORDINATED NOTES PAYABLE:

     In June 1997, Invatec assumed the obligations of SSI respecting unsecured convertible subordinated notes issued to former stockholders of Plant Specialties in connection with SSI's acquisition of Plant Specialties. The notes bear interest at 5.0% per annum and interest is payable quarterly. The principal and any unpaid interest will mature and become due and payable on March 31, 2002. At the option of the holders, the notes may be converted into shares of Common Stock at a price equal to 130% of the initial public offering price per share in the Offering. The notes also are convertible into shares of Common Stock at the option of the Company at the same price if the closing sale prices of the Common Stock for a period of time beginning in 1999 exceed 150% of the Offering per share price. The convertible subordinated notes issued by the Company in the acquisition described in Note 7 have the same conversion terms.

 6.  CAPITAL STOCK AND STOCK OPTIONS:

  COMMON STOCK

     In connection with the organization and initial capitalization of Invatec, Invatec issued and sold 242,839 shares of Common Stock in March and June 1997 to certain members of its management and a related party for $357. For financial statement presentation purposes, this Common Stock was valued at $10.80 per share, resulting in a special non-cash compensation expense of $2,622,304.

  PREFERRED STOCK

     Invatec's charter authorizes the issuance of up to 5,000,000 shares of preferred stock. As of June 30, 1997, no shares of preferred stock had been issued.

                      INNOVATIVE VALVE TECHNOLOGIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  1997 INCENTIVE PLAN

     The Company has adopted an incentive plan (the "Plan") that provides for the granting or awarding of stock options and other performance-based awards to key employees, nonemployee directors and independent contractors of the Company and its subsidiaries. In general, the terms of the options awards (including vesting schedules) granted after the Offering will be established by the Compensation Committee of the Company's board of directors. In August 1997, options to purchase 202,589 shares of Common Stock were granted to certain members of management at an exercise price of $1.00 per share. The Company will record a special non-cash non-recurring charge (presently estimated at approximately $2.0 million) in the fiscal quarter ended September 30, 1997. As of the Offering date, the Company anticipates that options to purchase approximately 1.3 million shares of Common Stock will then be outstanding.

 7.  ACQUISITION OF STEAM SUPPLY:

     In July 1997, Invatec acquired Steam Supply & Rubber Co., Inc. and three of its affiliated companies (collectively, "Steam Supply") for total consideration of $10.6 million, comprised of $2.7 million of cash, $2.8 million aggregate principal amount of Invatec's seven-year 5.5% convertible subordinated notes and the assumption of $5.1 million of debt and other non-current liabilities.

     On June 29, 1997, in connection with the acquisition of Steam Supply, the Company borrowed $2.0 million from Philip and paid the proceeds into escrow pursuant to the definitive agreement to purchase Steam Supply. The $2.0 million is recorded as a current asset in the balance sheet as of June 30, 1997. The note due to Philip bears interest at Philip's borrowing rate plus 10.0% (approximately 18% at June 30, 1997) and is due at the date the Offering closes or by May 31, 1998 if the Offering does not close earlier.

 8.  NEW ACCOUNTING PRONOUNCEMENT :

     SFAS No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair-value-based method of accounting for employee stock options or similar equity instruments and the current intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

 9.  ACQUISITIONS:

     The Company has signed definitive agreements to acquire Industrial Controls & Equipment, Inc. and three affiliated companies (collectively, "ICE/VARCO") and Southern Valve Service, Inc. and one affiliated company (collectively, "SVS"). The aggregate consideration the Company will pay in these acquisitions is $11.1 million, comprised of $9.6 million in cash and assumed debt and $1.5 million in Common Stock valued for this purpose at the initial public offering price per share in the Offering. The closings of these acquisitions are conditioned on the completion of the Offering. The total consideration payable in each acquisition is subject to an increase in total consideration contingent on the operating results achieved in the first 12 months after acquisition. The contingent payment for ICE/VARCO would consist of options to purchase 40,000 shares of Common Stock at an exercise price per share equal to the initial price to the public in the Offering, while the contingent payment for SVS would be payable in a combination of Common Stock and cash in an amount that is not presently determinable.

10.  SUBSEQUENT EVENT (UNAUDITED):

  REVERSE STOCK SPLIT

     In October 1997, Invatec effected a 0.68-for-one reverse stock split of each share of Common Stock then outstanding. The accompanying financial statements have been prepared as if such reverse split had been effected at inception (March 16, 1997).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Safe Seal Company, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of The Safe Seal Company, Inc. (a Texas corporation) and subsidiaries, as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Safe Seal Company, Inc. and subsidiaries, as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
February 14, 1997

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                   DECEMBER 31
                                          ------------------------------    JUNE 30,
                                               1995            1996           1997
                                          --------------  --------------   -----------
                                                                           (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
     Cash...............................  $    1,458,096  $      396,637   $   391,292
     Accounts receivable, net of
       allowance of $25,000, $25,000 and
       $380,000.........................         485,911         535,647     9,616,538
     Inventories........................          17,480          36,140     6,313,959
     Prepaid expenses and other current
       assets...........................          45,477         111,638     1,761,186
                                          --------------  --------------   -----------
               Total current assets.....       2,006,964       1,080,062    18,082,975
PROPERTY AND EQUIPMENT, net.............          32,502         140,449     6,398,926
GOODWILL, net...........................        --              --          14,595,993
PATENT COSTS, net.......................          56,833         741,611       711,255
OTHER NONCURRENT ASSETS, net............          12,346         325,993     3,640,605
                                          --------------  --------------   -----------
                                          $    2,108,645  $    2,288,115   $43,429,754
                                          ==============  ==============   ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)

CURRENT LIABILITIES:
     Short-term debt....................  $     --        $     --         $16,116,620
     Current maturities of long-term
       debt.............................        --              --           1,371,170
     Accounts payable and accrued
       expenses.........................       1,184,086       1,092,891     9,037,858
     Other current liabilities..........        --              --             602,959
                                          --------------  --------------   -----------
               Total current
                  liabilities...........       1,184,086       1,092,891    27,128,607
LONG TERM DEBT, net of current
  maturities............................        --               588,970     5,237,262
PAYABLE TO INNOVATIVE VALVE
  TECHNOLOGIES, INC.....................        --              --           5,323,351
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK..............       2,000,000       2,000,000     2,000,000
STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock, $0.01 par value,
       10,000,000 shares authorized,
       2,865,902 shares, 2,963,838
       shares and 4,838,669 issued and
       outstanding......................          28,659          29,638        48,386
     Additional paid-in capital.........         983,246       1,270,315     8,199,643
     Retained deficit...................      (2,087,346)     (2,693,699)   (4,507,495)
                                          --------------  --------------   -----------
               Total stockholders'
                  equity (deficit)......      (1,075,441)     (1,393,746)    3,740,534
                                          --------------  --------------   -----------
                                          $    2,108,645  $    2,288,115   $43,429,754
                                          ==============  ==============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         SIX MONTHS
                                                  YEAR ENDED DECEMBER 31                ENDED JUNE 30
                                          --------------------------------------  -------------------------
                                             1994          1995         1996         1996          1997
                                          -----------  ------------  -----------  -----------  ------------
                                                                                         (UNAUDITED)
REVENUES................................  $ 2,547,360  $  2,852,356  $ 3,887,761  $ 1,606,068  $ 19,759,635
COST OF OPERATIONS......................    1,270,788     1,583,940    2,375,245      900,546    13,494,613
                                          -----------  ------------  -----------  -----------  ------------
         Gross profit...................    1,276,572     1,268,416    1,512,516      705,522     6,265,022
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................    1,267,899     1,852,895    1,917,063      885,699     4,917,324
SPECIAL COMPENSATION EXPENSE ON COMMON
  STOCK ISSUANCE........................      --            --            38,048      --          2,393,221
                                          -----------  ------------  -----------  -----------  ------------
         Income (loss) from
           operations...................        8,673      (584,479)    (442,595)    (180,177)   (1,045,523)
OTHER INCOME (EXPENSE):
    Patent defense costs................     (168,705)     (880,068)     --           --            --
    Interest income (expense), net......       (7,048)       10,181       27,703      --           (998,111)
    Other...............................     (113,635)      (50,126)         393      --              2,243
                                          -----------  ------------  -----------  -----------  ------------
                                             (289,388)     (920,013)      28,096      --           (995,868)
                                          -----------  ------------  -----------  -----------  ------------
LOSS BEFORE INCOME TAXES................     (280,715)   (1,504,492)    (414,499)    (180,177)   (2,041,391)
PROVISION (BENEFIT) FOR INCOME TAXES....      --            --           --           --           (275,095)
                                          -----------  ------------  -----------  -----------  ------------
NET LOSS................................  $  (280,715) $ (1,504,492) $  (414,499) $  (180,177) $ (1,766,296)
                                          ===========  ============  ===========  ===========  ============

   The accompanying notes are an integral part of these consolidated financial statements.

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                            COMMON STOCK        ADDITIONAL
                                        --------------------      PAID-IN       RETAINED
                                         SHARES      AMOUNT       CAPITAL        DEFICIT         TOTAL
                                        ---------    -------    -----------    -----------   --------------
BALANCE, December 31, 1993...........   2,463,424    $24,634    $   268,801    $  (249,016)  $       44,419
     Preferred stock dividends.......      --          --           --             (12,000)         (12,000)
     Issuance of common stock........      62,478        625         22,345        --                22,970
     Conversion of redeemable
       preferred stock to common
       stock.........................      51,000        510        149,490        --               150,000
     Net loss........................       --         --           --            (280,715)        (280,715)
                                        ---------    -------    -----------    -----------   --------------
BALANCE, December 31, 1994...........   2,576,902     25,769        440,636       (541,731)         (75,326)
     Preferred stock dividends.......      --          --           --             (41,123)         (41,123)
     Sale of common stock warrant....      --          --           100,000        --               100,000
     Issuance of common stock........     289,000      2,890        442,610        --               445,500
     Net loss........................      --          --           --          (1,504,492)      (1,504,492)
                                        ---------    -------    -----------    -----------   --------------
BALANCE, December 31, 1995...........   2,865,902     28,659        983,246     (2,087,346)      (1,075,441)
     Preferred stock dividends.......      --          --           --            (191,854)        (191,854)
     Issuances of common stock.......     121,736      1,217        356,831        --               358,048
     Retirement of stock.............     (23,800)      (238)       (69,762)       --               (70,000)
     Net loss........................      --          --           --            (414,499)        (414,499)
                                        ---------    -------    -----------    -----------   --------------
BALANCE, December 31, 1996...........   2,963,838     29,638      1,270,315     (2,693,699)      (1,393,746)
     Preferred stock dividend
       (unaudited)...................      --          --           --             (47,500)         (47,500)
     Issuances of common stock
       (unaudited)...................     445,300      4,453      2,388,768        --             2,393,221
     Exercise of common stock
       warrants (unaudited)..........   1,429,531     14,295      4,540,560        --             4,554,855
     Net loss (unaudited)............      --          --           --          (1,766,296)      (1,766,296)
                                        ---------    -------    -----------    -----------   --------------
BALANCE, June 30, 1997 (unaudited)...   4,838,669    $48,386    $ 8,199,643    $(4,507,495)  $    3,740,534
                                        =========    =======    ===========    ===========   ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31          SIX MONTHS ENDED JUNE 30
                                       --------------------------------------  -------------------------
                                          1994          1995         1996         1996          1997
                                       -----------  ------------  -----------  -----------  ------------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................  $  (280,715) $ (1,504,492) $  (414,499) $  (180,177) $ (1,766,296)
  Adjustments to reconcile net loss
    to net cash provided by
    (used in) operating activities --
      Depreciation and
         amortization................       27,179        28,525       31,183       22,364       469,200
      Special compensation expense on
         issuance of common stock....      --            --            38,048      --          2,393,221
      (Gain) loss on sale of property
         and equipment...............       13,196        (1,879)     --           --            --
      (Increase) decrease in --
         Accounts receivable.........      (87,683)     (145,835)     (49,736)    (114,648)   (1,741,839)
         Inventories.................      --            --           (13,660)       3,240      (761,987)
         Prepaid expenses and other
           current assets............      (23,767)       35,402      (66,161)      (1,129)    1,186,376
         Other noncurrent assets.....      (39,544)      --          (324,246)      (1,773)   (2,667,005)
      Increase (decrease) --
         Accounts payable and accrued
           expenses..................      399,318       493,084      (91,195)    (437,293)    3,458,788
         Payable to Innovative Valve
           Technologies, Inc.........      --            --           --           --         (1,453,897)
                                       -----------  ------------  -----------  -----------  ------------
           Net cash provided by (used
             in) operating
             activities..............        7,984    (1,095,195)    (890,266)    (709,416)     (883,439)
                                       -----------  ------------  -----------  -----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and
    equipment........................      (28,593)       (7,530)    (128,309)     (18,430)     (275,161)
  Additions to patent costs..........      (75,570)       (3,384)     (46,030)     --            --
  Proceeds from sale of property and
    equipment........................       40,000        10,500      --           --            --
  Proceeds from sale of
    investments......................       53,107       --           --           --            --
  Business acquisitions, net of cash
    acquired of $135,109.............      --            --           --           --        (19,109,479)
                                       -----------  ------------  -----------  -----------  ------------
           Net cash used in investing
             activities..............      (11,056)         (414)    (174,339)     (18,430)  (19,384,640)
                                       -----------  ------------  -----------  -----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of debt.................      100,000            --      265,000      --         19,598,566
  Repayments of debt.................      (31,667)      (93,333)     --           --           (505,187)
  Proceeds from sale/exercise of
    common stock warrant.............      --            100,000      --           --          1,216,855
  Proceeds from sale of common
    stock............................      --            445,500      --           --            --
  Stock repurchases..................      --            --           (70,000)     --            --
  Proceeds from sale of redeemable
    preferred stock..................      --          2,000,000      --           --            --
  Preferred stock dividends..........      (12,000)      --          (191,854)     (49,300)      (47,500)
                                       -----------  ------------  -----------  -----------  ------------
           Net cash provided by (used
             in) financing
             activities..............       56,333     2,452,167        3,146      (49,300)   20,262,734
                                       -----------  ------------  -----------  -----------  ------------
NET INCREASE (DECREASE) IN CASH......       53,261     1,356,558   (1,061,459)    (777,146)       (5,345)
CASH, beginning of period............       48,277       101,538    1,458,096    1,458,096       396,637
                                       -----------  ------------  -----------  -----------  ------------
CASH, end of period..................  $   101,538  $  1,458,096  $   396,637  $   680,950  $    391,292
                                       ===========  ============  ===========  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     The Safe Seal Company, Inc. (the "Company" or "SSI") was incorporated in the State of Texas in January 1991 and is principally engaged in the business of providing on-line leak sealing and valve maintenance and repair services to industrial customers in the Gulf Coast area of the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION

     The financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed and the resulting gain or loss is included in results of operations.

  INCOME TAXES

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

  REVENUE RECOGNITION

     Revenue is recognized as products are sold and as services are performed.

  CASH

     Cash payments for interest during 1994, 1995 and 1996 were approximately $7,000, $8,000 and $4,000, respectively.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM INFORMATION

     The financial information for the six months ended June 30, 1996 and 1997 has not been audited by independent accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full fiscal years.

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  SPECIAL COMPENSATION EXPENSE ON COMMON STOCK ISSUANCE

     In 1996, the Company recorded a special compensation expense of $38,048 related to the issuance of its common stock, $0.01 par value (the "Common Stock"), and options to purchase Common Stock under employee benefit programs. See Note 8 for further discussion.

     In the six months ended June 30, 1997, the Company recorded a special non-cash compensation expense of approximately $2.4 million on common stock issuance related to the issuance of 443,190 shares of Common Stock to three members of executive management and to Computerized Accounting & Tax Services, Inc. ("CATS"), a related party owned by Roger L. Miller (see Note 11), to attract such individuals and CATS to effect the Offering (see Note 13). For financial statement presentation purposes, these shares were valued at approximately $5.40 per share.

  NEW ACCOUNTING PRONOUNCEMENT

     Effective January 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3.  ACQUISITION OF THE SPIN SAFE CORPORATION, INC.:

     In November 1996, the Company acquired The Spin Safe Corporation, Inc. ("Spin Safe") in exchange for 108,800 shares of Common Stock, valued at $2.94 per share, and noninterest-bearing notes payable of $400,000. The notes are due in four equal annual installments beginning January 15, 1998. Additionally, the Company entered into an agreement with the former stockholders of Spin Safe, pursuant to which the Company will make royalty payments to them based on the number of times in excess of a specified base the Safe SealE system is used by the Company through 2011. The cost of this acquisition is recorded as patent costs.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                            DECEMBER 31
                                         ESTIMATED     ----------------------
                                        USEFUL LIVES      1995        1996
                                        ------------   ----------  ----------
Vehicles.............................     5 years      $   --      $    5,904
Furniture and fixtures...............    3-5 years         41,423     126,262
Machinery and equipment..............     5 years          17,180      54,746
                                                       ----------  ----------
                                                           58,603     186,912
     Less -- Accumulated
       depreciation..................                     (26,101)    (46,463)
                                                       ----------  ----------
     Property and equipment, net.....                  $   32,502  $  140,449
                                                       ==========  ==========

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts consists of the following:

                                                 DECEMBER 31
                                       -------------------------------
                                         1994       1995       1996
                                       ---------  ---------  ---------
Balance, at beginning of year........  $  25,000  $  25,000  $  25,000
Additions............................     --         --         --
Deductions...........................     --         --         --
                                       ---------  ---------  ---------
Balance, at end of year..............  $  25,000  $  25,000  $  25,000
                                       =========  =========  =========

     Accounts payable and accrued expenses consist of the following:

                                              DECEMBER 31
                                       --------------------------
                                           1995          1996
                                       ------------  ------------
Accounts payable, trade..............  $    278,457  $    287,165
Accrued compensation and benefits....        74,583       120,567
Accrued legal fees...................       593,311       170,696
Accrued dividends....................        65,123        47,500
Accrued royalties....................        56,833        70,117
Due to Philip Services Corp.
  subsidiary ........................       --            287,195
Other accrued expenses...............       115,779       109,651
                                       ------------  ------------
                                       $  1,184,086  $  1,092,891
                                       ============  ============

6.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1996:

      Revolving line of credit payable to a
        bank, due June 30, 2002, with
        interest due monthly at 1.25% over
        cost (as defined) (6.75% at
        December 31, 1996), secured by
        assignment of all assets. The
        available borrowing capacity at
        December 31, 1996 was
        $1,735,000.........................  $  265,000
      Notes payable to former stockholders
        of Spin Safe, with annual
        installments of $100,000 beginning
        January 15, 1998, non-interest
        bearing, due January 15, 2001,
        unsecured..........................     323,970
                                             ----------
                                             $  588,970
                                             ==========

      7.  INCOME TAXES:

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate to income before income taxes as follows:

                                              YEAR ENDED DECEMBER 31
                                       -------------------------------------
                                          1994         1995         1996
                                       -----------  -----------  -----------
Statutory federal income tax
  benefit............................         (34)%        (34)%        (34)%
Valuation allowance..................          34           34           34
                                              ---          ---          ---
Effective income tax rate............           0%           0%           0%
                                              ===          ===          ===

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net deferred tax assets consist of the following:

                                              DECEMBER 31
                                       --------------------------
                                           1995          1996
                                       ------------  ------------
Current deferred tax assets..........  $    135,741  $    160,910
Noncurrent deferred tax assets.......       581,536       686,316
Valuation allowance..................      (717,277)     (847,226)
                                       ------------  ------------
          Total deferred tax
             assets..................  $    --       $    --
                                       ============  ============

     The Company records a valuation allowance for deferred tax assets when management believes it is more likely than not the asset will not be realized. Because of the Company's history of generating significant taxable losses, a valuation allowance equal to its deferred tax assets has been established.

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences representing deferred tax assets and liabilities result principally from the following:

                                               YEAR ENDED DECEMBER 31
                                       --------------------------------------
                                          1994         1995          1996
                                       ----------  ------------  ------------
Depreciation and amortization........  $  (15,235) $     53,093  $     (2,520)
Net operating loss...................      74,051       304,600       107,301
Accrued expenses not deducted for
  tax................................      --            95,065        25,168
Change in valuation allowance........     (58,816)     (452,758)     (129,949)
                                       ----------  ------------  ------------
                                       $   --      $    --       $    --
                                       ==========  ============  ============

8.  STOCKHOLDERS' EQUITY:

  COMMON STOCK

     In 1995, the Company implemented an employee benefit award program. Under this program, the Company awarded 9,452 shares of Common Stock to employees. The shares vested 50 percent at December 31, 1996, and the remainder were to become fully vested on December 31, 1997. The Company recorded compensation expense, equal to the fair value of the shares, on the date the shares vested. During 1996, 1,632 shares were forfeited by employees. In 1996, the Company recorded non-cash compensation expense of $11,500 for the 3,910 shares that vested related to this program, which was discontinued in 1997, and all remaining unvested shares were cancelled.

  STOCK OPTIONS

     In 1996, the Company began a management stock option program that was discontinued in 1997. Under this program, the Company granted both shares of Common Stock and options to purchase shares of Common Stock to certain members of management. The options vested monthly and were exercisable at any time following the six-month period ending June 30 or December 31 in which the options were earned. The Company had reserved 400,000 shares of Common Stock for issuance in this program. During 1996, the Company granted 9,026 shares of Common Stock and options to purchase 143,798 shares of Common Stock. The options had an exercise price of $5.00 per share and are exercisable through July 1, 2001. In 1996, the Company recorded non-cash compensation expense of $26,548 for the 9,026 shares issued with a fair market value of $2.94 per share. No compensation expense was recorded for the options granted in 1996 because their exercise price exceeded the fair market value of the underlying shares ($2.94 per share). Prior to 1996, the Company had, from time to time, granted options to key employees at or above the market value

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of the Common Stock. The options granted had exercise prices ranging from $2.50 to $10.00 per share. All but 100,000 options expired in 1996. The remaining options were exercised in June 1997.

     The Company accounts for options by applying APB Opinion No. 25, under which no compensation expense has been recognized. The Company's pro forma compensation expense is zero as options were determined to be without value under SFAS No. 123, "Accounting for Stock-Based Compensation," using the minimum value option method with the following assumptions, as prescribed by SFAS No. 123:

Remaining life..........................     4.5 years
Exercise price..........................   $5.00/share
Risk-free rate of return................            7%


     A summary of the stock options at December 31, 1996 and changes during the three years then ended is presented in the table and narrative below:

                                                              WEIGHTED-
                                        SHARES UNDER           AVERAGE
                                           OPTION          EXERCISE PRICE
                                        -------------      ---------------
Balance at December 31, 1993.........        27,000            $ 10.00
     Granted.........................       215,000               6.16
                                        -------------
Balance at December 31, 1994.........       242,000               6.59
     Granted.........................       --                 --
     Exercised.......................       --                 --
                                        -------------
Balance at December 31, 1995.........       242,000               6.59
     Granted.........................       143,798               5.00
     Exercised.......................       --                 --
     Cancelled.......................      (142,000)              9.47
                                        -------------
Balance at December 31, 1996.........       243,798               3.97
                                        =============
Available for grant at December 31,
1996.................................       256,202
                                        =============
Shares exercisable at December 31,
1996.................................       243,798               3.97
                                        =============


     The options outstanding at December 31, 1996 have exercise prices from $2.50 to $5.00 per share, with a weighted average exercise price of $3.97 and a weighted average remaining contractual life of three years. All these options are exercisable.

  WARRANTS

     In 1995, the Company sold to a subsidiary of Philip Services Corp. (collectively with its subsidiaries, "Philip") a warrant entitling Philip to purchase newly issued shares of Common Stock in such number as would equal 35 percent of the outstanding Common Stock, on a fully diluted basis, at $3.68 per share. During 1996, the Company granted Philip a warrant to purchase additional newly issued shares of Common Stock in such number as would equal 1.5 percent of outstanding Common Stock, on a fully diluted basis, at $3.68 per share. The warrants were exercisable, at Philip's discretion, through January 8, 1999. The Company agreed to adjust the warrants' exercise price to $3.16 in return for accelerated exercise and on January 31, 1997, Philip exercised the warrants. Consideration for the exercise of the warrants consisted of the issuance of approximately $3.3 million of promissory notes issued by Philip (the "Philip Notes") and cash of approximately $1,216,855 paid during the six months ended June 30, 1997. The exercise of these warrants and issuance of the promissory notes occurred concurrently with the Company's purchase of Harley (see Note 12), in connection with which the Company assigned the Philip Notes to the sellers of Harley.

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1995, the Company granted a consultant a warrant entitling its holder to purchase 15,000 shares of Common Stock at $10.00 per share. The warrant is exercisable, at the option of its holder, through the year 2000. The consultant subsequently became an officer of Philip and a director of the Company.

  STOCK REPURCHASES

     In December 1996, the Company purchased 23,800 shares of Common Stock from certain stockholders for total cash consideration of $70,000 ($2.94 per share). The shares repurchased by the Company were subsequently canceled.

9.  REDEEMABLE PREFERRED STOCK:

     In 1995, the Company authorized the issuance of 1,000,000 shares of preferred stock with a par value of $0.01 per share. Of the authorized shares, 20,000 were designated as Class A redeemable preferred stock (the "Class A Preferred Stock"). Holders of Class A Preferred Stock are entitled to receive preferential dividends, in cash or Common Stock (with an agreed value of $1.84 per common share), at an annual rate of $9.50 per share. The Company is required to redeem the Class A Preferred Stock at $100 per share by October 12, 1999. The Company sold the Class A Preferred Stock in 1995 for $2,000,000 to Philip.

10.  COMMITMENTS AND CONTINGENCIES:

  OPERATING LEASES

     The Company leases warehouse space, office facilities and vehicles under noncancelable leases. Rental expense for 1994, 1995 and 1996 was approximately $91,700, $90,300 and $162,400, respectively. The following represents future minimum rental payments under noncancelable operating leases:

Year ending December 31 --
     1997...............................  $  133,900
     1998...............................     102,300
     1999...............................      52,400
     2000...............................      28,800
     2001...............................      24,000
     Thereafter.........................      --
                                          ----------
                                          $  341,400
                                          ==========

  LITIGATION

     In the ordinary course of its business, the Company has become involved in various legal actions. Management does not believe that the outcome of these legal actions will have a material effect on the Company's financial position or results of operations.

11.  CERTAIN TRANSACTIONS:

     The Company has had a management agreement with CATS, an entity related by common ownership. Management fee expense for 1994, 1995 and 1996 was approximately $119,000, $120,000 and $108,000, respectively. This agreement was terminated in 1997.

12.  ACQUISITION OF HARLEY:

     Effective January 31, 1997, the Company acquired all the outstanding stock of Harley Industries, Inc. ("Harley") in a purchase transaction. Concurrent with the purchase of Harley, the Company sold a division of Harley ("Harley Equipment") for $1.9 million in cash and a receivable of $1.9 million, subject to final adjustment. The total purchase price for Harley was $14.0 million of cash and assumed debt, including a contingent cash payment of $1.0 million due upon the completion of the Offering and $3.3 million of notes

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

issued by Philip (see Note 8) and excluding $3.8 million in cash and notes received from the sale of Harley Equipment. Harley is principally engaged in the repair and distribution of valves, gauges, measurement instruments and related parts for chemical manufacturing and power industries located primarily in the midwestern and southeastern United States.

13.  SUBSEQUENT EVENTS (UNAUDITED):

  REVERSE STOCK SPLIT

     In October 1997, the Company effected a 0.68-for-one reverse stock split of the outstanding Common Stock. The accompanying financial statements have been prepared as if such reverse split had been effected as of the beginning of the earliest period presented.

  ACQUISITIONS

     Effective February 28, 1997, SSI acquired all the outstanding stock of GSV, Inc. ("GSV") in a purchase transaction for approximately $7.3 million of cash and debt assumed. GSV machines, repairs and sells valves and valve components in Florida.

     Effective May 31, 1997, SSI acquired all the outstanding stock of Plant Specialties, Inc. ("Plant Specialties") and certain assets and real estate owned by a former stockholder of Plant Specialties in a purchase transaction for total consideration of $7.6 million, which consisted of $3.4 million in cash and assumed debt, the issuance of $3.3 million of convertible notes and the issuance of a $0.9 million note secured by real property. In June 1997, Innovative Valve Technologies, Inc. ("Invatec"), a related party (see below), assumed the Company's obligations on these notes. Plant Specialties sells and repairs valves and instrumentation and provides engineering services to petrochemical and oilfield industries in Louisiana and the Gulf Coast area.

     The following table reflects, on an unaudited pro forma basis, the combined operations of SSI, Harley, GSV and Plant Specialties, as if the acquisition of these companies (the "Acquisitions") had taken place on January 1, 1996. Adjustments have been made to reflect the accounting basis used in recording the Acquisitions. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the Acquisitions taken effect on January 1, 1996, that have resulted since the date of acquisition or that may result in the future.

                                         YEAR ENDED       SIX MONTHS
                                        DECEMBER 31,    ENDED JUNE 30,
                                            1996             1997
                                        ------------    --------------
                                         (UNAUDITED AND IN THOUSANDS)
Revenues.............................     $ 45,670         $ 28,337
Income before income taxes...........        2,551            1,884
Net income...........................        1,036            1,074

     To partially fund the Acquisitions, the Company entered into two separate credit facilities (the "Facilities"). One of the Facilities provides for loans of approximately $17.5 million, consisting of $7.5 million of fixed-term loans ($4.8 million of which have been guaranteed by Philip) and up to $10.0 million of revolving credit loans keyed to a borrowing base of, and secured by, accounts receivable and inventories. The other Facility is a $7.0 million advancing line of credit which has been guaranteed by Philip. As of June 30, 1997, approximately $19.1 million was outstanding under the Facilities, including approximately $1.4 million of current maturities. The Company anticipates that the Facilities will be replaced with a new credit facility after the Merger and Offering described below.

  RELATIONSHIP WITH INVATEC

     In March 1997, certain holders of the outstanding Common Stock organized Invatec to become the Company's parent corporation by means of a merger (the "Merger") to be effected concurrently with the

                  THE SAFE SEAL COMPANY, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

closing by Invatec of an initial public offering (the "Offering") of its common stock (the "Invatec Common Stock"). As a result of the Merger, the outstanding Class A Preferred Stock and Common Stock will be converted into the right to receive shares of Invatec Common Stock.

     Since May 1997, the Company and Invatec have been under the common control of a voting trustee pursuant to voting trust agreements covering a majority of the outstanding Common Stock and most outstanding shares of Invatec Common Stock.

  RELATIONSHIP WITH PHILIP

     In 1996, Philip agreed to make certain advances (the "Philip Advances") to the Company to enable the Company, or its successors, to pursue a possible initial public offering. At December 31, 1996, the Company owed Philip $287,195 under this agreement, and the Company's other noncurrent assets included $259,929 representing deferred offering costs funded with the Philip Advances.

     As a result of Philip's financial support of the Company's acquisition of Harley, Philip became a related party of the Company for financial statement presentation purposes effective January 31, 1997.

     In June 1997, Invatec entered into a funding arrangement with Philip pursuant to which Philip has advanced funds to Invatec to pay costs related to the Offering and Invatec has assumed the Company's obligation to repay the Philip Advances and the related deferred offering costs funded with the Philip Advances. Pursuant to that agreement, $2,128,935 of short-term debt and $484,000 of accrued financing charges were transferred to Invatec.

14.  SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION:

     Concurrently with the Merger and the closing of the Offering, Invatec will acquire in separate purchase transactions (i) Industrial Controls & Equipment, Inc. and three affiliated companies (collectively, "ICE/VARCO") and (ii) Southern Valve Service, Inc. and one affiliated company (collectively, "SVS"). In July 1997, Invatec acquired in a purchase transaction Steam Supply & Rubber Co., Inc. and three of its affiliates (collectively, "Steam Supply" and, together with ICE/VARCO, SVS, Harley, GSV and Plant Specialties, the "Acquired Businesses"). For financial statement presentation purposes, the Company will be the "accounting acquirer" of the Acquired Businesses, and the following supplemental unaudited pro forma combined financial information gives effect to the Transactions (as defined in "Basis of Presentation" in the Unaudited Pro Forma Combined Financial Statements elsewhere in this Prospectus) as if they had taken place on January 1, 1996 and as restated to convert the results of operations of Acquired Businesses whose historical fiscal periods were not on a calendar year basis to a calendar year basis. The combined results of operations for the periods presented below do not purport to be comparable to and may not be indicative of the Company's post-combination results of operations because
(i) SSI and the Acquired Businesses were not under common control or management and (ii) a new basis of accounting was established to record the purchase of the Acquired Businesses under the purchase method of accounting.

                                                             SIX MONTHS ENDED
                                                                 JUNE 30
                                          YEAR ENDED       --------------------
                                       DECEMBER 31, 1996     1996       1997
                                       -----------------   ---------  ---------
                                             (UNAUDITED AND IN THOUSANDS)
Revenues.............................       $77,508        $  36,603  $  46,701
Cost of operations...................        54,613           25,116     32,191
                                       -----------------   ---------  ---------
Gross profit.........................        22,895           11,487     14,510
Selling, general and administrative
  expenses...........................        19,307            9,334     11,707
                                       -----------------   ---------  ---------
Income from operations...............       $ 3,588        $   2,153  $   2,803
                                       =================   =========  =========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Harley Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of Harley Industries, Inc. and subsidiaries as of October 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harley Industries, Inc. and subsidiaries as of October 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 2, in December 1996 the Company's stockholders entered into agreements for the sale of the Company's outstanding common stock.

Deloitte & Touche LLP
Tulsa, Oklahoma
January 17, 1997
(January 31, 1997 as to Notes 2 and 7)

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                    OCTOBER 31
                                          ------------------------------   JANUARY 31
                                               1995            1996           1997
                                          --------------  --------------   -----------
                                                                           (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
     Cash...............................  $       21,738  $       37,250   $    39,250
     Accounts receivable, less allowance
       for doubtful accounts of
       $100,000, $117,000 and
       $172,000.........................       3,394,506       4,391,442     3,487,283
     Inventories........................       3,612,653       3,258,243     3,602,686
     Prepaid expenses and other current
       assets...........................          40,141          33,358       172,266
     Deferred income tax assets.........         151,000         315,000       314,000
                                          --------------  --------------   -----------
          Total current assets..........       7,220,038       8,035,293     7,615,485

NET ASSETS OF DISCONTINUED OPERATIONS...       3,876,294       3,114,979     3,832,303
PROPERTY, PLANT AND EQUIPMENT -- Net....       1,731,368       2,630,489     2,511,864
OTHER ASSETS............................       1,710,279       1,825,809     1,823,937
                                          --------------  --------------   -----------
                                          $   14,537,979  $   15,606,570   $15,783,589
                                          ==============  ==============   ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable and accrued
       expenses.........................  $    1,731,291  $    2,424,408   $ 1,556,354
     Current portion of long-term
       debt.............................         445,528         477,309       480,166
     Current portion of non-compete
       obligations......................         142,617         151,504       141,650
                                          --------------  --------------   -----------
          Total current liabilities.....       2,319,436       3,053,221     2,178,170
LONG-TERM DEBT..........................       7,653,798       8,245,087     9,597,179

OBLIGATIONS UNDER NON-COMPETE
  AGREEMENTS............................         267,490         112,809        84,969
                                          --------------  --------------   -----------
          Total liabilities.............      10,240,724      11,411,117    11,860,318
                                          --------------  --------------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $.01 stated value:
       Authorized, 3,000,000 shares;
          issued and outstanding,
          780,428 shares................           7,804           7,804         7,804
     Additional paid-in capital.........       5,555,273       5,555,273     5,555,273
     Accumulated deficit................      (1,265,822)     (1,367,624)   (1,639,806)
                                          --------------  --------------   -----------
          Total stockholders' equity....       4,297,255       4,195,453     3,923,271
                                          --------------  --------------   -----------
                                          $   14,537,979  $   15,606,570   $15,783,589
                                          ==============  ==============   ===========

                See notes to consolidated financial statements.

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      THREE MONTHS ENDED
                                                   YEAR ENDED OCTOBER 31                   JANUARY 31
                                          ----------------------------------------  ------------------------
                                              1994          1995          1996         1996         1997
                                          ------------  ------------  ------------  -----------  -----------
                                                                                          (UNAUDITED)
REVENUES................................  $ 16,621,198  $ 18,990,013  $ 21,391,102  $ 4,245,384  $ 5,987,992
COST OF OPERATIONS......................    12,325,705    14,024,693    15,447,669    3,246,598    4,415,807
                                          ------------  ------------  ------------  -----------  -----------
    Gross profit........................     4,295,493     4,965,320     5,943,433      998,786    1,572,185
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................     4,530,176     4,383,840     5,563,334    1,138,037    1,857,531
                                          ------------  ------------  ------------  -----------  -----------
    Income (loss) from operations.......      (234,683)      581,480       380,099     (139,251)    (285,346)
INTEREST EXPENSE........................       408,518       539,215       527,188      127,464      152,660
                                          ------------  ------------  ------------  -----------  -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES...................      (643,201)       42,265      (147,089)    (266,715)    (438,006)
PROVISION (CREDIT) FOR INCOME TAXES.....      (270,000)       15,000       (57,000)    (104,000)    (170,800)
                                          ------------  ------------  ------------  -----------  -----------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS............................      (373,201)       27,265       (90,089)    (162,715)    (267,206)
INCOME (LOSS) FROM DISCONTINUED
  OPERATIONS, NET OF PROVISION (BENEFIT)
  FOR TAXES OF $180,800, $35,000,
  $(9,000), $4,145 and $(3,181).........       265,044        58,719       (11,713)       5,495       (4,976)
                                          ------------  ------------  ------------  -----------  -----------
NET INCOME (LOSS).......................  $   (108,157) $     85,984  $   (101,802) $  (157,220) $  (272,182)
                                          ============  ============  ============  ===========  ===========

                See notes to consolidated financial statements.

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK       ADDITIONAL                        TOTAL
                                       ------------------     PAID-IN      ACCUMULATED     STOCKHOLDERS'
                                        SHARES     AMOUNT     CAPITAL        DEFICIT          EQUITY
                                       ---------   ------   ------------  --------------   -------------

BALANCE, OCTOBER 31, 1993............    786,428   $7,864   $  5,781,034  $   (1,243,649)   $ 4,545,249

     Purchase and retirement of
       treasury stock................     (6,000)     (60)       (30,761)       --              (30,821)

     Capital distributions...........     --         --          (60,000)       --              (60,000)

     Net loss........................     --         --          --             (108,157)      (108,157)
                                       ---------   ------   ------------  --------------   -------------
BALANCE, OCTOBER 31, 1994............    780,428    7,804      5,690,273      (1,351,806)     4,346,271

     Capital distributions...........     --         --         (135,000)       --             (135,000)

     Net income......................     --         --          --               85,984         85,984
                                       ---------   ------   ------------  --------------   -------------
BALANCE, OCTOBER 31, 1995............    780,428    7,804      5,555,273      (1,265,822)     4,297,255

     Net loss........................     --         --          --             (101,802)      (101,802)
                                       ---------   ------   ------------  --------------   -------------
BALANCE, OCTOBER 31, 1996............    780,428    7,804      5,555,273      (1,367,624)     4,195,453

     Net loss (Unaudited)............     --         --          --             (272,182)      (272,182)
                                       ---------   ------   ------------  --------------   -------------
BALANCE, JANUARY 31, 1997
  (Unaudited)........................    780,428   $7,804   $  5,555,273  $   (1,639,806)   $ 3,923,271
                                       =========   ======   ============  ==============   =============

                See notes to consolidated financial statements.

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          THREE MONTHS ENDED
                                                    YEARS ENDED OCTOBER 31                    JANUARY 31
                                          ------------------------------------------  --------------------------
                                              1994          1995           1996           1996          1997
                                          ------------  -------------  -------------  ------------  ------------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)...................  $   (108,157) $      85,984  $    (101,802) $   (157,220) $   (272,182)
    Reconciliation of net income (loss)
      to net cash provided by (used in)
      operating activities:
      Discontinued operations...........      (265,044)       (58,719)        11,713        (5,495)        4,976
      Depreciation and amortization.....       493,708        519,793        535,212       119,042       156,135
      (Gain) loss on sale of property,
         plant and equipment............       --                 610        (15,187)      --            --
      Deferred taxes....................      (214,000)        15,000       (166,000)      --              1,000
      Changes in operating assets and
         liabilities:
         Accounts receivable............      (558,983)      (465,426)      (996,936)    1,176,760       904,159
         Inventories....................       (80,862)       120,375        322,954       182,579      (344,443)
         Prepaid expenses and other
           current assets...............        35,680         31,060          6,783      (100,565)     (138,908)
         Other non-current assets.......       --             (22,620)         7,870         1,166       (37,961)
         Accounts payable and accrued
           expenses.....................        44,271        237,673        693,117      (918,162)     (868,054)
                                          ------------  -------------  -------------  ------------  ------------
           Net cash provided by (used
             in) operating activities
             of:
             Continuing operations......      (653,387)       463,730        297,724       298,105      (595,278)
             Discontinued operations....      (150,395)      (264,084)       669,702       (11,007)     (722,301)
                                          ------------  -------------  -------------  ------------  ------------
               Net cash provided by
                  (used in) operating
                  activities............      (803,782)       199,646        967,426       287,098    (1,317,579)
                                          ------------  -------------  -------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of business................       --            --           (1,382,470)      --            --
    Capital expenditures................      (488,195)      (156,373)       (73,694)       (6,894)       (1,275)
    Proceeds from sale of property,
      plant, and equipment..............       --              23,952         26,974         4,871         3,599
                                          ------------  -------------  -------------  ------------  ------------
         Net cash used in investing
           activities...................      (488,195)      (132,421)    (1,429,190)       (2,023)        2,324
                                          ------------  -------------  -------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net borrowings (repayments) under
      revolving credit agreements.......     1,126,050        168,233      1,071,827      (250,000)    1,354,949
    Principal payments on other
      long-term debt....................    (1,595,682)      (363,045)      (448,757)      --            --
    Borrowings under term loan
      agreements........................     1,988,573        400,000       --             --            --
    Principal payments on non-compete
      obligations.......................      (131,001)      (138,175)      (145,794)      (35,656)      (37,694)
    Purchase and retirement of treasury
      stock.............................       (30,821)      --             --             --            --
    Capital distributions...............       (60,000)      (135,000)      --             --            --
                                          ------------  -------------  -------------  ------------  ------------
         Net cash provided by (used in)
           financing activities.........     1,297,119        (67,987)       477,276      (285,656)    1,317,255
                                          ------------  -------------  -------------  ------------  ------------
INCREASE (DECREASE) IN CASH.............         5,142           (762)        15,512          (581)        2,000
CASH, BEGINNING OF PERIOD...............        17,358         22,500         21,738        21,738        37,250
                                          ------------  -------------  -------------  ------------  ------------
CASH, END OF PERIOD.....................  $     22,500  $      21,738  $      37,250  $     21,157  $     39,250
                                          ============  =============  =============  ============  ============

                See notes to consolidated financial statements.

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED OCTOBER 31, 1994, 1995, AND 1996

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Harley Industries, Inc. (the "Company") and its operative divisions, Harley Equipment and Harley Valve and Instrument Company ("Harley Valve"), and other minor subsidiaries. All material intercompany profits, transactions and balances have been eliminated.

  DESCRIPTION OF BUSINESS

     The Company conducts its business activities through two operating divisions, Harley Equipment and Harley Valve. Harley Equipment sells, customizes and repairs engines, industrial vehicles, pumps and related parts. Harley Valve customizes, repairs, tests and sells valves, gauges, measurement instruments and related parts. The Company's principal customers are in the aircraft, chemical manufacturing and power industries located primarily in the midwestern and southeastern United States. The majority of sales of products and service billings are made on account to customers based on pre-approved unsecured credit terms determined by the Company. Allowances for uncollectible accounts are established based on several factors which include, but are not limited to, analysis of specific customers, historical trends, current economic conditions and other information.

  BASIS OF PRESENTATION

     Due to the transactions described in Note 2, the accompanying consolidated financial statements reflect the Company's Harley Equipment division as a discontinued operation.

  CASH

     Cash consists of cash on hand and on deposit in banks.

  INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories not expected to be sold or utilized within one year are recorded at estimated net realizable values and are included in the financial statements as non-current assets.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are reported at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets, which are 15 to 30 years for buildings, 7 years for machinery and equipment, 3 to 5 years for furniture and fixtures and 3 years for other assets. During 1996 the Company determined the estimated useful lives of certain of its buildings should be extended from 15 years to 30 years. The effect of this change in estimate was to decrease depreciation expense and the net loss for the year ended October 31, 1996 by approximately $52,000 and $31,200, respectively.

  INTANGIBLE ASSETS

     Intangible assets are reported at cost, net of accumulated amortization. The costs of non-compete agreements entered into in connection with acquisitions of businesses are amortized on the straight-line basis over their ten- and five-year terms. Other intangible assets consist of the excess of cost over the fair value of the net assets of acquired businesses, which is amortized on the straight-line basis over 40 years. Management periodically evaluates the recoverability of intangible asset carrying values based on projected operations and other relevant factors of the acquired businesses. No valuation reserves have been provided as a result of these evaluations. Amortization expense was $171,720, $179,220, and $172,426 for the years ended October 31, 1994, 1995, and
1996, respectively.

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  NEW ACCOUNTING STANDARD

     The Company has adopted, effective November 1, 1995, the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  REVENUE RECOGNITION

     Revenue on sales of products is recognized upon shipment to customers. Revenue on service work is recognized upon completion of the service.

  INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(b) operating loss and tax credit carryforwards.

  MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results will be determined based on the outcome of future events and could differ from the estimates.

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial information for the three months ended January 31, 1996 and 1997 has not been audited by independent auditors. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full fiscal years.

2.  SUBSEQUENT EVENTS AND DISCONTINUED OPERATIONS

     In December 1996, the Company's stockholders entered into agreements with The Safe Seal Company, Inc. ("Safe Seal") under which Safe Seal acquired 100% of the outstanding common stock of the Company effective January 31, 1997 for cash and notes of approximately $8,600,000, including a $1,000,000 cash payment due upon the successful completion of a public stock offering by Safe Seal or its successor company. Concurrent with the acquisition, Safe Seal entered into an agreement to transfer certain assets and certain liabilities to Harley Equipment and sell the stock of Harley Equipment for cash and notes to an employee/minority stockholder of the Company. The Company's primary bank debt, which was recorded on the records of Harley Equipment, was transferred to Harley Valve and refinanced by Safe Seal (Note 7) in conjunction with the sale and purchase transactions described above. The ultimate Harley Equipment purchase price, estimated to be $3,100,000 to $3,800,000, will be based on the historical carrying values of such assets and liabilities as of January 31, 1997 and is subject to adjustment by the parties. For financial

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

reporting purposes, the net assets, results of operations and cash flows of Harley Equipment are included in the Company's consolidated financial statements as discontinued operations. Harley Equipment had revenues of $10,240,000, $10,318,000, and $11,301,000 for the years ended October 31, 1994, 1995, and
1996, respectively. Net assets of these discontinued operations at October 31, 1995 and 1996 are as follows:

                                                  OCTOBER 31
                                          --------------------------
                                              1995          1996
                                          ------------  ------------
Current assets..........................  $  3,245,417  $  3,581,497
Property, plant and equipment -- net....       630,563       583,052
Other assets............................       751,241       635,227
                                          ------------  ------------
          Total assets..................     4,627,221     4,799,776
Current liabilities.....................       750,927     1,684,797
                                          ------------  ------------
          Net assets....................  $  3,876,294  $  3,114,979
                                          ============  ============

     This historical financial information may not necessarily be indicative of the conditions that would have existed if Harley Equipment had been operated as an unaffiliated entity.

     Interest expense has been allocated to discontinued operations based on the ratio of net assets of discontinued operations to consolidated net assets. Interest expense of $163,431, $245,057, and $208,491 has been allocated to discontinued operations in 1994, 1995, and 1996, respectively. Interest payments for the Company were $552,095, $787,795, and $735,632 in 1994, 1995, and 1996,
respectively. In addition, certain additional compensation of $475,000 (Note
13), which will be paid from the assets of Harley Equipment, has been allocated to discontinued operations.

     The Company's stockholders have indemnified Safe Seal for various contingencies, including environmental and income tax matters. The stockholders have also entered into agreements not-to-compete with Safe Seal.

3.  PURCHASE OF VALVE BUSINESS

     Effective June 4, 1996, the Company acquired certain assets of Henze Services, Inc. for cash and direct acquisition costs of $1,382,470. The assets acquired consisted of six branches primarily engaged in repair and servicing of used valves and related products. Management subsequently consolidated two locations into the operations of existing Harley Valve facilities. The acquisition was accounted for using purchase accounting. The purchase price was allocated to equipment acquired based on independent appraisals. In conjunction with the acquisition, an escrow fund of $150,000 has been established pending resolution of certain matters. The escrow fund is included in other noncurrent assets pending its resolution. The results of operations of the Henze locations are included in the accompanying consolidated statement of operations from the acquisition date. The following pro forma information has been prepared assuming that this acquisition had taken place as of November 1, 1994. The pro forma information includes adjustments for interest expense that would have been incurred to finance the purchase, depreciation based on the purchase price allocation, and related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations that would have been reported had the transaction been effected on November 1, 1994 (000's omitted).

                                          YEAR ENDED OCTOBER 31
                                          ---------------------
                                            1995       1996
                                          ---------  ---------
Revenues................................  $  33,557  $  27,382
Loss from continuing operations.........       (396)      (381)
Net loss................................       (337)      (393)

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  INVENTORIES

     Inventories consist of the following:

                                                  OCTOBER 31
                                          --------------------------
                                              1995          1996
                                          ------------  ------------
Gauges, valves, measurement instruments
  and related parts.....................  $  3,883,361  $  3,461,662
Work in process.........................       --             98,745
                                          ------------  ------------
                                             3,883,361     3,560,407
Less: amount classified as non-current
  assets................................       270,708       302,164
                                          ------------  ------------
Inventories classified as current
  assets................................  $  3,612,653  $  3,258,243
                                          ============  ============

     Inventories are stated net of valuation reserves of $295,000 and $374,000 at October 31, 1995 and 1996, respectively. Management estimates that inventories of $270,708 and $302,164 at October 31, 1995 and 1996, respectively, are in excess of Harley Valve's current sales and service work requirements. Such inventories include used valves, replacement parts and other items which are reported as non-current assets. Management has developed programs to reduce these inventories to desired levels over the near term and believes the carrying values of such inventories, net of valuation reserves, will ultimately be recovered.

5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                    OCTOBER 31
                                          ------------------------------
                                               1995            1996
                                          --------------  --------------
Land....................................  $      347,625  $      347,625
Buildings...............................       1,027,956       1,008,375
Machinery and equipment.................       1,726,616       3,017,651
Furniture and fixtures..................         361,957         328,169
Other...................................         282,398         282,264
                                          --------------  --------------
                                               3,746,552       4,984,084
Less accumulated depreciation...........      (2,015,184)     (2,353,595)
                                          --------------  --------------
                                          $    1,731,368  $    2,630,489
                                          ==============  ==============

     Depreciation expense was $321,988, $340,573, and $362,786 for the years ended October 31, 1994, 1995, and 1996, respectively.

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  OTHER ASSETS

     Other assets consist of the following:

                                                  OCTOBER 31
                                          --------------------------
                                              1995          1996
                                          ------------  ------------
Non-current inventories, net............  $    270,708  $    302,164
Non-compete agreements, net of
  accumulated amortization of $389,097
  and $542,510..........................       385,918       232,505
Other intangible assets, net of
  accumulated amortization of $192,398
  and $211,411..........................       733,033       714,020
Escrow fund.............................       --            150,000
Other non-current assets................        22,620        47,120
Deferred income tax assets..............       298,000       380,000
                                          ------------  ------------
                                          $  1,710,279  $  1,825,809
                                          ============  ============

7.  DEBT

     Debt consists of the following:

                                                  OCTOBER 31
                                          --------------------------
                                              1995          1996
                                          ------------  ------------
Revolving credit agreement..............  $  5,889,000  $  6,960,827
Term note agreement; interest at New
  York prime rate plus .75% (9% at
  October 31, 1996), payable in monthly
  installments of $40,821 through April
  1, 2000 when the remaining balance is
  due...................................     1,493,806     1,127,719
Term note agreement; interest at New
  York prime rate plus .75% (9% at
  October 31, 1996), payable in monthly
  installments of $7,734 through June 1,
  1996 and $5,067 through April 1, 2000
  when the remaining balance is due.....       447,566       407,695
Note payable to bank; interest at the
  bank's base rate plus 1.5% (9.75% at
  October 31, 1996), payable in monthly
  installments of $2,020 through October
  2000 when the remaining balance is
  due; secured by first mortgage on land
  and building with a carrying value of
  $316,000..............................       186,380       154,452
Note payable to individual; interest at
  9%, payable in monthly installments
  through October 2001; secured by real
  estate with a carrying value of
  $177,000..............................        82,574        71,703
                                          ------------  ------------
                                             8,099,326     8,722,396
Less current portion of long-term
  debt..................................      (445,528)     (477,309)
                                          ------------  ------------
Long-term debt..........................  $  7,653,798  $  8,245,087
                                          ============  ============

  REVOLVING CREDIT AND TERM NOTE AGREEMENT

     In May 1995, the Company restructured its borrowing facilities and executed an amendment to its revolving credit and term note agreement (the "Agreement") with a bank. The amended Agreement provides for two term notes, original principal amounts totaling $2,102,356, and borrowings under a revolving facility to the lesser of $7,000,000 or the Company's borrowing base (as defined) of qualified accounts receivable and inventories. In July 1996, the Company increased the borrowings under the revolving facility up to the lesser of $7,500,000 or the Company's borrowing base. At October 31, 1996, remaining borrowing capacity under the revolving facility was $539,000. The revolving facility provides for

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

interest at the New York prime rate plus .625% (8.875% at October 31, 1996), and is due for renewal on March 1, 1997. The assets of the Company and 681,506 shares of Company common stock are pledged as collateral under the Agreement. The Agreement contains various restrictive financial covenants including maintaining net worth of $4.1 million, working capital of $3 million, a current ratio of 1.25 to 1.0, maximum liabilities to tangible net worth of 3.25 to 1.0, and minimum cash flow, as defined, of 1.4 to 1.0. In addition, the agreement prohibits dividends, limits salaries and bonuses and requires bank consent on ownership changes. As of October 31, 1996, the Company was not in compliance with the working capital, current ratio, liabilities to net worth or cash flow financial covenants, exceeded the salary and bonus limits and had entered into agreements for ownership changes as described in Note 2. The bank has temporarily waived these covenant violations contingent upon the transfer of ownership.

     The borrowings under the Company's revolving credit agreement and term notes were repaid on January 31, 1997 in conjunction with the transfer of ownership and replaced with bank debt issued by The Safe Seal Company, Inc. (See
Note 2). The borrowings under the Company's revolving credit agreement and term notes have been classified based on their original maturities as of October 31, 1996 in the accompanying consolidated financial statements.

     Principal payments on long-term debt (based on the original maturities) and non-compete obligations (Note 8) are as follows:

             YEAR ENDING            LONG-TERM      NON-COMPETE
             OCTOBER 31                DEBT        OBLIGATIONS       TOTAL
---------------------------------   ----------    -------------   ------------
  1997...........................   $  477,309      $ 151,504     $    628,813
  1998...........................    7,482,904         86,537        7,569,441
  1999...........................      366,957         15,255          382,212
  2000...........................      379,872         11,017          390,889
  2001...........................       15,354        --                15,354
                                    ----------    -------------   ------------
                                    $8,722,396      $ 264,313     $  8,986,709
                                    ==========    =============   ============

8.  OBLIGATIONS UNDER NON-COMPETE AGREEMENTS

     In connection with the acquisitions of businesses, Harley Valve assumed certain obligations under non-compete agreements and entered into additional agreements whereby the former owners agreed not to compete with Harley Valve for a five-year period. The agreements require monthly payments totaling $13,508 at various maturities through 2000. At October 31, 1995 and 1996, the obligations consist of the following:

                                              1995          1996
                                          ------------  ------------
Total obligations, net of imputed
  interest of $22,608 and $13,577
  at 6% at October 31, 1995 and 1996,
  respectively..........................  $    410,107  $    264,313
Current portion.........................      (142,617)     (151,504)
                                          ------------  ------------
Long-term portion.......................  $    267,490  $    112,809
                                          ============  ============

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  INCOME TAXES

     The provision (benefit) for income taxes associated with continuing operations consists of the following:

                                                 YEAR ENDED OCTOBER 31
                                          -----------------------------------
                                              1994        1995        1996
                                          ------------  ---------  ----------
Current:
     Federal............................  $    (42,000) $  --      $   29,000
     State..............................       (14,000)    --           7,000
                                          ------------  ---------  ----------
                                               (56,000)    --          36,000
Deferred expense (benefit)..............      (214,000)    15,000     (93,000)
                                          ------------  ---------  ----------
Provision (benefit) for income taxes....  $   (270,000) $  15,000  $  (57,000)
                                          ============  =========  ==========

     The provisions (benefits) for income taxes vary from federal statutory rates on earnings before income taxes due to the following:

                                               YEAR ENDED OCTOBER 31
                                          -------------------------------
                                            1994       1995       1996
                                          ---------  ---------  ---------
Income tax provision (benefit) at U.S.
  Federal statutory rate, considering
  surtax exemptions.....................    (34.0)%     34.0%     (34.0)%
State taxes, net of Federal tax
  benefit...............................     (5.0)%      5.0%      (5.0)%
Amortization of goodwill................      1.0%       --         --
Other, net..............................     (4.0)%     (3.5)%      --
                                          -------    -------    -------
Effective tax rate......................    (42.0)%     35.5%     (39.0)%
                                          =======    =======    =======

     The sources of deferred income tax assets consist of available net operating loss carryforwards and temporary differences between the financial and tax bases of assets and liabilities, as follows:

                                             OCTOBER 31
                                       ----------------------
                                          1995        1996
                                       ----------  ----------
Loss carryforwards...................  $   72,000  $   --
Accounts receivable reserves.........      39,000      46,000
Inventories..........................     100,000     170,000
Property, plant and equipment........      78,000      80,000
Intangible assets....................     126,000     155,000
Accrued expenses and other...........      34,000     244,000
                                       ----------  ----------
Deferred tax assets..................  $  449,000  $  695,000
                                       ==========  ==========
Classified as:
     Current.........................  $  151,000  $  315,000
     Non-current.....................     298,000     380,000
                                       ----------  ----------
                                       $  449,000  $  695,000
                                       ==========  ==========

     At October 31, 1995 and 1996, there are no material deferred tax liabilities. Realization of the deferred tax assets is dependent on generating sufficient taxable income in the future. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced or should tax authorities disallow tax deductions.

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company utilized $326,000, $326,000, and $254,000 of net operating loss carryforwards in 1994, 1995, and 1996, respectively, to reduce taxable income and current income tax liabilities. Utilization of net operating loss carryforwards was limited to $326,000 annually due to the purchase of the Company's preferred stock in 1991. The Company made income tax payments of $31,840, $3,531, and $16,488 in 1994, 1995, and 1996, respectively.

     The Company's 1993 and 1994 Federal income tax returns are currently being examined by the Internal Revenue Service (the "IRS"). The Company and the IRS are disputing certain purchase price allocations related to a 1993 acquisition. The Company believes its positions are sustainable and additional taxes, penalties or interest, if any, should not be material.

10.  STOCKHOLDERS' EQUITY

     The Company has authorized 1,950,000 shares of preferred stock, none of which is issued or outstanding.

     Options for the purchase of 20,000 shares of common stock at $4.45 have been granted to a key employee. As of October 31, 1996, none of these options have been exercised. The effects of these options are not material. These options were terminated in conjunction with the transfers of ownership described in Note 2.

     In 1994, the Company purchased 6,000 shares of the Company's common stock from an officer for approximately $31,000 and retired the shares.

11.  RETIREMENT PLAN

     The Company has a defined contribution retirement savings plan (the "Retirement Plan") covering substantially all employees who meet certain eligibility requirements as to age and length of service. The Retirement Plan incorporates the salary reduction provisions of Section 401(k) of the Internal Revenue Code and employees may contribute up to 15% of their compensation. The Company may elect to match a percentage of the employees' contributions. There were no Company contributions for the years ended October 31, 1996 and 1994. Contributions charged to operations were $8,180 for the year ended October 31, 1995.

12.  SERVICE AND DISTRIBUTION AGREEMENTS

     Harley Valve purchases, sells and services various products under service and distribution agreements with its major suppliers. The agreement with one key supplier has a five-year term through April 1998. Approximately 50% of revenues during each of the years ended October 31, 1994, 1995, and 1996 were derived from sales of products purchased or services rendered under the agreement with this supplier. Other agreements with major suppliers are generally cancelable by the suppliers upon thirty to sixty days' notice. Management does not anticipate cancellation of these agreements.

13.  RELATED PARTY TRANSACTIONS

     At October 31, 1995 and 1996, other assets of Harley Equipment include notes receivable of $150,000 from the Company's president/majority stockholder. The President's notes bear interest at the statutory rate required by the Internal Revenue Service and are payable on demand. Interest income on the President's notes totaled $9,375, $10,200, and $10,200 for the years ended October 31, 1994, 1995, and 1996, respectively.

     In conjunction with the sale of the Company described in Note 2, additional compensation totaling approximately $475,000 for various employees and fees related to the sale of $150,000 charged to the Company by a stockholder were incurred. The additional compensation is to be paid from the assets of Harley Equipment and has been allocated to discontinued operations. In November 1996, certain assets of

                    HARLEY INDUSTRIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Harley Equipment were sold to a stockholder for $150,000, which represented their carrying values at October 31, 1996.

     The Company has also entered into a contingent incentive award agreement with a key Harley Valve employee which provides for a $50,000 payment upon consummation of the sale of the Company and $50,000 payable ratably over the following six months. No amounts related to this agreement were recorded by the Company as of October 31, 1996.

14.  LEASES

     Harley Valve leases certain equipment and office and warehouse facilities. Minimum rental commitments for Harley Valve under all operating leases with noncancelable terms in excess of one year at October 31, 1996 were payable as follows:

YEAR ENDING OCTOBER 31,
-----------------------
     1997...............................  $  450,564
     1998...............................     140,528
     1999...............................      56,756
     2000...............................      51,286
     2001...............................      36,000
                                          ----------
                                          $  735,134
                                          ==========

     Commencing in the year ended October 31, 1996, Harley Valve subleased certain of its facilities to a third party under short-term leases.

     Total rental expense amounted to approximately $281,000, $216,000, and $274,000 for the years ended October 31, 1994, 1995, and 1996, respectively. Sublease income was approximately $44,000 for the year ended October 31, 1996.

15.  ENVIRONMENTAL CONTINGENCIES

     The Company is investigating various of its facilities for potential environmental contamination and remediation, including an underground storage tank at its Norfolk, Virginia location. Based on soil samples completed through January 10, 1997, minimal contamination is indicated. Management believes costs, if any, for environmental remediation at the Norfolk or other facilities will not be material.

                                *  *  *  *  *  *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Steam Supply Group:

     We have audited the accompanying combined balance sheets of Steam Supply Group (as defined in Note 1) as of October 31, 1995 and 1996, and the related combined statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Steam Supply Group as of October 31, 1995 and 1996, and the combined results of their operations and their combined cash flows for each of the three years in the period ended October 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
June 3, 1997

                               STEAM SUPPLY GROUP
                            COMBINED BALANCE SHEETS

                                                  OCTOBER 31
                                          --------------------------    JULY 31,
                                              1995          1996          1997
                                          ------------  ------------   -----------
                                                                       (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
     Cash...............................  $    --       $    --        $   --
     Accounts receivable, net of
       allowance of $15,000, $9,080 and
       $0, respectively.................     1,854,097     2,007,558     1,846,046
     Inventories........................     1,843,530     2,083,181     1,611,782
     Prepaid expenses...................       241,574       277,174       337,800
     Current portion of related-party
       notes receivable.................        22,266        25,500        21,141
                                          ------------  ------------   -----------
          Total current assets..........     3,961,467     4,393,413     3,816,769
PROPERTY AND EQUIPMENT, net.............       787,592     1,123,146     1,066,604
RELATED-PARTY NOTES RECEIVABLE, net of
  current portion.......................       587,731       647,871       580,164
OTHER NONCURRENT ASSETS, net............       329,465       379,490       314,631
                                          ------------  ------------   -----------
                                          $  5,666,255  $  6,543,920   $ 5,778,168
                                          ============  ============   ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Short-term debt....................  $  2,432,000  $  2,062,683   $ 1,988,582
     Current maturities of long-term
       debt.............................       148,000       245,400       237,841
     Accounts payable and accrued
       expenses.........................     1,409,478     1,341,730     1,012,247
                                          ------------  ------------   -----------
          Total current liabilities.....     3,989,478     3,649,813     3,238,670
LONG-TERM DEBT, net of current
  maturities............................       916,160     2,131,891     1,964,370
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK..............       710,528       710,528       710,528
STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock.......................           173           173           173
     Additional paid-in capital.........        17,958        17,958        17,958
     Retained earnings (deficit)........        31,958        33,557      (153,531)
                                          ------------  ------------   -----------
          Total stockholders' equity
             (deficit)..................        50,089        51,688      (135,400)
                                          ------------  ------------   -----------
                                          $  5,666,255  $  6,543,920   $ 5,778,168
                                          ============  ============   ===========

    The accompanying notes are an integral part of these combined financial statements.

                               STEAM SUPPLY GROUP
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                                NINE MONTHS
                                                   YEAR ENDED OCTOBER 31                       ENDED JULY 31
                                       ----------------------------------------------  ------------------------------
                                            1994            1995            1996            1996            1997
                                       --------------  --------------  --------------  --------------  --------------
                                                                                                (UNAUDITED)
REVENUES.............................  $   14,777,360  $   15,407,681  $   15,078,741  $   11,255,661  $   11,790,649
COST OF OPERATIONS...................       9,702,561      10,092,443       9,573,560       7,707,689       8,218,844
                                       --------------  --------------  --------------  --------------  --------------
     Gross profit....................       5,074,799       5,315,238       5,505,181       3,547,972       3,571,805
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................       5,022,066       4,825,535       5,107,379       3,135,828       3,475,888
                                       --------------  --------------  --------------  --------------  --------------
     Income from operations..........          52,733         489,703         397,802         412,144          95,917
OTHER INCOME (EXPENSE):
     Interest, net...................        (244,611)       (282,004)       (303,482)       (219,823)       (245,997)
     Other...........................         (52,512)          7,121          (9,881)        (54,198)        (72,982)
                                       --------------  --------------  --------------  --------------  --------------
                                             (297,123)       (274,883)       (313,363)       (274,021)       (318,979)
                                       --------------  --------------  --------------  --------------  --------------
INCOME (LOSS) BEFORE INCOME TAXES....        (244,390)        214,820          84,439         138,123        (223,062)
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................           2,185          97,900          33,100          53,868         (85,711)
                                       --------------  --------------  --------------  --------------  --------------
NET INCOME (LOSS)....................  $     (246,575) $      116,920  $       51,339  $       84,255  $     (137,351)
                                       ==============  ==============  ==============  ==============  ==============

    The accompanying notes are an integral part of these combined financial statements.

                               STEAM SUPPLY GROUP
             COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                           COMMON    PAID-IN          RETAINED
                                           STOCK     CAPITAL     EARNINGS (DEFICIT)       TOTAL
                                           ------   ---------    -------------------   ------------
BALANCE, October 31, 1993...............   $ 173    $  17,958         $ 261,167        $    279,298
     Preferred dividends................    --         --               (49,817)            (49,817)
     Net loss...........................    --         --              (246,575)           (246,575)
                                           ------   ---------    -------------------   ------------
BALANCE, October 31, 1994...............     173       17,958           (35,225)            (17,094)
     Preferred dividends................    --         --               (49,737)            (49,737)
     Net income.........................    --         --               116,920             116,920
                                           ------   ---------    -------------------   ------------
BALANCE, October 31, 1995...............     173       17,958            31,958              50,089
     Preferred dividends................    --         --               (49,740)            (49,740)
     Net income.........................    --         --                51,339              51,339
                                           ------   ---------    -------------------   ------------
BALANCE, October 31, 1996...............     173       17,958            33,557              51,688
     Preferred dividends (unaudited)....    --         --               (49,737)            (49,737)
     Net loss (unaudited)...............    --         --              (137,351)           (137,351)
                                           ------   ---------    -------------------   ------------
BALANCE, July 31, 1997 (unaudited)......   $ 173    $  17,958         $(153,531)       $   (135,400)
                                           ======   =========    ===================   ============

    The accompanying notes are an integral part of these combined financial statements.

                               STEAM SUPPLY GROUP
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                  NINE MONTHS
                                              YEAR ENDED OCTOBER 31              ENDED JULY 31
                                       ------------------------------------  ----------------------
                                          1994         1995         1996        1996        1997
                                       ----------  ------------  ----------  ----------  ----------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)................  $ (246,575) $    116,920  $   51,339  $   84,255  $ (137,351)
    Adjustments to reconcile net
      income (loss) to net cash
      provided by (used in) operating
      activities --
         Depreciation and
           amortization..............     278,954       270,111     208,304     113,752     125,448
         (Increase) decrease in --
           Accounts receivable.......    (173,560)     (138,995)   (153,461)    125,825     161,512
           Inventories...............     175,605        56,528    (239,651)   (156,843)    471,399
           Prepaid expenses and other
             assets..................     (79,395)       81,422     (85,625)   (284,203)      4,233
         Accounts payable and accrued
           expenses..................     165,685       123,792     (67,748)   (145,263)   (329,483)
                                       ----------  ------------  ----------  ----------  ----------
               Net cash provided by
                  (used in) operating
                  activities.........     120,714       509,778    (286,842)   (262,477)    295,758
                                       ----------  ------------  ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property and
      equipment......................    (133,067)     (117,445)   (543,852)   (435,162)    (68,906)
    Advances on notes receivable.....     (16,044)     (138,334)    (60,000)     --          --
    Collections on notes
      receivable.....................     119,416        24,207      23,221      10,398      72,066
                                       ----------  ------------  ----------  ----------  ----------
               Net cash provided by
                  (used in) investing
                  activities.........     (29,695)     (231,572)   (580,631)   (424,764)      3,160
                                       ----------  ------------  ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings of debt...............     819,633       831,681   1,215,683     976,000      --
    Repayments of debt...............    (848,570)   (1,072,415)   (298,470)   (239,020)   (249,181)
    Preferred dividends paid.........     (49,817)      (49,737)    (49,740)    (49,739)    (49,737)
                                       ----------  ------------  ----------  ----------  ----------
               Net cash provided by
                  (used in) financing
                  activities.........     (78,754)     (290,471)    867,473     687,241    (298,918)
                                       ----------  ------------  ----------  ----------  ----------
NET CHANGE IN CASH...................      12,265       (12,265)     --          --          --
CASH, beginning of period............      --            12,265      --          --          --
                                       ----------  ------------  ----------  ----------  ----------
CASH, end of period..................  $   12,265  $    --       $   --      $   --      $   --
                                       ==========  ============  ==========  ==========  ==========

    The accompanying notes are an integral part of these combined financial statements.

                               STEAM SUPPLY GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     The accompanying combined balance sheets and related combined statements of operations, stockholders' equity and cash flows include Puget Investments, Inc. ("Puget"), Steam Supply & Rubber Co., Inc. ("Steam Supply"), Flickinger
Company and Flickinger-Benicia, Inc. ("Benicia"). Steam Supply and Flickinger Company are wholly owned subsidiaries of Puget and are consolidated with the accounts of Puget. Benicia is owned directly by the stockholders of Puget. As Puget and Benicia (together, "Steam Supply Group" or the "Company") have common ownership and management, the financial statements of each entity have been combined for financial reporting reasons. All intercompany balances and transactions have been eliminated.

     Steam Supply Group services, repairs, sells and distributes industrial valves and instruments. Steam Supply Group's customers primarily are petrochemical, electric power and pulp and paper industries located in the western continental United States and Alaska.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CASH

     Cash payments for interest during fiscal 1994, 1995 and 1996 were approximately $272,878, $312,643 and $336,432, respectively. Cash payments for taxes during fiscal 1995 and 1996 were approximately $65,286 and $107,310, respectively. During fiscal 1994, the Company received $86,157 in income tax refunds.

  INVENTORIES

     Inventories are valued at the lower of cost or market utilizing the last-in, first-out method ("LIFO") and primarily consist of industrial valves, valve parts and instrumentation. The excess of current costs determined using the first-in, first-out method basis over the carrying values of LIFO inventories was approximately $559,963 and $614,769 at October 31, 1995 and 1996, respectively.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed and the resulting gain or loss is included in results of operations.

  OTHER NONCURRENT ASSETS

     Other noncurrent assets primarily consist of a noncompete covenant with a former stockholder, which is being amortized on a straight-line basis over 10 years. Accumulated amortization as of October 31, 1995 and 1996 was $130,625 and $159,125, respectively.

  REVENUE RECOGNITION

     Service revenue is recognized upon performance of the service, and product sales revenue is recognized as products are shipped or delivered.

  INCOME TAXES

     Puget files a consolidated income tax return and follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled. Benicia is an S Corporation for federal

                               STEAM SUPPLY GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

income tax purposes and, in accordance with the S Corporation provisions of the Internal Revenue Code, the earnings of Benicia are included in the personal tax returns of its stockholders. Accordingly, no federal income tax expense is recorded in the financial statements relative to Benicia. Benicia does record California state income tax expense.

  STOCKHOLDERS' EQUITY

     The common stock ownership of the Company as of October 31, 1995 and 1996 includes the following:

                                        PAR VALUE       SHARES        SHARES
                                        PER SHARE     AUTHORIZED    OUTSTANDING
                                        ----------    ----------    -----------
Puget................................     $ 1.00           500            173
Benicia..............................      --           50,000         20,000

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial information for the nine months ended July 31, 1996 and 1997 has not been audited by independent accountants. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full fiscal years.

  NEW ACCOUNTING PRONOUNCEMENT

     Effective November 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation of an asset is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a writedown to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the combined financial position or results of operations of the Company.

                               STEAM SUPPLY GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                             OCTOBER 31
                                       ESTIMATED     --------------------------
                                      USEFUL LIVES       1995          1996
                                      ------------   ------------  ------------
Land...............................                  $    167,095  $    167,095
Buildings..........................     30 years          609,949       609,949
Office and shop equipment..........      7 years        1,105,165     1,128,581
Computer equipment.................      5 years          338,578       698,583
Vehicles...........................      5 years          301,212       384,970
Furniture and fixtures.............      7 years          185,340       186,572
Leasehold improvements.............     20 years           10,410        50,481
                                                     ------------  ------------
                                                        2,717,749     3,226,231
Less -- Accumulated depreciation...                     1,930,157     2,103,085
                                                     ------------  ------------
Property and equipment, net........                  $    787,592  $  1,123,146
                                                     ============  ============

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts for fiscal 1994, 1995 and 1996 consists of the following:

                                         1994       1995       1996
                                       ---------  ---------  ---------
Balance at beginning of fiscal
year.................................  $  15,000  $  15,000  $  15,000
Amounts charged (credited) to results
  of operations......................     --         --         (5,920)
                                       ---------  ---------  ---------
Balance at end of fiscal year........  $  15,000  $  15,000  $   9,080
                                       =========  =========  =========

     Accounts payable and accrued expenses as of October 31, 1995 and 1996 consist of the following:

                                           1995          1996
                                       ------------  ------------
Accounts payable.....................  $  1,167,042  $  1,170,774
Bank overdraft.......................       167,710       106,332
Accrued expenses.....................        74,726        64,624
                                       ------------  ------------
                                       $  1,409,478  $  1,341,730
                                       ============  ============

                               STEAM SUPPLY GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5.  RELATED-PARTY NOTES RECEIVABLE:

     The Company's related-party notes receivable consist of the following:

                                                OCTOBER 31
                                          ----------------------
                                             1995        1996
                                          ----------  ----------
Unsecured notes receivable from
  stockholders, balloon payment,
  including accrued interest at prime
  (8.25% at October 31, 1996), due
  October 1999..........................  $  306,842  $  393,440
Note receivable from King-Ries
  Partnership ("KRP"), an affiliate
  related through common ownership, due
  in monthly installments of $2,800
  including interest at 12.5%,
  collateralized by a second mortgage on
  certain real estate, due November
  1998..................................     209,822     202,012
Unsecured note receivable from KRP, due
  in monthly installments of $1,370
  including interest at prime, due April
  2002..................................      81,876      72,019
Unsecured note receivable from KRP due
  in monthly installments of $508
  including interest at 6%, due October
  1997..................................      11,457       5,900
                                          ----------  ----------
                                             609,997     673,371
Less -- Current portion.................      22,266      25,500
                                          ----------  ----------
                                          $  587,731  $  647,871
                                          ==========  ==========

     Interest income on these related-party notes totaled $44,000, $54,000 and $60,000 for fiscal 1994, 1995 and 1996, respectively.

6.  PREFERRED STOCK:

     Puget has 896 shares of $793 par value cumulative preferred stock outstanding. The preferred shares yield a 7 percent dividend. The shares are callable and redeemable at a 10 percent premium over par value. The shares can be called or redeemed at any time by Puget. The preferred shares have no voting rights, except in the event of nonpayment of dividends for two years, in which case the preferred stock shall vote with the common stock on a one share, one vote basis.

7.  DEBT:

  SHORT-TERM DEBT

     The Company's short-term debt consists of the following:

                                                  OCTOBER 31
                                          --------------------------
                                              1995          1996
                                          ------------  ------------
Revolving line of credit with Union Bank
  of California, N.A. ("Union Bank"),
  bearing interest at prime plus 0.50%
  (8.75% at October 31, 1996), $2.2
  million facility, collateralized by
  substantially all the Company's assets
  and guaranteed by stockholders,
  expired April 1997 (See Note 11)......  $  1,532,000  $  2,062,683
Note payable to Union Bank with interest
  payable monthly at prime plus 0.75%
  (9.00% at October 31, 1996),
  collateralized
  by real estate and guaranteed by
  stockholders, refinanced as
  long-term debt during 1996............       900,000       --
                                          ------------  ------------
                                          $  2,432,000  $  2,062,683
                                          ============  ============

                               STEAM SUPPLY GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's long-term debt consists of the following:

                                                  OCTOBER 31
                                          --------------------------
                                              1995          1996
                                          ------------  ------------
Note payable to Union Bank in monthly
  installments of $9,640 including
  interest at prime plus 0.75% (9.00% at
  October 31, 1996), collateralized by
  real estate and guaranteed by
  stockholders, due May 2003............  $    --       $  1,094,907
Note payable to Union Bank in monthly
  installments of $8,860 plus interest
  at prime plus 0.75% (9.00% at October
  31, 1996), collateralized by computer
  equipment and guaranteed by
  stockholders, due July 1, 2000........       --            398,420
Note payable to Union Bank in monthly
  installments of $4,200 plus interest
  at prime plus 0.50% (8.75% at October
  31, 1996), collateralized by
  substantially all assets and
  guaranteed by stockholders, due April
  1998..................................       124,800        74,400
Note payable to West One Bank, due in
  monthly installments of $3,425
  including interest at 9.25%,
  collateralized by real estate,
  refinanced with Union Bank during
  1996..................................       148,204       --
Note payable to former stockholder in
  monthly installments of $9,463
  including interest at 10%,
  collateralized by common stock,
  subordinated to notes payable to Union
  Bank, due June 2001...................       484,314       416,124
Unsecured notes payable to stockholders,
  subordinated to notes payable to Union
  Bank, balloon payment including
  interest at prime, due October 1999...       306,842       393,440
                                          ------------  ------------
                                             1,064,160     2,377,291
Less -- Current portion.................       148,000       245,400
                                          ------------  ------------
                                          $    916,160  $  2,131,891
                                          ============  ============

     Maturities of the Company's long-term debt are as follows:

Year ending October 31 --
     1997...............................  $    245,400
     1998...............................       228,200
     1999...............................       607,800
     2000...............................       197,840
     2001...............................        84,300
     Thereafter.........................     1,013,751
                                          ------------
                                          $  2,377,291
                                          ============

     Interest expense totaled $288,922, $336,041 and $363,030 in fiscal 1994, 1995 and 1996, respectively. Management estimates that the fair value of its debt obligations approximates the carrying value at October 31, 1996.

     At October 31, 1996, the Company's debt with Union Bank was subject to a credit agreement that included certain restrictive covenants relating to such matters as dividends and capital expenditures. This credit agreement also required the Company to maintain minimum levels of profitability, net worth and working capital ratios. At October 31, 1996, the Company was in compliance with or had received waivers of noncompliance with respect to all restrictive covenants.

                               STEAM SUPPLY GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On May 1, 1997, the Company and Union Bank entered into an amended and restated credit agreement. The amended and restated credit agreement modified the repayment terms and covenants of the Company's debt. See Note 11 for additional information respecting the amended and restated credit agreement.

8.  INCOME TAXES:

     The Company's income tax provision included the following:

                                                YEAR ENDED OCTOBER 31
                                          ---------------------------------
                                             1994        1995       1996
                                          ----------  ----------  ---------
Federal, current........................  $   --      $   88,100  $  25,900
State, current..........................       2,185       9,800      7,200
                                          ----------  ----------  ---------
                                          $    2,185  $   97,900  $  33,100
                                          ==========  ==========  =========

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate to income before income taxes as follows:

                                            YEAR ENDED OCTOBER 31
                                           ------------------------
                                           1994      1995      1996
                                           ----      ----      ----
Statutory federal income tax rate.......   (34)%      34 %      34 %
Valuation allowance.....................    34       --        --
Effect of federal graduated tax rate....   --         (5)       (5)
State and local taxes...................    (1)        3         5
Effect of nondeductible meals and
  entertainment.........................   --          4        11
Effect of excluding S Corporation.......   --         11        (8)
Other...................................   --         (1)        2
                                           ----      ----      ----
Effective income tax rate...............    (1)%      46 %      39 %
                                           ====      ====      ====

     Deferred income taxes consist of the following:

                                             OCTOBER 31
                                       ----------------------
                                          1995        1996
                                       ----------  ----------
Current deferred tax assets..........  $   24,400  $   29,600
Noncurrent deferred tax assets.......      36,800      33,800
Valuation allowance..................     (52,200)    (52,200)
                                       ----------  ----------
          Total deferred tax
             assets..................       9,000      11,200
                                       ----------  ----------
Current deferred tax liabilities.....      --          (3,100)
Noncurrent deferred tax
liabilities..........................      (9,000)     (8,100)
                                       ----------  ----------
          Total deferred tax
             liabilities.............      (9,000)    (11,200)
                                       ----------  ----------
          Net deferred tax
             liabilities.............  $   --      $   --
                                       ==========  ==========

                               STEAM SUPPLY GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9.  COMMITMENTS AND CONTINGENCIES:

  OPERATING LEASES

     The Company leases warehouse space, office facilities and vehicles under noncancelable operating leases which expire at various dates. Future minimum lease payments at October 31, 1996 are as follows:

1997.................................  $  247,200
1998.................................     214,700
1999.................................     121,600
2000.................................     114,000
2001.................................     114,000

     Rent expense for fiscal 1994, 1995 and 1996 was $247,600, $240,300 and
$259,200, respectively.

     The Company leases certain facilities from stockholders and KRP under operating leases. Rental expense related to these leases was $138,800 for fiscal 1994 and 1995 and $139,200 for fiscal 1996.

  EMPLOYEE BENEFIT PLANS

     The Company sponsors a 401(k) profit-sharing plan covering all eligible employees. The plan allows employee contributions, whereby eligible employees may elect to defer a portion of their annual compensation. The Company matches 50 percent of each employee's contribution up to 4 percent of employee compensation. Additional contributions by the Company are discretionary. The Company contributed approximately $50,600, $28,400 and $28,800 for fiscal 1994, 1995 and 1996, respectively.

  LITIGATION

     In the ordinary course of its business, the Company has become involved in various legal matters. Management does not believe that the outcome of these legal matters will have a material effect on the Company's combined financial position or results of operations.

10.  DISTRIBUTION AGREEMENTS:

     The Company purchases, sells and services various products under service and distribution agreements with its major suppliers. Approximately 39 percent of revenues during each of fiscal 1994, 1995 and 1996 was derived from sales of products purchased or services rendered under the agreement with one supplier. The agreements with major suppliers are generally cancelable by the suppliers upon 30 to 60 days' notice. Management does not anticipate cancellation of these agreements.

11.  SUBSEQUENT EVENTS:

  DEBT REFINANCING

     On May 1, 1997, the Company entered an agreement to amend and restate its credit agreement with Union Bank. This new credit facility provides a line of credit due November 1, 1997, which is subject to a borrowing base with maximum borrowings of $2,500,000. Interest accrues at Union Bank's reference rate. This new credit facility has certain restrictive covenants similar to the previous credit facility.

  SALE OF COMMON SHARES

     Effective August 1, 1997, the stockholders of the Company sold the common equity ownership of the Company to Innovative Valve Technologies, Inc. for total consideration in excess of the recorded amounts of the Company's net assets.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ICE/VARCO Group:

     We have audited the accompanying combined balance sheets of ICE/VARCO Group (as defined in Note 1) as of September 30, 1995 and 1996 and the related combined statements of operations, stockholder's deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of ICE/VARCO Group as of September 30, 1995 and 1996, and the combined results of their operations and their combined cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
May 9, 1997
(except as discussed
in Note 6, as to which
the date is July 10, 1997)

                                ICE/VARCO GROUP
                            COMBINED BALANCE SHEETS

                                              SEPTEMBER 30
                                       --------------------------    JUNE 30,
                                           1995          1996          1997
                                       ------------  ------------   -----------
                                                                    (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash............................  $     19,561  $     46,117   $   164,008
     Accounts receivable, net of
       allowance of $40,000, $47,713
       and $33,995...................     1,653,485     1,747,859     2,213,041
     Inventories.....................     1,062,951     1,275,325     1,370,165
     Prepaid expenses and other
     current assets..................        28,336        16,350        10,691
                                       ------------  ------------   -----------
          Total current assets.......     2,764,333     3,085,651     3,757,905
PROPERTY AND EQUIPMENT, net..........       850,485       979,926       852,458
INTANGIBLES AND OTHER NONCURRENT
  ASSETS, net........................        24,817       238,450       226,396
                                       ------------  ------------   -----------
                                       $  3,639,635  $  4,304,027   $ 4,836,759
                                       ============  ============   ===========
LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES:
     Short-term debt.................  $    733,440  $    769,300   $ 1,309,808
     Current maturities of long-term
     debt............................       116,155       203,961       162,349
     Accounts payable and accrued
     expenses........................     1,577,570     1,695,637     1,235,717
                                       ------------  ------------   -----------
          Total current
          liabilities................     2,427,165     2,668,898     2,707,874
AMOUNTS DUE TO AFFILIATES, net.......     1,031,958     1,284,288     1,981,066
LONG-TERM DEBT, net of current
  maturities.........................       455,355       457,229       350,600
STOCKHOLDER'S DEFICIT................      (274,843)     (106,388)     (202,781)
                                       ------------  ------------   -----------
                                       $  3,639,635  $  4,304,027   $ 4,836,759
                                       ============  ============   ===========

    The accompanying notes are an integral part of these combined financial statements.

                                ICE/VARCO GROUP
                       COMBINED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED                   NINE MONTHS
                                                  SEPTEMBER 30                 ENDED JUNE 30
                                          ----------------------------  ----------------------------
                                              1995           1996           1996           1997
                                          ------------  --------------  ------------  --------------
                                                                                (UNAUDITED)
REVENUES................................  $  9,128,032  $   12,744,465  $  8,717,315  $   10,902,367
COST OF OPERATIONS......................     6,517,438       9,452,991     6,421,795       8,704,715
                                          ------------  --------------  ------------  --------------
     Gross profit.......................     2,610,594       3,291,474     2,295,520       2,197,652
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................     2,346,117       2,858,694     2,112,745       2,352,838
                                          ------------  --------------  ------------  --------------
     Income (loss) from operations......       264,477         432,780       182,775        (155,186)
OTHER INCOME (EXPENSE):
     Interest, net......................      (117,886)       (112,105)      (75,546)        (96,686)
     Other..............................        11,123         (13,861)      (16,918)         78,457
                                          ------------  --------------  ------------  --------------
                                              (106,763)       (125,966)      (92,464)        (18,229)
                                          ------------  --------------  ------------  --------------
INCOME (LOSS) BEFORE INCOME TAXES.......       157,714         306,814        90,311        (173,415)
PROVISION (BENEFIT) FOR INCOME TAXES....        70,100         138,359        22,093         (77,022)
                                          ------------  --------------  ------------  --------------
NET INCOME (LOSS).......................  $     87,614  $      168,455  $     68,218  $      (96,393)
                                          ============  ==============  ============  ==============

    The accompanying notes are an integral part of these combined financial statements.

                                ICE/VARCO GROUP
                  COMBINED STATEMENTS OF STOCKHOLDER'S DEFICIT

BALANCE, September 30, 1994.............  $   (362,457)
     Net income.........................        87,614
                                          ------------
BALANCE, September 30, 1995.............      (274,843)
     Net income.........................       168,455
                                          ------------
BALANCE, September 30, 1996.............      (106,388)
     Net loss (unaudited)...............       (96,393)
                                          ------------
BALANCE, June 30, 1997 (unaudited)......  $   (202,781)
                                          ============

    The accompanying notes are an integral part of these combined financial statements.

                                ICE/VARCO GROUP
                       COMBINED STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED                 NINE MONTHS
                                                 SEPTEMBER 30               ENDED JUNE 30
                                          --------------------------  --------------------------
                                              1995          1996          1996          1997
                                          ------------  ------------  ------------  ------------
                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................  $     87,614  $    168,455  $     68,218  $    (96,393)
  Adjustments to reconcile net income
     (loss) to net cash provided by
     (used in) operating activities --
       Depreciation and amortization....       131,635       147,011       108,203       152,859
       (Increase) decrease in --
          Accounts receivable...........      (376,087)       60,629       299,659      (465,182)
          Inventories...................      (433,685)     (212,374)     (368,986)      (94,840)
          Prepaid expenses and other
             assets.....................       (29,490)        2,435       (17,655)        3,459
       Increase (decrease) in --
          Accounts payable and accrued
             expenses...................       446,100       (35,671)     (222,080)     (459,920)
          Amounts due to affiliates,
             net........................      (254,719)      259,758      (165,526)      696,778
                                          ------------  ------------  ------------  ------------
             Net cash provided by (used
               in) operating
               activities...............      (428,632)      390,243      (298,167)     (263,239)
                                          ------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...       (99,181)     (214,915)     (221,172)      (11,137)
  Business acquisition, net of cash
     acquired...........................       --             45,516       --            --
                                          ------------  ------------  ------------  ------------
             Net cash used in investing
               activities...............       (99,181)     (169,399)     (221,172)      (11,137)
                                          ------------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of debt....................       552,940         3,856       672,370       540,508
  Repayments of debt....................       (47,721)     (198,144)     (171,572)     (148,241)
                                          ------------  ------------  ------------  ------------
             Net cash provided by (used
               in) financing
               activities...............       505,219      (194,288)      500,798       392,267
                                          ------------  ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH.........       (22,594)       26,556       (18,541)      117,891
CASH, beginning of period...............        42,155        19,561        19,561        46,117
                                          ------------  ------------  ------------  ------------
CASH, end of period.....................  $     19,561  $     46,117  $      1,020  $    164,008
                                          ============  ============  ============  ============

    The accompanying notes are an integral part of these combined financial statements.

                                ICE/VARCO GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     The accompanying combined balance sheets and related combined statements of operations, stockholder's deficit and cash flows include Industrial Controls & Equipment, Inc. ("ICE"), Valve Actuation & Repair Company, Inc. ("VARCO") and BAS Technical Services Inc. ("BAS"). ICE, VARCO and BAS (collectively, "ICE/VARCO Group" or the "Company") are wholly owned subsidiaries of Synergistic Partners Inc. ("SPI"), a Pennsylvania corporation. As ICE/VARCO Group has common ownership and management, the financial statements of these entities have been combined for financial reporting purposes. All significant intercompany transactions and balances have been eliminated in combination.

     ICE (a Pennsylvania corporation) and VARCO (a West Virginia corporation) are principally engaged in the business of repairing, testing and distributing manual, control and safety relief valves, related parts and instrumentation to the pulp and paper, chemical, power generation and petrochemical industries in Pennsylvania and West Virginia. BAS (a West Virginia corporation), acquired in August 1996 in a purchase transaction, provides value-added electrical and mechanical engineering services and electrical panel construction, primarily to the same customer base served by ICE and VARCO.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CASH

     Cash payments for interest during fiscal 1995 and 1996 were approximately $108,000 and $96,000, respectively.

  INVENTORIES

     Inventories are valued at the lower of cost or market utilizing the average-cost method applied on a first-in, first-out ("FIFO") basis and primarily consist of valves, valve parts and related instrumentation.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed and the resulting gain or loss is included in results of operations.

  INCOME TAXES

     The Company was included in SPI's consolidated federal income tax returns for fiscal 1995 and 1996. The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

  INTANGIBLES AND OTHER NONCURRENT ASSETS

     Intangibles and other noncurrent assets primarily consists of goodwill and is amortized using the straight-line method over 15 years. Accumulated amortization at September 30, 1996 was $7,883. There was no accumulated amortization at September 30, 1995.

  REVENUE RECOGNITION

     Service revenue is recognized upon performance, and sales revenue is recognized as products are shipped or delivered.

                                ICE/VARCO GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial information for the nine months ended June 30, 1996 and 1997 has not been audited by independent accountants. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full fiscal years.

  NEW ACCOUNTING PRONOUNCEMENT

     Effective October 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other noncurrent assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the combined financial position or results of operations of the Company.

3.  ACQUISITION OF BAS:

     In August 1996, SPI acquired BAS in a purchase transaction. The financial results of the acquisition have been included in the combined financial statements of the Company from the date of acquisition. The pro forma effect of the acquisition was not material to the results of operations or financial position of the Company. The fair value of assets acquired is summarized as follows:

Cash....................................  $     45,516
Accounts receivable.....................       144,869
Property and equipment..................        57,593
Intangible assets.......................       223,926
Accounts payable........................       (67,707)
Accrued liabilities.....................       (86,031)
Debt assumed............................      (218,166)
                                          ------------
     Net assets acquired................       100,000
Less -- Debt issued.....................      (100,000)
                                          ------------
     Cash paid for acquisition..........  $    --
                                          ============

                                ICE/VARCO GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            SEPTEMBER 30
                                       ESTIMATED     --------------------------
                                      USEFUL LIVES       1995          1996
                                      ------------   ------------  ------------
Buildings..........................       31 years   $    193,047  $    193,047
Vehicles...........................      3-5 years        129,295       162,797
Furniture and fixtures.............      5-7 years        129,573       148,007
Office equipment...................      5-7 years        237,757       344,993
Machinery and equipment............      5-7 years        299,163       325,798
Leasehold improvements.............     7-31 years        317,456       385,900
                                                     ------------  ------------
                                                        1,306,291     1,560,542
Less -- Accumulated depreciation...                      (455,806)     (580,616)
                                                     ------------  ------------
Property and equipment, net........                  $    850,485  $    979,926
                                                     ============  ============

5.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts for the years ended September 30, 1995 and 1996 consists of the following:

                                         1995       1996
                                       ---------  ---------
Balance at beginning of year.........  $  17,000  $  40,000
Additions charged to results of
  operations.........................     23,000      7,713
                                       ---------  ---------
Balance at end of year...............  $  40,000  $  47,713
                                       =========  =========

     Accounts payable and accrued expenses as of September 30, 1995 and 1996 consist of the following:

                                           1995          1996
                                       ------------  ------------
Accounts payable.....................  $  1,243,559  $  1,252,390
Accrued salaries, bonuses and
  profit-sharing.....................       297,344       335,292
Income and other taxes payable.......        36,667       107,955
                                       ------------  ------------
                                       $  1,577,570  $  1,695,637
                                       ============  ============

6.  SHORT-TERM DEBT:

     The Company had three revolving credit arrangements. ICE and VARCO had revolving credit facilities with a bank which was secured by accounts receivable and inventory. These facilities bore interest, payable monthly, at a rate of prime plus 0.50% (9.25% at September 30, 1996). A total of approximately $733,000 and $594,000 was drawn for the two facilities at September 30, 1995 and 1996, respectively. BAS was party to a $200,000 commercial revolving note agreement, which was secured by accounts receivable and bore interest, due monthly, at prime plus 1.50% (9.75% at September 30, 1996). At September 30, 1996, approximately $175,000 was drawn on the line.

     In July 1997, SPI refinanced its revolving credit arrangements, including the Company's revolving facilities. The new facilities have terms similar to the previous revolving credit agreements. The new facilities mature in July 1999, bear interest at prime plus 0.25% (8.75% at July 10, 1997) and are secured by accounts receivable and inventory.

                                ICE/VARCO GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7.  LONG-TERM DEBT:

     Long-term debt consists of the following:

                                              SEPTEMBER 30
                                       --------------------------
                                           1995          1996
                                       ------------  ------------
Note payable to former SPI
  stockholder, monthly installments
  of principal and interest in the
  amount of $4,805, bearing interest
  at 9.50%, secured by general
  Company assets.....................  $    150,000  $    127,861
Note payable to a bank, monthly
  principal installments of $3,300,
  bearing interest at 7.75% secured
  by general Company assets..........       192,500       152,900
Note payable to a government agency,
  monthly installments of principal
  and interest of $1,592, bearing
  interest at 5.01% secured by
  general Company assets.............       139,702       128,643
Notes payable, due in monthly
  installments, bearing interest from
  8.00% to 9.50%, secured by certain
  vehicles and certain equipment.....        89,308       146,786
Unsecured note payable to
  employee-consultant and former
  owner of BAS, annual installments
  of principal and interest in the
  amount of $13,011, bearing interest
  at 8.00%...........................       --             75,000
Unsecured note payable to former
  employee, noninterest-bearing......       --             30,000
                                       ------------  ------------
                                            571,510       661,190
Less -- Current maturities...........      (116,155)     (203,961)
                                       ------------  ------------
     Total long-term debt............  $    455,355  $    457,229
                                       ============  ============

     Management estimates that the fair value of its debt obligations approximates the historical value at September 30, 1996 and 1995.

     Maturities of long-term debt are as follows:

Year ending September 30 --
     1997............................  $  203,961
     1998............................     221,681
     1999............................      82,184
     2000............................      38,409
     2001............................      25,452
     Thereafter......................      89,503
                                       ----------
                                       $  661,190
                                       ==========

8.  INCOME TAXES:

     The Company is included in the consolidated federal income tax return of SPI. SPI pays the federal income tax liability for all its subsidiaries for any period in which an amount is due. Each subsidiary, including each company within ICE/VARCO Group, pays to SPI the amount of federal income tax liability it would have owed on a stand-alone basis, and SPI pays to each subsidiary the amount of any federal income tax benefit attributable to each such subsidiary.

                                ICE/VARCO GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Federal and state income tax provision (benefit) are as follows:

                                          YEAR ENDED SEPTEMBER 30
                                          -----------------------
                                             1995        1996
                                          ----------  ----------
Federal --
     Current............................  $   69,500  $  108,592
     Deferred...........................     (13,200)      3,157
State --
     Current............................      16,600      26,053
     Deferred...........................      (2,800)        557
                                          ----------  ----------
                                          $   70,100  $  138,359
                                          ==========  ==========

     Actual income tax provision differs from income tax provision computed by applying the U.S. federal statutory corporate tax rate to income before income taxes as follows:

                                               YEAR ENDED
                                              SEPTEMBER 30
                                          --------------------
                                            1995       1996
                                          ---------  ---------
Statutory federal income tax rate.......      34%       34%
State and local taxes...................       6         6
Effect of nondeductible meals and
  entertainment.........................       4         5
                                          ---------  ---------
Effective income tax rate...............      44%       45%
                                          =========  =========

     Deferred income taxes consist of the following:

                                          YEAR ENDED SEPTEMBER 30
                                          -----------------------
                                             1995        1996
                                          ----------  ----------
Current deferred tax assets.............  $   16,000  $   12,286
Noncurrent deferred tax assets..........      --          --
                                          ----------  ----------
     Net deferred tax assets............  $   16,000  $   12,286
                                          ==========  ==========

9.  COMMITMENTS AND CONTINGENCIES:

  LITIGATION

     In the ordinary course of its business, the Company has become involved in various legal matters. Management does not believe that the outcome of these legal matters will have a material effect on the Company's combined financial position or results of operations.

  GUARANTEES OF AFFILIATED COMPANIES' DEBT

     The Company's assets are pledged as collateral under certain credit arrangements entered into by SPI and certain of its other subsidiaries, and the Company is jointly and severally liable for any defaults under those arrangements. SPI's new credit facilities include covenants requiring that certain financial ratios be maintained. Management does not believe, if the Company were required to perform under such guarantees, any losses from these agreements would be material. To date, the Company has not been required to perform under these guarantees. See Note 12 for further discussion.

                                ICE/VARCO GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  LEASES

     Aggregate minimum rental commitments under significant noncancelable operating leases with lease terms in excess of one year as of September 30, 1996 are as follows:

Year ending September 30 --
     1997...............................  $   88,818
     1998...............................      87,144
     1999...............................      87,144
     2000...............................      87,144
     2001...............................      87,144
     Thereafter.........................     429,010
                                          ----------
                                          $  866,404
                                          ==========

     The Company incurred total rental expense of approximately $132,000 and $131,000 for fiscal 1995 and 1996, respectively.

  EMPLOYEE BENEFITS

     The Company participates in a profit sharing plan offered by SPI to all salaried employees who have met certain length-of-service requirements. Employees can contribute up to 4 percent of their salary, which is matched 100 percent by the Company. For fiscal 1995 and 1996, the Company also made discretionary contributions. The Company's total contributions for fiscal 1995 and 1996 were $92,000 and $133,000, respectively.

10.  RELATED-PARTY TRANSACTIONS:

     As described in Note 1, the Company is a wholly owned part of an affiliated group of companies owned by SPI operating in the valve repair and distribution services business. Certain selling, general and administrative expenses incurred by SPI have been allocated to the Company for fiscal 1995 and 1996 in the amounts of approximately $228,000 and $263,000, respectively. The Company also purchases and sells valve and valve repair parts, materials and services from other subsidiaries of SPI. During fiscal 1996, its total purchases from the other SPI subsidiaries approximated $311,000 and its total sales by the Company to the other SPI subsidiaries approximated $1,527,000.

11.  SIGNIFICANT CUSTOMER:

     During fiscal 1995 and 1996, the Company had one customer that accounted for approximately 13% and 19%, respectively, of the Company's combined revenues.

12.  SUBSEQUENT EVENT:

  SALE OF COMMON SHARES

     In July 1997, pursuant to a definitive agreement, SPI agreed to sell the entire equity ownership of the Company to Innovative Valve Technologies, Inc. ("Invatec"), for total consideration in excess of the recorded amounts of the Company's net assets. Among other customary matters, the definitive agreement provides for the removal of the Company's guarantees of debt obligations of SPI, its affiliates and subsidiaries. The closing of the transaction is conditioned on the successful consummation of Invatec's initial public offering.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  GSV, Inc.:

     We have audited the accompanying balance sheets of GSV, Inc. (the Company) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Orlando, Florida
April 11, 1997

                                   GSV, INC.
                                 BALANCE SHEETS

                                             DECEMBER 31
                                      --------------------------   FEBRUARY 28,
                                          1995          1996           1997
                                      ------------  ------------   ------------
                                                                   (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash...........................  $     11,059  $     10,084    $     3,347
     Accounts receivable............     1,509,218     1,612,693      1,345,555
     Inventories....................       833,332     1,079,493      1,472,916
     Prepaid expenses and other
       current assets...............        27,883        32,213         78,881
                                      ------------  ------------   ------------
          Total current assets......     2,381,492     2,734,483      2,900,699
                                      ------------  ------------   ------------
PROPERTY AND EQUIPMENT -- Net.......     1,058,170     1,177,044      1,192,977
                                      ------------  ------------   ------------
OTHER NONCURRENT ASSETS.............        43,976        27,869         28,970
                                      ------------  ------------   ------------
                                      $  3,483,638  $  3,939,396    $ 4,122,646
                                      ============  ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Note payable to bank...........  $    362,000  $    426,000    $   340,000
     Accounts payable...............       615,484       494,688        988,158
     Accrued expenses and other
       current liabilities..........       402,669       253,444        195,203
     Stockholders' distributions
       payable......................       --            200,500        --
     Current maturities of
       long-term debt...............       183,378       193,372        183,340
                                      ------------  ------------   ------------
          Total current
            liabilities.............     1,563,531     1,568,004      1,706,701
                                      ------------  ------------   ------------
LONG-TERM DEBT -- Less current
portion.............................       384,214       267,899        241,905
                                      ------------  ------------   ------------
          Total liabilities.........     1,947,745     1,835,903      1,948,606
                                      ------------  ------------   ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $.10 par value,
       5,000,000 shares authorized,
       3,865,489 shares issued......       386,549       386,549        386,549
     Additional paid-in capital.....       765,211       765,211        765,211
     Retained earnings..............       384,133       951,733      1,042,280
     Treasury stock -- at cost,
       10,000 shares................       --            --             (20,000)
                                      ------------  ------------   ------------
          Total stockholders'
            equity..................     1,535,893     2,103,493      2,174,040
                                      ------------  ------------   ------------
                                      $  3,483,638  $  3,939,396    $ 4,122,646
                                      ============  ============   ============

                       See notes to financial statements.

                                   GSV, INC.
                            STATEMENTS OF OPERATIONS

                                                                                        TWO MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31                   FEBRUARY 28
                                       ------------------------------------------  --------------------------
                                           1994          1995           1996           1996          1997
                                       ------------  ------------  --------------  ------------  ------------
                                                                                          (UNAUDITED)
REVENUES.............................  $  8,922,688  $  8,653,737  $   10,227,117  $  1,412,628  $  1,636,716
COST OF OPERATIONS...................     7,190,890     6,661,559       7,688,077     1,105,993     1,258,288
                                       ------------  ------------  --------------  ------------  ------------
          Gross profit...............     1,731,798     1,992,178       2,539,040       306,635       378,428
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................     1,521,956     1,481,704       1,276,112       206,575       243,132
                                       ------------  ------------  --------------  ------------  ------------
INCOME FROM OPERATIONS...............       209,842       510,474       1,262,928       100,060       135,296
OTHER INCOME (EXPENSES):
     Interest expense................       (92,558)      (98,073)        (78,365)      (10,194)      (17,040)
     Other, net......................         9,740       (31,130)          5,817           192        (3,209)
                                       ------------  ------------  --------------  ------------  ------------
          Other income (expenses),
            net......................       (82,818)     (129,203)        (72,548)      (10,002)      (20,249)
                                       ------------  ------------  --------------  ------------  ------------
NET INCOME...........................  $    127,024  $    381,271  $    1,190,380  $     90,058  $    115,047
                                       ============  ============  ==============  ============  ============

                       See notes to financial statements.

                                   GSV, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       ADDITIONAL                                  TOTAL
                                            COMMON      PAID-IN       RETAINED     TREASURY    STOCKHOLDERS'
                                             STOCK       CAPITAL      EARNINGS      STOCK         EQUITY
                                          ----------   ----------   ------------   --------    -------------
BALANCE, JANUARY 1, 1994................  $  386,549    $ 765,211   $      1,162   $  --        $  1,152,922
     Net income.........................      --           --            127,024      --             127,024
     Distributions to stockholders......      --           --           (125,324)     --            (125,324)
                                          ----------   ----------   ------------   --------    -------------
BALANCE, DECEMBER 31, 1994..............     386,549      765,211          2,862      --           1,154,622
     Net income.........................      --           --            381,271      --             381,271
                                          ----------   ----------   ------------   --------    -------------
BALANCE, DECEMBER 31, 1995..............     386,549      765,211        384,133      --           1,535,893
     Net income.........................      --           --          1,190,380      --           1,190,380
     Distributions to stockholders......      --           --           (622,780)     --            (622,780)
                                          ----------   ----------   ------------   --------    -------------
BALANCE, DECEMBER 31, 1996..............  $  386,549    $ 765,211   $    951,733      --           2,103,493
     Net income (unaudited).............      --           --            115,047      --             115,047
     Distributions to stockholders
       (unaudited)......................      --           --            (24,500)     --             (24,500)
     Purchase of treasury stock
       (unaudited)......................      --           --            --         (20,000)         (20,000)
                                          ----------   ----------   ------------   --------    -------------
BALANCE, FEBRUARY 28, 1997
  (unaudited)...........................  $  386,549    $ 765,211   $  1,042,280   $(20,000)    $  2,174,040
                                          ==========   ==========   ============   ========    =============

                       See notes to financial statements.

                                   GSV, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                  TWO MONTHS
                                                                                    ENDED
                                             YEAR ENDED DECEMBER 31              FEBRUARY 28
                                       -----------------------------------  ----------------------
                                          1994        1995        1996         1996        1997
                                       ----------  ----------  -----------  ----------  ----------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.......................  $  127,024  $  381,271  $ 1,190,380  $   90,058  $  115,047
    Adjustments to reconcile net
      income to net cash provided by
      operating activities:
      Depreciation and
         amortization................     419,723     433,441      186,986      30,206      34,106
      (Gain) loss on sale of property
         and equipment...............       3,504      --             (789)     --           4,873
      (Increase) decrease in accounts
         receivable..................    (287,517)    136,231     (103,475)    494,271     267,138
      (Increase) decrease in
         inventories.................      65,160     (58,546)    (246,161)   (131,860)   (393,423)
      (Increase) decrease in prepaid
         expenses and other current
         assets......................       9,770      10,700       (4,330)     19,184     (46,668)
      Increase (decrease) in accounts
         payable.....................     422,422    (351,578)      (2,539)     78,100     328,227
      Increase (decrease) in accrued
         expenses and other current
         liabilities.................      85,247     (26,427)          68      (6,323)     24,703
                                       ----------  ----------  -----------  ----------  ----------
         Net cash provided by
           operating activities......     845,333     525,092    1,020,140     573,636     334,003
                                       ----------  ----------  -----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and
      equipment......................    (616,772)   (143,234)    (292,414)    (14,574)    (53,003)
    Proceeds from sale of property
      and equipment..................       3,596      --            3,450      --          --
    Purchase of intangible assets....     (32,062)     --          --           --          (3,010)
                                       ----------  ----------  -----------  ----------  ----------
         Net cash used in investing
           activities................    (645,238)   (143,234)    (288,964)    (14,574)    (56,013)
                                       ----------  ----------  -----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Increase (decrease) in cash
      overdrafts.....................    (255,355)    232,375     (118,257)   (316,907)    165,243
    Loan proceeds....................     463,115      --           83,704      --          --
    Principal payments on long-term
      debt...........................    (165,263)   (201,776)    (190,025)    (32,794)    (36,026)
    Payments under covenant
      obligations....................    (348,354)   (116,118)    (149,293)   (116,118)    (82,944)
    Net change in demand note payable
      to bank........................     181,000    (164,000)      64,000     (84,000)    (86,000)
    Stockholder distributions........     (75,194)   (125,324)    (422,280)     --        (225,000)
    Purchase of treasury stock.......      --          --          --           --         (20,000)
                                       ----------  ----------  -----------  ----------  ----------
         Net cash used in financing
           activities................    (200,051)   (374,843)    (732,151)   (549,819)   (284,727)
                                       ----------  ----------  -----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH......          44       7,015         (975)      9,243      (6,737)
CASH, BEGINNING OF PERIOD............       4,000       4,044       11,059      11,059      10,084
                                       ----------  ----------  -----------  ----------  ----------
CASH, END OF PERIOD..................  $    4,044  $   11,059  $    10,084  $   20,302  $    3,347
                                       ==========  ==========  ===========  ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION -- Cash paid during the
  period for interest................  $   87,465  $  102,711  $    78,573  $   10,789  $   15,008
                                       ==========  ==========  ===========  ==========  ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH
  FINANCING AND INVESTING
  ACTIVITIES -- Accrual of
  distributions payable to
  stockholders.......................  $  125,324  $   --      $   200,500  $   --      $   --
                                       ==========  ==========  ===========  ==========  ==========

                       See notes to financial statements.

                                   GSV, INC.
                         NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND OPERATIONS

     GSV, Inc. (the "Company") is incorporated in the State of Florida and is comprised of three operating divisions: Gould Machine, Southern Valve, and Ash Tool. Gould Machine provides contract machining, Southern Valve repairs and sells valves, and Ash Tool sells certain parts primarily associated with the industries serviced by the other divisions. All interdivisional transactions and balances have been eliminated from the financial statements. The Company's main office is located in Tampa, Florida. On April 26, 1994, the Company purchased a new facility and moved the Southern Valve Division to this facility in September of 1994. Costs incurred in moving this division were charged to operations and amounted to $60,931 for the year ended December 31, 1994. Each division's business activity is primarily in the State of Florida.

  ACCOUNTS RECEIVABLE

     There is no allowance for doubtful accounts at December 31, 1995 or 1996.

  INVENTORIES

     Inventories at December 31, 1995 and 1996 consist of the following:

                                             1995         1996
                                          ----------  ------------
Raw materials...........................  $  691,950  $    791,056
Work-in-process.........................      51,792       206,206
Tool division supplies..................      89,590        82,231
                                          ----------  ------------
     Total..............................  $  833,332  $  1,079,493
                                          ==========  ============

     Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-process inventories are comprised of direct materials, direct labor, and manufacturing overhead.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using both accelerated and straight-line methods, using useful lives ranging from 3 to 40 years.

  CASH OVERDRAFTS

     Accounts payable in the accompanying balance sheets are inclusive of cash overdrafts of approximately $316,900, $198,700 and $363,900 as of December 31, 1995, December 31, 1996 and February 28, 1997, respectively.

  REVENUE RECOGNITION

     Revenue is recognized as services are performed and products are shipped.

  INCOME TAXES

     The stockholders of the Company elected in 1990 to be taxed under the Subchapter S provisions of the Internal Revenue Code. Under this section, taxable income and applicable tax credits are deemed to flow to the individual stockholders, and no state or federal income taxes are imposed on the Company. Accordingly, no provision has been made for income taxes.

     Under current tax law, whenever an enterprise converts from a taxable C corporation status to S status, the enterprise may be subject to a corporate level tax if certain built-in gains present at the date of conversion are realized within a ten-year period following the conversion elections. The built-in gain remaining as of December 31, 1996 from the Company's conversion to S status was approximately $907,000. Management does not presently anticipate that the assets subject to built-in gains tax will be sold or disposed of within the ten-year period.

                                   GSV, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management of the Company believes that the carrying value of its financial instruments is a reasonable estimate of their fair value.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial information for the two months ended February 28, 1996 and 1997 has not been audited by independent auditors. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full fiscal years.

  NEW ACCOUNTING PRONOUNCEMENT

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undisclosed cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of Statement 121 did not have an effect on the financial position or results of operations of the Company.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1995 and 1996:

                                            1995            1996
                                       --------------  --------------
Land and building....................  $      384,634  $      521,918
Machinery and equipment..............       2,105,916       2,160,202
Vehicles.............................         505,767         536,012
Leasehold improvements...............         349,976         349,976
Office furniture and equipment.......         168,705         175,735
                                       --------------  --------------
Total cost...........................       3,514,998       3,743,843
Less accumulated depreciation........      (2,456,828)     (2,566,799)
                                       --------------  --------------
     Total...........................  $    1,058,170  $    1,177,044
                                       ==============  ==============

     Property and equipment depreciation and amortization expense for the years ended December 31, 1994, 1995 and 1996 amounted to $164,631, $180,311 and
$170,879, respectively.

3.  OTHER ASSETS

  COVENANTS NOT-TO-COMPETE

     On December 19, 1990, the Company entered into four covenants not-to-compete with four former shareholders, who are also current employees. Under the terms of the agreements, total noncompete

                                   GSV, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

payments amounting to $1,161,181 are payable to the employees under a cash available formula. Each agreement was for a sixty-month period which expired December 31, 1995. Amortization of the covenants, which is included in selling, general, and administrative expenses in the statements of operations, is computed on the straight-line method over the covenant period, and amounted to $232,236, $232,237 and $-0- for December 31, 1994, 1995 and 1996, respectively.

4.  NOTE PAYABLE TO BANK

     The Company has available two lines of credit from a financial institution in the total maximum amount of $600,000, payable on demand and renewable annually. Draws under the lines are limited to the lesser of 75% of accounts receivable with balances outstanding less than 90 days or $600,000. The lines bear interest at the prime rate plus 1% (9.25% at December 31, 1996), with interest payable monthly. The lines are collateralized by accounts receivable, inventory, and an unconditional guarantee from the Company's president. The balances outstanding at December 31, 1995 and 1996 amounted to $362,000 and $426,000, respectively.

5.  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1996 consists of the following:

                                          1995        1996
                                       ----------  ----------
Note payable in the original amount
  of $535,000, interest at prime plus
  .5% (8.75% at December 31, 1996),
  collateralized by all equipment,
  inventory, a life insurance policy,
  and a cross-collateralization which
  was secured in favor of the line of
  credit, payable in monthly
  principal installments of $8,925
  plus interest, final principal
  payment due in full on or before
  February 15, 1999..................  $  339,150  $  232,050
Mortgage note payable in the original
  amount of $168,000, interest at 7%,
  collateralized by land and
  buildings with a carrying amount of
  approximately $503,000 at December
  31, 1996, payable in monthly
  installments of principal and
  interest of $3,327 through May
  1999...............................     120,994      88,516
Installment loans, interest at
  varying rates of 7.5% to 11.3%
  collateralized by vehicles with a
  carrying amount of approximately
  $159,000 at December 31, 1996,
  payable in monthly installments of
  principal and interest totaling
  $7,891 through October 2000, when
  final payment is due on the last
  instalment note....................     107,448     140,705
                                       ----------  ----------
                                          567,592     461,271
Less current maturities..............     183,378     193,372
                                       ----------  ----------
                                       $  384,214  $  267,899
                                       ==========  ==========

     Maturities of long-term debt are as  follows:

     1997............................              $  193,372
     1998............................                 193,033
     1999............................                  64,158
     2000............................                  10,708
                                                   ----------
     Total...........................              $  461,271
                                                   ==========

                                   GSV, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  OPERATING LEASE COMMITMENTS

     The Company is obligated under an operating lease agreement for its facility in Tampa which expires in June 2001. The Company is obligated on various equipment leases which expire from 1997 to 2000. At December 31, 1996, the future minimum rental payments required under the leases are as follows:

    YEAR ENDING
    DECEMBER 31,
   ---------------
  1997..................................  $   67,711
  1998..................................      68,028
  1999..................................      69,433
  2000..................................      70,006
  2001..................................      34,000
                                          ----------
                                          $  309,178
                                          ==========

     Total rent expense charged to operations under these agreements amounted to $64,172, $61,786 and $62,634 during 1994, 1995 and 1996, respectively.

7.  EMPLOYEE BENEFIT PLANS

  401(K) SAVINGS PLAN

     The Company sponsors a participant directed cash deferred 401(k) plan (the
Plan). Employees who are employed for one full year and complete 1,000 hours of service may elect to participate in the Plan. The Company elected to match employee deferrals at a rate of 40% on the first 6% during 1994, 33 1/3% on the first 6% during 1995 and 50% on the first 6% deferred during 1996, which amounted to $38,553, $27,046 and $45,288 during 1994, 1995 and 1996, respectively.

  HEALTH INSURANCE PLAN

     On November 1, 1995, the Company began providing certain benefits to employees under a health insurance plan. Prior to November 1, 1995, the Company provided healthcare benefits under a plan that was primarily self-funded except for two reinsurance policies. Healthcare expenses incurred under these plans amounted to $173,254, $234,019 and $116,175 during 1994, 1995 and 1996, respectively.

8.  COMMITMENTS AND CONTINGENCIES

     On November 20, 1992, the Company was notified by the EPA of its potential liability for the generation of potentially hazardous waste under the Bay Drum Superfund Site. Management believes that the Company is a de micromis potential responsible party at the site, and any liability of the Company related to this matter is insignificant. The Company is one of hundreds of parties which have been identified with the site. The Company received no correspondence from any parties regarding this matter during 1994, 1995 or 1996.

9.  SIGNIFICANT CUSTOMERS

     No customers generated greater than 10% of the Company's revenue for the years ended December 31, 1994 and 1995. Two customers generated revenue to the Company representing 11% and 10%, respectively, of total revenues for the year ended December 31, 1996.

10.  SUBSEQUENT EVENT

     Effective March 1, 1997, the entire equity ownership of the Company was acquired by The Safe Seal Company for total consideration in excess of the recorded amounts of the Company's net assets.

                                  * * * * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Plant Specialties, Inc.:

     We have audited the accompanying balance sheets of Plant Specialties, Inc. (a Louisiana corporation), as of October 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Plant Specialties, Inc., as of October 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 5, 1997

                            PLANT SPECIALTIES, INC.
                                 BALANCE SHEETS

                                                  OCTOBER 31
                                          --------------------------     MAY 31,
                                              1995          1996          1997
                                          ------------  ------------   -----------
                                                                       (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
     Cash...............................  $      6,019  $     18,811   $   135,109
     Accounts receivable, net of
       allowance of $24,924, $21,168 and
       $27,873..........................     2,484,846     2,111,448     2,765,473
     Inventories........................     1,485,546     1,681,887     1,890,224
     Prepaid expenses and other current
       assets...........................        76,220        87,291       289,246
                                          ------------  ------------   -----------
          Total current assets..........     4,052,631     3,899,437     5,080,052
PROPERTY AND EQUIPMENT, net.............     2,102,708     2,003,345     1,931,753
OTHER NONCURRENT ASSETS.................       147,917       160,960       148,051
                                          ------------  ------------   -----------
                                          $  6,303,256  $  6,063,742   $ 7,159,856
                                          ============  ============   ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable and accrued
       expenses.........................  $  1,300,821  $  1,061,771   $   941,872
     Short-term debt....................     1,809,984     1,428,453     2,081,859
     Current maturities of long-term
       debt.............................       163,230       112,392       137,231
                                          ------------  ------------   -----------
          Total current liabilities.....     3,274,035     2,602,616     3,160,962
LONG-TERM DEBT, net of current
  maturities............................       579,149       916,332       898,264
DEFERRED INCOME TAXES...................       102,830        89,233       115,460
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, no par value,
       2,000,000 shares authorized,
       1,000,000 shares issued and
       outstanding......................         8,500         8,500         8,500
     Retained earnings..................     2,338,742     2,447,061     2,976,670
                                          ------------  ------------   -----------
          Total stockholders' equity....     2,347,242     2,455,561     2,985,170
                                          ------------  ------------   -----------
                                          $  6,303,256  $  6,063,742   $ 7,159,856
                                          ============  ============   ===========

   The accompanying notes are an integral part of these financial statements.

                            PLANT SPECIALTIES, INC.
                            STATEMENTS OF OPERATIONS

                                                                                     SEVEN MONTHS ENDED
                                                  YEAR ENDED OCTOBER 31                    MAY 31
                                          --------------------------------------  ------------------------
                                             1994          1995         1996         1996         1997
                                          -----------  ------------  -----------  -----------  -----------
                                                                                        (UNAUDITED)
REVENUES................................  $ 9,687,963  $ 11,526,424  $ 8,500,741  $ 4,576,570  $ 6,699,460
COST OF OPERATIONS......................    6,429,080     7,377,424    5,620,159    3,142,500    4,058,814
                                          -----------  ------------  -----------  -----------  -----------
         Gross profit...................    3,258,883     4,149,000    2,880,582    1,434,070    2,640,646
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................    2,590,125     2,991,155    2,489,494    1,480,100    1,659,679
                                          -----------  ------------  -----------  -----------  -----------
         Income (loss) from
           operations...................      668,758     1,157,845      391,088      (46,030)     980,967
OTHER INCOME (EXPENSE):
    Interest, net.......................     (149,556)     (186,706)    (188,116)    (117,608)    (143,638)
    Other...............................       22,010        23,768       29,622       17,004       13,892
                                          -----------  ------------  -----------  -----------  -----------
                                             (127,546)     (162,938)    (158,494)    (100,604)    (129,746)
                                          -----------  ------------  -----------  -----------  -----------
INCOME (LOSS) BEFORE INCOME TAXES.......      541,212       994,907      232,594     (146,634)     851,221
PROVISION FOR INCOME TAXES..............      202,590       374,605      124,275       63,496      321,612
                                          -----------  ------------  -----------  -----------  -----------
NET INCOME (LOSS).......................  $   338,622  $    620,302  $   108,319  $  (210,130) $   529,609
                                          ===========  ============  ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                            PLANT SPECIALTIES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                             COMMON STOCK
                                           -----------------      RETAINED
                                           SHARES     AMOUNT      EARNINGS       TOTAL
                                           ------     ------     ----------   ------------
BALANCE, October 31, 1993...............    1,000     $8,500     $1,379,818   $  1,388,318
     Net income.........................     --         --          338,622        338,622
                                           ------     ------     ----------   ------------
BALANCE, October 31, 1994...............    1,000      8,500      1,718,440      1,726,940
     Net income.........................     --         --          620,302        620,302
                                           ------     ------     ----------   ------------
BALANCE, October 31, 1995...............    1,000      8,500      2,338,742      2,347,242
     Net income.........................     --         --          108,319        108,319
                                           ------     ------     ----------   ------------
BALANCE, October 31, 1996...............    1,000      8,500      2,447,061      2,455,561
     Net income (unaudited).............     --         --          529,609        529,609
                                           ------     ------     ----------   ------------
BALANCE, May 31, 1997 (unaudited).......    1,000     $8,500     $2,976,670   $  2,985,170
                                           ======     ======     ==========   ============

   The accompanying notes are an integral part of these financial statements.

                            PLANT SPECIALTIES, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                            FOR THE
                                                                                       SEVEN MONTHS ENDED
                                                    YEAR ENDED OCTOBER 31                    MAY 31
                                          -----------------------------------------  ----------------------
                                              1994          1995           1996         1996        1997
                                          ------------  -------------  ------------  ----------  ----------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................  $    338,622  $     620,302  $    108,319  $ (210,130) $  529,609
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities --
      Depreciation and amortization.....       351,000        384,430       412,725     213,097     237,721
      (Increase) decrease in --
         Accounts receivable, net.......      (438,502)      (453,231)      373,398     906,665    (654,025)
         Inventories....................         3,142       (222,584)     (196,341)   (358,075)   (208,337)
         Prepaid expenses and other
           assets.......................      (151,791)       141,405       (24,114)     64,889    (189,046)
      Increase (decrease) in accounts
         payable, accrued expenses and
         deferred income taxes..........       (42,259)       190,620      (252,647)   (194,063)    (93,672)
                                          ------------  -------------  ------------  ----------  ----------
         Net cash provided by (used in)
           operating activities.........        60,212        660,942       421,340     422,383    (377,750)
                                          ------------  -------------  ------------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...      (571,036)      (993,985)     (313,564)   (225,635)   (166,129)
                                          ------------  -------------  ------------  ----------  ----------
         Net cash used in investing
           activities...................      (571,036)      (993,985)     (313,564)   (225,635)   (166,129)
                                          ------------  -------------  ------------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of debt....................       220,618        651,231       947,966     733,410      72,333
  Repayments of debt....................      (278,202)      (424,756)     (661,620)   (385,945)    (65,562)
  Borrowings (repayments) on line of
    credit facility.....................       566,953        107,586      (381,330)   (550,232)    653,406
                                          ------------  -------------  ------------  ----------  ----------
         Net cash provided by (used in)
           financing activities.........       509,369        334,061       (94,984)   (202,767)    660,177
                                          ------------  -------------  ------------  ----------  ----------
NET INCREASE (DECREASE) IN CASH.........        (1,455)         1,018        12,792      (6,019)    116,298
CASH, beginning of period...............         6,456          5,001         6,019       6,019      18,811
                                          ------------  -------------  ------------  ----------  ----------
CASH, end of period.....................  $      5,001  $       6,019  $     18,811  $   --      $  135,109
                                          ============  =============  ============  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                            PLANT SPECIALTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Plant Specialties, Inc. (the "Company"), was incorporated in the State of Louisiana in 1972 and is principally engaged in the business of selling new valves, instrumentation automation, engineering services and repair services for valves and instrumentation to the petrochemical and oil field industries. The Company's fiscal year-end is October 31.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed and the resulting gain or loss is included in results of operations. The Company capitalized interest related to construction-in-progress projects which amounted to approximately $39,000 and $21,000 in fiscal 1995 and 1996, respectively.

  INCOME TAXES

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are realized or settled.

  REVENUE RECOGNITION

     Revenue is recognized as services are completed and products are shipped.

  INVENTORIES

     Inventories are valued at the lower of cost or market utilizing the last-in, first-out method and primarily consist of raw materials and finished goods. If the first-in, first-out method had been used for costing inventories, the valuation assigned to inventories would have been approximately $1,700,000 and $1,902,000 as of October 31, 1995 and 1996, respectively.

  CASH

     Cash payments for interest during fiscal 1994, 1995 and 1996 were approximately $155,000, $231,000 and $208,000, respectively. Cash payments for taxes during fiscal 1994, 1995 and 1996 were approximately $172,000, $206,000 and $159,000, respectively.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM RESULTS

     The financial information for the seven months ended May 31, 1996 and 1997, has not been audited by independent accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company,

                            PLANT SPECIALTIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full fiscal years.

  NEW ACCOUNTING PRONOUNCEMENT

     Effective November 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                    ESTIMATED              OCTOBER 31
                                     USEFUL      ------------------------------
                                      LIVES           1995            1996
                                   -----------   --------------  --------------
Buildings........................  15-30 years   $      381,056  $      896,422
Vehicles.........................      5 years          405,073         411,527
Furniture and fixtures...........    3-5 years           22,957          22,957
Machinery and equipment..........      5 years        1,872,871       2,554,336
Leasehold improvements...........     20 years          614,615         649,508
Construction in progress.........      --               925,114        --
                                                 --------------  --------------
                                                      4,221,686       4,534,750
Less -- Accumulated depreciation.                    (2,118,978)     (2,531,405)
                                                 --------------  --------------
Property and equipment, net......                $    2,102,708  $    2,003,345
                                                 ==============  ==============

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts consists of the following:

                                                     OCTOBER 31
                                          --------------------------------
                                            1994        1995       1996
                                          ---------  ----------  ---------
Balance at beginning of year............  $  16,022  $   19,728  $  24,924
Additions (recovery) charged (credited)
  to results of operations..............      3,706      89,654     (1,019)
Deductions for uncollectible accounts
  written off...........................     --         (84,458)    (2,737)
                                          ---------  ----------  ---------
                                          $  19,728  $   24,924  $  21,168
                                          =========  ==========  =========

     Inventories at LIFO consist of the following:

                                                  OCTOBER 31
                                          --------------------------
                                              1995          1996
                                          ------------  ------------
Raw material and work in process........  $  1,422,617  $    850,733
Finished goods..........................        62,929       831,154
                                          ------------  ------------
                                          $  1,485,546  $  1,681,887
                                          ============  ============

                            PLANT SPECIALTIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Accounts payable and accrued expenses consist of the following:

                                                  OCTOBER 31
                                          --------------------------
                                              1995          1996
                                          ------------  ------------
Accounts payable, trade.................  $    603,877  $    484,945
Accrued compensation and benefits.......       137,575        69,329
Accrued insurance.......................        49,963        56,463
Income taxes............................       262,210       195,410
Other accrued expenses..................       247,196       255,624
                                          ------------  ------------
                                          $  1,300,821  $  1,061,771
                                          ============  ============

5.  SHORT- AND LONG-TERM DEBT:

     Short-term debt consists of a revolving credit facility with a bank, due May 20, 1997, with interest due monthly at prime (8.25% at October 31, 1996). The revolving debt is secured by accounts receivable and inventory. The available borrowing capacity at October 31, 1996 was $2,000,000.

     Long-term debt consists of the following:

                                                  OCTOBER 31
                                          --------------------------
                                              1995          1996
                                          ------------  ------------
Notes payable, monthly installments of
  principal and interest of $34,000,
  bearing interest at 7.50% to 11.00%,
  collateralized by land, vehicles and
  equipment.............................  $    742,379  $  1,028,724
     Less -- Current maturities.........      (163,230)     (112,392)
                                          ------------  ------------
Long-term debt..........................  $    579,149  $    916,332
                                          ============  ============

     Pursuant to the revolving credit facility agreement, the Company is subject to financial covenants relating to net worth, leverage ratios and debt service coverage. At October 31, 1995 and 1996, the Company was in compliance with these covenants.

     The aggregate maturities of the long-term debt as of October 31, 1996 are as follows:

1997.................................  $    112,392
1998.................................       108,358
1999.................................       110,997
2000.................................        86,527
2001.................................       610,450
Thereafter...........................       --
                                       ------------
                                       $  1,028,724
                                       ============

     Interest expense recorded pursuant to these debt agreements totaled approximately $155,000, $192,000 and $213,000 in fiscal 1994, 1995 and 1996, respectively. Management estimates that the fair value of its debt obligations approximates historical value at October 31, 1996.

                            PLANT SPECIALTIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES:

     The Company's provision (benefit) for income taxes is as follows:

                                             YEAR ENDED OCTOBER 31
                                       ----------------------------------
                                          1994        1995        1996
                                       ----------  ----------  ----------
Federal --
     Current.........................  $  190,004  $  362,993  $  112,912
     Deferred........................      (1,810)    (15,138)    (11,252)
State --
     Current.........................      14,534      27,758      23,679
     Deferred........................        (138)     (1,008)     (1,064)
                                       ----------  ----------  ----------
                                       $  202,590  $  374,605  $  124,275
                                       ==========  ==========  ==========

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate to income before income tax as follows:

                                            YEAR ENDED OCTOBER 31
                                       -------------------------------
                                         1994       1995       1996
                                          ---        ---        ---
Statutory federal income tax rate....     34%        34%        34%
State and local taxes................      3          3          3
Effect of nondeductible meals and
  entertainment......................     --         --         10
Other................................     --          1          6
                                         ---        ---        ---
Effective income tax rate............     37%        38%        53%
                                         ===        ===        ===

     Deferred income taxes consist of the following:

                                               OCTOBER 31
                                          ---------------------
                                             1995       1996
                                          ----------  ---------
Current deferred tax assets.............  $    8,000  $   6,403
Noncurrent deferred tax assets..........      --         --
                                          ----------  ---------
          Total deferred tax assets.....       8,000      6,403
                                          ----------  ---------
Current deferred tax liabilities........      --         --
Noncurrent deferred tax liabilities.....     102,830     89,233
                                          ----------  ---------
          Total deferred tax
             liabilities................     102,830     89,233
                                          ----------  ---------
          Net deferred tax
             liabilities................  $   94,830  $  82,830
                                          ==========  =========

7.  EMPLOYEE BENEFIT PLANS:

     The Company sponsors a 401(k) profit-sharing plan covering all eligible employees. The plan allows employee contributions under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 20 percent of eligible compensation on a pretax basis, subject to IRS limits. The Company provides matching contributions of 50 percent of employee contributions up to 6 percent of employee compensation. The Company contributed approximately $36,000, $39,000 and $38,000 for fiscal 1994, 1995 and 1996, respectively.

                            PLANT SPECIALTIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  COMMITMENTS AND CONTINGENCIES:

  OPERATING LEASES

     The Company leases warehouse, office facilities and vehicles under operating leases which expire at various dates through 1999. Future minimum lease payments at October 31, 1996 are as follows:

1997....................................  $  140,943
1998....................................      42,535
1999....................................      24,813

     Rent expense for fiscal 1994, 1995 and 1996 was approximately $289,000, $361,000 and $240,000, respectively.

     The Company leases its facilities from its president and majority stockholder under an operating lease requiring monthly payments of approximately $16,000 expiring April 30, 1997. The Company is responsible for all taxes, insurance and maintenance. Rent expense pursuant to this lease for fiscal 1994, 1995 and 1996 was $191,000, $197,000 and $197,000, respectively.

  LITIGATION

     In the ordinary course of its business, the Company has become involved in various legal matters. Management does not believe that the outcome of these legal matters will have a material effect on the Company's financial position or results of operations.

9.  RELATED-PARTY TRANSACTIONS:

     As of October 31, 1995 and 1996, the Company had a note receivable from the president and majority stockholder of the Company in the amount of $80,080 and $82,237, respectively. The note bears interest at 7 percent, payable in monthly installments of $1,000.

10.  REVENUES FROM SIGNIFICANT CUSTOMERS:

     During fiscal 1996, five customers accounted for approximately 54 percent of the Company's revenues. During fiscal 1995, five customers accounted for approximately 67 percent of the Company's revenues. During fiscal 1994, four customers accounted for approximately 77 percent of the Company's revenues.

11.  SUBSEQUENT EVENT:

  SALE OF COMMON SHARES

     On June 16, 1997, the stockholders of the Company sold the entire equity ownership of the Company to Innovative Valve Technologies, Inc. for total consideration in excess of the recorded amounts of the Company's net assets.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southern Valve Group:

     We have audited the accompanying combined balance sheet of Southern Valve Group (as defined in Note 1) as of October 31, 1996, and the related combined statements of operations, stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Southern Valve Group as of October 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
April 18, 1997

                              SOUTHERN VALVE GROUP
                            COMBINED BALANCE SHEETS

                                           OCTOBER 31,       JULY 31,
                                              1996             1997
                                           -----------      -----------
                                                            (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
     Cash...............................   $    21,874      $   121,104
     Accounts receivable, net of
      allowance of $11,861 and
      $27,850...........................       473,581          780,264
     Inventories........................     1,301,987        1,516,294
     Notes receivable...................       168,779           50,048
     Prepaid expenses and other current
      assets............................        22,362           47,953
                                           -----------      -----------
          Total current assets..........     1,988,583        2,515,663
PROPERTY AND EQUIPMENT, net.............     1,055,716          861,304
                                           -----------      -----------
                                           $ 3,044,299      $ 3,376,967
                                           ===========      ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current maturities of long-term
      debt..............................   $   517,105      $   428,657
     Accounts payable and accrued
      expenses..........................       309,570          241,315
     Note payable to stockholder........        76,994          231,994
                                           -----------      -----------
          Total current liabilities.....       903,669          901,966
LONG-TERM DEBT, net of current
  maturities............................     1,363,166        1,644,797
DEFERRED INCOME TAXES...................        12,913           12,913
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $10.00 par value,
      1,000 shares authorized, 1,000
      shares issued and outstanding.....        10,000           10,000
     Additional paid-in capital.........         5,860            5,860
     Retained earnings..................       748,691          801,431
                                           -----------      -----------
          Total stockholders' equity....       764,551          817,291
                                           -----------      -----------
                                           $ 3,044,299      $ 3,376,967
                                           ===========      ===========

    The accompanying notes are an integral part of these combined financial statements.

                              SOUTHERN VALVE GROUP
                       COMBINED STATEMENTS OF OPERATIONS

                                                            NINE MONTHS
                                        YEAR ENDED         ENDED JULY 31
                                       OCTOBER 31,   --------------------------
                                           1996          1996          1997
                                       ------------  ------------  ------------
                                                            (UNAUDITED)
REVENUES.............................  $  4,404,717  $  3,595,578  $  3,326,927
COST OF OPERATIONS...................     2,962,337     2,326,946     2,186,737
                                       ------------  ------------  ------------
     Gross profit....................     1,442,380     1,268,632     1,140,190
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................     1,175,487       882,795       915,643
                                       ------------  ------------  ------------
     Income from operations..........       266,893       385,837       224,547
OTHER INCOME (EXPENSE), net:
  Interest...........................      (177,123)     (121,473)     (119,288)
  Other..............................        45,571       --            (38,500)
                                       ------------  ------------  ------------
                                           (131,552)     (121,473)     (157,788)
                                       ------------  ------------  ------------
INCOME BEFORE INCOME TAXES...........       135,341       264,364        66,759
PROVISION FOR INCOME TAXES...........        29,056        55,517        14,019
                                       ------------  ------------  ------------
NET INCOME...........................  $    106,285  $    208,847  $     52,740
                                       ============  ============  ============

    The accompanying notes are an integral part of these combined financial statements.

                              SOUTHERN VALVE GROUP
                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK       ADDITIONAL
                                        -----------------     PAID-IN      RETAINED
                                        SHARES    AMOUNT      CAPITAL      EARNINGS      TOTAL
                                        ------    -------    ----------    ---------   ----------
BALANCE, October 31, 1995............    1,000    $10,000      $5,860      $ 642,406   $  658,266
     Net income......................     --        --          --           106,285      106,285
                                        ------    -------    ----------    ---------   ----------
BALANCE, October 31, 1996............    1,000     10,000       5,860        748,691      764,551
     Net income (unaudited)..........     --        --          --            52,740       52,740
                                        ------    -------    ----------    ---------   ----------
BALANCE, July 31, 1997 (unaudited)...    1,000    $10,000      $5,860      $ 801,431   $  817,291
                                        ======    =======    ==========    =========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                              SOUTHERN VALVE GROUP
                       COMBINED STATEMENTS OF CASH FLOWS

                                                             NINE MONTHS
                                         YEAR ENDED         ENDED JULY 31
                                         OCTOBER 31,  ------------------------
                                            1996          1996         1997
                                          ---------   ------------  ----------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................  $ 106,285   $    208,847  $   52,740
  Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities --
       Depreciation and amortization....    155,874        117,000     116,900
       Loss on disposal of assets.......     --            --           38,500
       Change in deferred income
          taxes.........................      2,589        --           --
       (Increase) decrease in --
          Accounts receivable...........   (188,676)      (534,069)   (306,683)
          Inventories...................     60,920         96,679    (214,307)
          Notes receivable..............    (10,957)        (1,207)    118,731
          Prepaid expenses and other
             current assets.............     17,094         21,483     (25,591)
       Increase (decrease) in --
          Accounts payable and accrued
             expenses...................     96,166        134,016     (68,255)
                                          ---------   ------------  ----------
       Net cash provided by (used in)
          operating activities..........    239,295         42,749    (287,965)
                                          ---------   ------------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...   (308,362)      (189,777)     (5,988)
                                          ---------   ------------  ----------
       Net cash used in investing
          activities....................   (308,362)      (189,777)     (5,988)
                                          ---------   ------------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of debt....................    738,512        663,093     481,631
  Repayments of debt....................   (752,633)      (564,413)    (88,448)
                                          ---------   ------------  ----------
       Net cash provided by (used in)
          financing activities..........    (14,121)        98,680     393,183
                                          ---------   ------------  ----------
NET INCREASE (DECREASE) IN CASH.........    (83,188)       (48,348)     99,230
CASH, beginning of period...............    105,062        105,062      21,874
                                          ---------   ------------  ----------
CASH, end of period.....................  $  21,874   $     56,714  $  121,104
                                          =========   ============  ==========


    The accompanying notes are an integral part of these combined financial statements.

                              SOUTHERN VALVE GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     The accompanying combined balance sheets and related combined statements of operations, stockholders' equity and cash flows include Southern Valve Service, Inc. ("Southern Valve") and 55 Leasing and Sales Company, Inc. ("55
Leasing"). As Southern Valve and 55 Leasing (together, "Southern Valve Group" or the "Company") have common ownership and management, the financial statements of each entity have been consolidated for financial reporting purposes. All intercompany transactions and balances have been eliminated.

     Southern Valve was incorporated in the State of Alabama in 1984 and is principally engaged in the business of repairing, testing and selling manual, control and safety relief valves to customers in the pulp and paper, chemical, power generation and petrochemical industries in Alabama, Mississippi and Georgia.

     55 Leasing is an Alabama S Corporation organized in 1995 primarily to lease equipment to Southern Valve.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment is sold or retired, the cost and related accumulated depreciation is removed and the resulting gain or loss is included in results of operations.

  INCOME TAXES

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled. 55 Leasing is an S Corporation for federal income tax purposes and, in accordance with the S Corporation provisions of the Internal Revenue Code, the earnings of 55 Leasing are included in the personal tax returns of its stockholders. Accordingly, no federal or state income tax expense is recorded in the accompanying consolidated financial statements for 55 Leasing.

  REVENUE RECOGNITION

     Service revenue is recognized upon completion of the service, and product sales revenue is recognized as products are shipped or delivered.

  CASH

     Cash payments for interest during fiscal 1996 were approximately $178,000. Cash payments for taxes during fiscal 1996 were approximately $15,000.

  INVENTORIES

     Inventories are valued at the lower of cost or market utilizing the first-in, first-out method and primarily consist of valves and valve parts.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                              SOUTHERN VALVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM INFORMATION

     The financial information for the nine months ended July 31, 1996 and 1997, has not been audited by independent accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full fiscal years.

  NEW ACCOUNTING PRONOUNCEMENT

     Effective November 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a writedown to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                            ESTIMATED       OCTOBER 31,
                                           USEFUL LIVES        1996
                                           ------------     -----------
Land....................................        --          $   171,682
Buildings and improvements..............    18-40 years         533,015
Vehicles................................        5 years         433,900
Furniture and fixtures..................     5-10 years         180,782
Machinery and equipment.................     5-10 years         688,398
                                                            -----------
                                                              2,007,777
Less -- Accumulated depreciation........                       (952,061)
                                                            -----------
                                                            $ 1,055,716
                                                            ===========

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts for the year ended October 31, 1996, consists of the following:

     Balance at beginning of year.......  $   8,759
     Additions charged to results of
      operations........................      3,102
                                          ---------
     Balance at end of year.............  $  11,861
                                          =========

                              SOUTHERN VALVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Accounts payable and accrued expenses as of October 31, 1996, consist of the following:

     Accounts payable...................  $  177,383
     Customer deposits..................      30,943
     Accrued employee compensation and
       benefits.........................      27,447
     Other accrued expenses.............      73,797
                                          ----------
                                          $  309,570
                                          ==========

5.  DEBT:

     As of October 31, 1996, debt consists of the following:

Lines of credit, aggregate borrowing
  capacity of $350,000 with a commercial
  bank, bearing interest at prime plus
  1.00% (9.25% at October 31, 1996),
  collateralized by inventory and
  accounts receivable...................  $    190,000
Notes payable to banks, monthly
  installments of principal and interest
  in the amount of $34,264, bearing
  interest at 7.00% to 10.00%,
  collateralized by accounts receivable,
  inventory, land, equipment and
  vehicles..............................     1,690,271
Unsecured demand note, payable to
  stockholder, bearing interest at
  8.00%.................................        76,994
                                          ------------
                                             1,957,265
Less -- Current maturities..............      (594,099)
                                          ------------
     Total long-term debt, net of
      current maturities................  $  1,363,166
                                          ============

     In January 1997, the Company refinanced its notes payable to banks. The refinanced debt is payable to one bank, bearing interest of 8.50% with monthly installments of principal and interest. There was no significant change in amount of the debt financed and no gain or loss on debt extinguishment to be recognized. In addition, the Company's lines of credit have been replaced by a $300,000 line of credit; as of April 18, 1997, there was no outstanding balance due under the line of credit.

     The aggregate maturities of the refinanced debt and unsecured demand note are as follows:

For the Year Ending October 31 --
     1997...............................  $    105,064
     1998...............................       151,856
     1999...............................       993,226
     2000...............................        92,545
     2001...............................        46,637
     Thereafter.........................       465,145
                                          ------------
                                          $  1,854,473
                                          ============

     Interest expense recorded pursuant to these debt agreements totaled approximately $177,000 in fiscal 1996. Management estimates that the fair value of its debt obligations approximates the historical value at October 31, 1996.

                              SOUTHERN VALVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES:

     The income tax provision for fiscal 1996 is as follows:

Federal --
     Current............................  $  22,366
     Deferred...........................      2,243
State --
     Current............................      4,101
     Deferred...........................        346
                                          ---------
                                          $  29,056
                                          =========

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate to income before income taxes for fiscal 1996, as follows:

Statutory federal income tax rate.......         34%
Effect of federal graduated tax rate....        (12)
State and local taxes...................          3
Effect of S Corporation election........         (7)
Effect of nondeductible meals and
  entertainment.........................          2
Other...................................          2
                                                ---
Effective income tax rate...............         22%
                                                ===

     Deferred income taxes as of October 31, 1996, consist of the following:

Current deferred tax assets..........  $    7,143
                                       ----------
               Total deferred tax
                 assets..............       7,143
                                       ----------
Noncurrent deferred tax
liabilities..........................     (12,913)
                                       ----------
               Total deferred tax
                 liabilities.........     (12,913)
                                       ----------
               Net deferred tax
                 liabilities.........  $   (5,770)
                                       ==========

7.  COMMITMENTS AND CONTINGENCIES:

  LITIGATION

     In the ordinary course of its business, the Company has become involved in various legal matters. Management does not believe that the outcome of these legal matters will have a material effect on the Company's consolidated financial position or results of operations.

8.  RELATED-PARTY TRANSACTIONS:

     As of October 31, 1996, the Company had a note receivable from a stockholder in the amount of $161,279. The note receivable bears interest equivalent to the short-term federal treasury rate and is payable on demand.

9.  SIGNIFICANT CUSTOMERS:

     For fiscal 1996, the Company had two customers that comprised approximately 19% and 12%, respectively, of total revenues.

                              SOUTHERN VALVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10.  SUBSEQUENT EVENT:

  SALE OF COMMON SHARES

     In June 1997, pursuant to a definitive agreement, the stockholders of the Company agreed to sell the entire equity ownership of the Company to Innovative Valve Technologies, Inc. (Invatec), for total consideration in excess of the recorded amounts of the Company's net assets. The closing of the transaction is conditioned on the successful consummation of Invatec's initial public offering.

     Invatec provides industrial valve repair and value-added distribution services to a variety of process industries throughout North America, including the hydrocarbon processing (refining, petrochemical, chemical, oil and gas production, pipeline and storage), power and utility, and pulp and paper industries.

                             HYDROCARBON PROCESSING
POWER AND UTILITY                                                 PULP AND PAPER

                 [Graphic: Three blended photographs of process manufacturing facility, electric power plant and a segment of a paper mill.]

                           SINGLE-SOURCE PROVIDER OF
       REPAIR AND VALUE-ADDED DISTRIBUTION SERVICES FOR INDUSTRIAL VALVES

ON-LINE REPAIR     VALUE-ADDED DISTRIBUTION SERVICES
  SERVICES
 Valve Component   Inspection and Diagnosis
Repair             Design and Customization
 Valve Packing     Re-Conditioning, Assembly and Calibration
Restoration
 Process-System
Leak Repair
-------------------------------------------------------------------------------
OFF-LINE REPAIR    NEW PRODUCT DISTRIBUTION
SERVICES
 Diagnosis and     New Valve Sales
Testing            Process-System Component Sales
 Comprehensive     Delivery and Installation
Valve Repair
 Plant Turnaround
Maintenance

================================================================================
  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME, SUBSEQUENT TO THE DATE HEREOF.

                          ----------------------------
                               TABLE OF CONTENTS
                          ----------------------------

                                       PAGE
                                       ----
PROSPECTUS SUMMARY...................    3
RISK FACTORS.........................    7
THE COMPANY..........................   13
USE OF PROCEEDS......................   16
DIVIDEND POLICY......................   16
CAPITALIZATION.......................   17
DILUTION.............................   18
SELECTED FINANCIAL INFORMATION.......   19
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................   21
THE INDUSTRIAL VALVE INDUSTRY........   26
BUSINESS.............................   30
MANAGEMENT...........................   41
CERTAIN TRANSACTIONS.................   50
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT...   52
SHARES ELIGIBLE FOR FUTURE SALE......   54
DESCRIPTION OF CAPITAL STOCK.........   56
UNDERWRITING.........................   61
LEGAL MATTERS........................   62
EXPERTS..............................   62
ADDITIONAL INFORMATION...............   63
INDEX TO FINANCIAL STATEMENTS........   F-1


                          ----------------------------

  UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,350,000 SHARES

                                    INVATEC
                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                  NATIONSBANC
                                   MONTGOMERY
                                SECURITIES, INC.

                                  FURMAN SELZ

                                           , 1997
================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by Innovative Valve Technologies, Inc. (the " Company"). All these amounts (except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing
Fee) are estimated.

SEC Registration Fee.................  $     17,996
NASD Filing Fee......................         6,439
Nasdaq National Market Listing Fee...        36,000
Blue Sky Fees and Expenses...........        10,000
Printing and Engraving Costs.........       250,000
Legal Fees and Expenses..............       600,000
Accounting Fees and Expenses.........     1,000,000
Transfer Agent and Registrar Fees and
Expenses.............................        50,000
Miscellaneous........................        29,565
                                       ------------
          Total......................  $  2,000,000
                                       ============

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  DELAWARE GENERAL CORPORATION LAW

     Section 145(a) of the General Corporation Law of the State of Delaware (the " DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

  CERTIFICATE OF INCORPORATION

     The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

  BYLAWS

     The Bylaws of the Company provide that the Company will indemnify and hold harmless any director or officer of the Company to the fullest extent permitted by applicable law, as in effect as of the date of the adoption of the Bylaws or to such greater extent as applicable law may thereafter permit, from and against all losses, liabilities, claims, damages, judgments, penalties, fines, amounts paid in settlement and expenses (including attorneys' fees) whatsoever arising out of any event or occurrence related to the fact that such person is or was a director or officer of the Company and further provide that the Company may, but is not required to, indemnify and hold harmless any employee or agent of the Company or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise who is or was serving in such capacity at the written request of the Company; provided, however, that the Company is only required to indemnify persons serving as directors, officers, employees or agents of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding, or if unsuccessful in the proceeding, but successful as to a matter in such proceeding, the expenses attributable to such matter and provided further that the Company may, but is not required to, indemnify such persons who are serving as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the written request of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any of the persons referred to above is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of such person providing that such person will repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws and (ii) satisfactory evidence as to the amount of such expenses.

  INDEMNIFICATION AGREEMENTS

     The Company has entered into Indemnification Agreements with each of its directors and executive officers. The Indemnification Agreements generally are to the same effect as the Bylaw provisions described above.

     The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

     The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In March 1997, the Company sold a total of 146,959 shares of its Common Stock to certain of its executive officers (William E. Haynes, Charles F. Schugart and Frank L. Lombard) and Computerized Accounting and Tax Services, Inc. ("CATS"), a related party, for a total purchase price of $216.12. In June 1997, the Company sold a total of 95,880 shares of its Common Stock to its executive officers (Messrs. Haynes, Schugart, Denny A. Rigas, Lombard, John L. King and Douglas R. Harrington, Jr.) and CATS for a total purchase price of $141.00. These sales were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. The share figures in this paragraph give effect to a reverse stock split of the Common Stock.

     In June 1997, The Safe Seal Company, Inc. ("SSI") issued $3.3 million aggregate principal amount of its 5.0% convertible subordinated notes to the former owners of Plant Specialties, Inc. ("PSI") as partial payment of the purchase price for the stock of PSI. When the offering made by this Registration Statement (the "Offering") closes, the Company will succeed SSI as the obligor on these notes and these notes will be convertible into shares of the Company's Common Stock at an initial conversion price equal to 130% of the initial price to the public in the Offering (the "IPO Price"). The sale of these notes (and the underlying rights to shares of the Company's Common Stock) was exempt, and the Company's succession as the obligor thereon will be exempt, from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. The issuance of the Company's Common Stock on conversion of these notes will be exempt from those requirements pursuant to Section 3(a)(9) of the Securities Act.

     In July 1997, the Company issued $2.8 million aggregate principal amount of its 5.5% convertible subordinated notes to the former owners of Steam Supply & Rubber Co., Inc. and affiliated companies ("Steam Supply") as partial payment of the purchase price for the stock of Steam Supply. When the Offering closes, these notes will be convertible into shares of the Company's Common Stock at an initial conversion price equal to 130% of the IPO Price. The sale of these notes (and the underlying rights to shares of the Company's Common Stock) was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. The issuance of the Company's Common Stock on conversion of these notes will be exempt from those requirements pursuant to Section 3(a)(9) of the Securities Act.

     Concurrently with the closing of the Offering, the Company will issue to subsidiaries of Philip Services Corp. (collectively with its subsidiaries, "Philip") (i) an aggregate of 1,087,294 shares of its Common Stock in repayment of an aggregate of $8.0 million of indebtedness owed by the Company to Philip and (ii) 166,667 shares of its Common Stock in redemption of 20,000 shares of SSI preferred stock issued by SSI to Philip. These conversions will be (and the initial issuances of the securities evidencing these obligations were) exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof as transactions not involving any public offering.

     Before the completion of the Offering, the Company will issue shares of its Common Stock in connection with the merger transaction in which SSI will become a subsidiary of the Company. Concurrently with the completion of the Offering, the Company will issue such number of shares of its Common Stock as shall equal $1,500,000 divided by the IPO Price in connection with its acquisition of Southern Valve Service, Inc. and an affiliated company. These transactions will be exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof as not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

        EXHIBIT
         NUMBER                  DESCRIPTION
        -------   --------------------------------------------------------------
         1.1   -- Form of Underwriting Agreement.

         2.1* -- Stock Purchase Agreement dated as of December 28, 1996 by and among The Safe Seal Company, Inc. ("SSI"), certain stockholders of Harley Industries, Inc. and Harley Industries, Inc.

         2.2* -- Stock Transfer Agreement dated as of January 24, 1997 by and among SSI, an individual stockholder of Harley Industries, Inc., Harley Industries, Inc. and Harley Equipment Corporation.

         2.3* -- Stock Purchase Agreement entered into on June 23, 1997 by and among the Company, Puget Investments, Inc.,
                  Flickinger-Benicia Inc. (collectively, "Steam Supply"), and the stockholders named therein.

         2.4* -- Stock Purchase Agreement dated as of July 15, 1997 by and among the Company, Industrial Controls & Equipment, Inc., Valve Actuation & Repair Co., Rickco Acquisition, Inc., BAS Technical Employment Placement Company and the stockholders named therein.

         2.5* -- Stock Purchase Agreement dated as of February 26, 1997 by and among SSI and the stockholders of GSV, Inc.

         2.6*  -- Stock and Real Estate Purchase Agreement dated as of May
                  22, 1997 by and among SSI, Plant Specialties, Inc. ("PSI"), and the stockholders named therein.

        EXHIBIT
         NUMBER                  DESCRIPTION
        -------   --------------------------------------------------------------
         2.7*  -- Agreement and Plan of Reorganization dated as of June 27,
                  1997 by and among the Company, SVSI Acquisition, Inc.,
                  Southern Valve Service, Inc. and the stockholders named therein.

         2.8*  -- Stock Redemption and Purchase Agreement dated as of June
                  27, 1997 by and among the Company, Lee Roy Jordan, Ralph Buffkin and 55 Leasing and Sales, Inc.

         2.9* -- Agreement and Plan of Merger dated as of June 27, 1997 by and among the Company, IVT Acquisition, Inc. and SSI and the amendment thereto dated as of August 15, 1997.

         2.10* -- Uniform Provisions for Acquisitions (incorporated into the agreements filed as Exhibits 2.3, 2.4 and 2.7 hereto).

         3.1*  -- Certificate of Incorporation of the Company.

         3.2*  -- Bylaws of the Company.

         4.1*  -- Form of Certificate representing Common Stock.

         4.2* -- Registration Rights Agreement dated as of June 9, 1997 by and among the Company and the stockholders listed on the signature pages thereto.

         4.3* -- Registration Rights Agreement dated as of June 12, 1997 by and among the Company and the persons listed on the signature pages thereto.

         4.4 -- Addendum to Registration Rights Agreement dated as of July 28, 1997 by and among the Company and the holders listed on the signature pages thereto.

         4.5* -- Form of Convertible Subordinated Promissory Note issued in the acquisition of PSI.

         4.6* -- Form of Convertible Subordinated Promissory Note issued in the acquisition of Steam Supply.

         4.7 -- Second Amended and Restated Credit Agreement dated as of July 28, 1997 among SSI and The Chase Manhattan Bank and the other parties designated therein.

         4.8 -- Credit Agreement dated as of March 6, 1997 among SSI and Texas Commerce Bank, National Association and the other parties designated therein and the amendment thereto dated as of August 8, 1997.

         4.9* -- Funding Agreement dated as of June 9, 1997, as amended and restated as of August 15, 1997, by and between the Company and Philip.

         4.10 -- Form of Rights Agreement by and between the Company and ChaseMellon Shareholder Services, L.L.C., including form of Rights Certificate attached as Exhibit B thereto.

                  The Company and certain of its subsidiaries are parties to certain debt instruments under which the total amount of securities authorized does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. Pursuant to paragraph 4(iii)(A) of Item 601(b) of Regulation S-K, the Company agrees to furnish a copy of such instruments to the Commission on request.

         5.1   -- Opinion of Baker & Botts, L.L.P.

        10.1   -- 1997 Incentive Plan of Innovative Valve Technologies, Inc.

        10.2 -- Form of Employment Agreement dated as of January 27, 1997, between SSI and William E. Haynes.

        10.3 -- Form of Employment Agreement dated as of January 27, 1997, between SSI and Charles F. Schugart.

        10.4 -- Form of Employment Agreement dated as of May 6, 1997, between the Company and Denny A. Rigas.

        10.5* -- Consulting Agreement dated as of March 27, 1997 by and between Wasatch Capital Corporation and the Company.

        EXHIBIT
         NUMBER                  DESCRIPTION
        -------   --------------------------------------------------------------
        10.6   -- Form of Indemnification Agreement between the Company and each of its directors and officers.

        21.1*  -- Subsidiaries of the Company.

        23.1   -- Consent of Arthur Andersen LLP.

        23.2   -- Consents of Deloitte & Touche LLP.

        23.3 -- Consent of Baker & Botts, L.L.P. (contained in Exhibit 5.1 hereto).

        23.4*  -- Consent of Michael A. Baker, as a nominee for directorship.

        23.5*  -- Consent of Arthur L. French, as a nominee for directorship.

        23.6*  -- Consent of Tommy E. Knight, as a nominee for directorship.

        23.7*  -- Consent of Pierre R. Latour, as a nominee for directorship.

        23.8*  -- Consent of T. Wayne Wren, Jr., as a nominee for directorship.

        23.9*  -- Consent of Robert M. Chiste, as a nominee for directorship.

        24.1*  -- Power of Attorney.

        27.1   -- Financial Data Schedule.

------------
 * Previously filed.

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Purchase Agreement, certificates representing the shares of Common Stock offered hereby in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON OCTOBER 17, 1997.

                                          INNOVATIVE VALVE TECHNOLOGIES, INC.

                                          By: /s/ WILLIAM E. HAYNES
                                                  WILLIAM E. HAYNES
                                              PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

     SIGNATURES           CAPACITY IN WHICH SIGNED                 DATE
     ----------           ------------------------                 ----
/s/ WILLIAM E. HAYNES    Chairman of the Board,                 October 17, 1997
    WILLIAM E. HAYNES      President, Chief Executive Officer
                           and Sole Director (Principal
                           Executive Officer)

/s/ CHARLES F. SCHUGART   Senior Vice President -- Chief        October 17, 1997
    CHARLES F. SCHUGART     Financial Officer (Principal
                            Financial and Accounting Officer)